Exhibit 10.1

CREDIT AGREEMENT

Dated as of May 24, 2011

among

CHUY’S OPCO, INC.,

as Borrower,

THE OTHER LOAN PARTIES FROM TIME TO TIME PARTY HERETO,

as Guarantors,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Syndication Agent

and

GCI CAPITAL MARKETS LLC,

as Administrative Agent and Sole Bookrunner

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-iii-

-iv-

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INDEX OF APPENDICES

Exhibit 2.1(a)(i)	–	Form of Revolving Loan Notice of Advance
Exhibit 2.1(c)(i)	–	Form of Delayed Draw Term B Loan Notice of Advance
Exhibit 2.3(b)(v)	–	Form of Excess Cash Flow Certificate
Exhibit 2.5(e)	–	Form of Notice of Conversion/Continuation
Exhibit 2.13(a)	–	Form of Revolving Note
Exhibit 2.13(b)(i)	–	Form of Term A Loan Note
Exhibit 2.13(b)(ii)	–	Form of Delayed Draw Term B Loan Note
Exhibit 2.13(b)(iii)	–	Form of Incremental Term Loan Note
Exhibit 5.1(b)	–	Form of Compliance Certificate
Exhibit 10.1	–	Form of Assignment and Acceptance
Schedule 1.1	–	Definitions
Schedule 2.4	–	Sources and Uses; Funds Flow Memorandum
Schedule 4.2	–	Executive Offices; FEIN
Schedule 4.3(g)	–	Consents and Approvals
Schedule 4.4(A)	–	Financial Statements
Schedule 4.4(B)	–	Pro Forma Balance Sheet
Schedule 4.4(C)	–	Projections
Schedule 4.6	–	Real Estate and Leases
Schedule 4.7	–	Labor Matters
Schedule 4.8	–	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 4.11	–	Tax Matters
Schedule 4.12	–	ERISA
Schedule 4.13	–	Litigation
Schedule 4.15	–	Intellectual Property
Schedule 4.17	–	Hazardous Materials
Schedule 4.18	–	Insurance
Schedule 4.19	–	Deposit and Disbursement Accounts
Schedule 4.24	–	Conflicts of Interest
Schedule 7.2	–	Investments
Schedule 7.3	–	Indebtedness
Schedule 7.4	–	Transactions with Affiliates
Schedule 7.7	–	Existing Liens
Annex A	–	Administrative Agent’s Wire Transfer Information
Annex B	–	Closing Checklist

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CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of May 24, 2011 among Chuy’s Opco, Inc., a Delaware corporation (“Borrower”), the other Loan Parties (as hereinafter defined) party hereto from time to time, the Lenders (as hereinafter defined) party hereto from time to time, and GCI Capital Markets LLC, a Delaware limited liability company, as administrative agent for the Lenders.

RECITALS

WHEREAS, Borrower desires that Lenders extend revolving and term credit facilities to Borrower of up to Sixty Seven Million Five Hundred Thousand and No/100 Dollars ($67,500,000.00) in the aggregate for the purposes of financing the Dividend Recapitalization (as hereinafter defined) within 45 days following the Closing Date (as hereinafter defined), refinancing certain obligations of Borrower and its Subsidiaries (as hereinafter defined) on the Closing Date, paying related fees, costs and expenses in connection with this Agreement and the Dividend Recapitalization and funding working capital and general corporate purposes of Borrower and its Subsidiaries (including Capital Expenditures (as hereinafter defined) not made in violation of the terms of this Agreement), and for this purpose, Lenders are willing to make loans and other extensions of credit to Borrower of up to such amount, upon the terms and conditions set forth herein;

WHEREAS, the Guarantors (as hereinafter defined) are willing to guaranty the Obligations (as hereinafter defined);

WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents (as hereinafter defined) by granting to Administrative Agent (as hereinafter defined), for the benefit of the Secured Parties (as hereinafter defined), a security interest in and lien upon substantially all of their existing and after acquired personal and owned real property;

WHEREAS, each Loan Party desires to pledge to Administrative Agent, for the benefit of the Secured Parties, all of the Stock (as hereinafter defined) of each of its Subsidiaries to secure the Obligations; and

WHEREAS, all Annexes, Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement (as hereinafter defined), are incorporated herein by reference, and taken together, shall constitute but a single agreement. These Recitals shall be construed as part of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the meanings specified therefor on Schedule 1.1.

Section 1.2 Interpretive Matters.

(a) All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. Unless otherwise specified, references in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule.

(b) Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of any Loan Party, such words are intended to signify that such Loan Party has actual knowledge or awareness of a particular fact or circumstance or that such Loan Party, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance.

(c) Unless otherwise specifically provided herein, any accounting term used in this Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in this Agreement or any other Loan Document, then Borrower, Administrative Agent and Lenders agree to negotiate to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Loan Parties’ and their Subsidiaries’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. “Accounting Changes” means (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), including, but not limited to, the FASB Accounting Standards Codification™, (b) changes in accounting principles concurred in by Borrower’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 and/or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, or, in each case, any FASB Accounting Standards Codification™ having a similar result or effect, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments; provided, however, that notwithstanding the forgoing, any such change, adjustment, reversal or the like that would result in any store lease that, under GAAP as in effect on the date hereof would be classified and accounted for as an operating lease instead being classified and accounted for as a Capital Lease shall not be considered an Accounting Change. If Administrative Agent, Borrower and Requisite Lenders agree upon amendments pursuant to the foregoing, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Administrative Agent, Borrower and Requisite Lenders cannot agree upon amendments pursuant to the foregoing within thirty (30) days following the date of implementation of any Accounting Change, then until such agreement is reached all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with this Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article VII shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financing Accounting Standard or FASB Accounting Standards Codification™ having a similar result or effect) to value any Indebtedness or other liabilities of any Loan Party or any Subsidiary of any Loan Party at “fair value.”

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1 Credit Facilities.

(a) Revolving Credit Facility.

(i) Subject to the terms and conditions hereof, each Revolving Lender agrees to make available to Borrower from time to time until the Revolving Loan Commitment Termination Date its Pro Rata Share of advances under the Revolving Loan Commitment (each, an “Advance”). The Pro Rata Share of the Revolving Loan of any Revolving Lender shall not at any time exceed its separate Revolving Loan Commitment. The obligations of each Revolving Lender hereunder shall be several and not joint. The aggregate amount of Advances outstanding shall not exceed at any time the Maximum Amount less the sum of the Letter of Credit Obligations outstanding at such time (such aggregate amount of Advances permitted to be outstanding at any one time, the “Borrowing Availability”); provided that the aggregate amount of Advances plus the sum of the Letter of Credit Obligations outstanding on the Closing Date shall not exceed $1,500,000. Until the Revolving Loan Commitment Termination Date, Borrower may from time to time borrow, repay and, subject to Borrowing Availability, reborrow under this Section 2.1(a) for the purposes described in Section 2.4. Each Advance shall be made on notice by Borrower to Administrative Agent as provided herein. Those notices must be given no later than (a) in the case of an Index Rate Loan borrowing, 11:30 a.m. New York time on the proposed date of such borrowing (but no later than 11:30 a.m. New York time at least one (1) Business Day prior to the proposed date of such borrowing in the case of a requested Index Rate Loan greater than $1,000,000), and (b) in the case of a LIBOR Loan borrowing, noon New York time at least three (3) Business Days prior to the proposed date of such borrowing. Each such notice (a “Revolving Loan Notice of Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 2.1(a)(i) and shall include the information required in such Exhibit. Administrative Agent shall notify each Revolving Lender promptly after receipt of a Revolving Loan Notice of Advance of the details thereof by telecopy, telephone or other similar form of transmission. Each Revolving Lender shall, severally and not jointly, make the amount of such Lender’s Pro Rata Share of each Advance available to Administrative Agent in same day funds by wire transfer to Administrative Agent’s Account not later than 1:30 p.m. New York time on the requested funding date so that Administrative Agent may make such Advance available to Borrower in same day funds by wire transfer to Borrower’s account set forth on Borrower’s signature page attached hereto or such other account as Borrower may notify Administrative Agent in writing.

(ii) Administrative Agent may, but shall not be obligated to, make available to Borrower the aggregate Advance requested in any Revolving Loan Notice of Advance, on the assumption that each Revolving Lender will make its Pro Rata Share of such Advance available to Administrative Agent. If Administrative Agent elects to make any Revolving Lender’s Pro Rata Share of a requested Advance available to Borrower prior to Administrative Agent’s receipt of funds from such Revolving Lender, and such Revolving Lender fails to pay the amount of its Pro Rata Share of such Advance to Administrative Agent as required hereunder, Administrative Agent shall promptly notify Borrower, and Borrower shall promptly repay such portion of such Advance to Administrative Agent. Any such repayment shall be accompanied by accrued interest thereon at the rate of interest then applicable to Advances which are Index Rate Loans. Without duplication of the foregoing, the Revolving Lender whose Pro Rata Share of a requested Advance was disbursed to Borrower by Administrative Agent prior to Administrative Agent’s receipt of funds from such Revolving Lender shall promptly make its Pro Rata Share of such Advance available to Administrative Agent, and if any Revolving Lender fails to make such amount available to Administrative Agent by the time required hereunder, such amount shall be paid together with accrued interest thereon at the rate of interest then applicable to Advances which are Index Rate Loans.

(iii) The entire unpaid balance of the aggregate Revolving Loan and all other Revolver Obligations shall be due and payable in full on the Revolving Loan Commitment Termination Date, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(iv) Each Advance shall be in a minimum amount of $200,000 or any greater multiple of $50,000.

(b) Term A Loan.

(i) Subject to the terms and conditions of this Agreement, on the Closing Date, each Term A Loan Lender agrees, severally and not jointly, to make a Term A Loan to Borrower in an original principal amount equal to such Term A Loan Lender’s Pro Rata Share of the Term A Loan Commitment. Amounts paid or prepaid in respect of the Term A Loan may not be reborrowed.

(ii) The Term A Loan shall be repaid, beginning on December 31, 2011 and on the last day of each calendar quarter thereafter, in an amount equal to the respective amount set forth opposite the dates indicated below (subject to any prepayments previously made thereof), with the remaining principal amount of the Term A Loan then outstanding due and payable in full on the Term A Loan Maturity Date.

Principal Amortization Payment Dates	Term A Loan Principal Amortization Payment
December 31, 2011	$131,250
March 31, 2012	$131,250
June 30, 2012	$131,250
September 30, 2012	$131,250
December 31, 2012	$131,250
March 31, 2013	$131,250
June 30, 2013	$131,250
September 30, 2013	$131,250
December 31, 2013	$131,250
March 31, 2014	$131,250
June 30, 2014	$131,250
September 30, 2014	$131,250
December 31, 2014	$131,250
March 31, 2015	$131,250
June 30, 2015	$131,250
September 30, 2015	$131,250
December 31, 2015	$131,250
March 31, 2016	$131,250

(iii) Notwithstanding the foregoing clause (ii), the entire unpaid balance of the aggregate Term A Loan and all other Term A Loan Obligations shall be due and payable in full on the Term A Loan Maturity Date, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(c) Delayed Draw Term B Loan.

(i) Subject to the terms and conditions of this Agreement (including, without limitation, Section 3.2), on any Business Day prior to the Delayed Draw Term B Loan Commitment Termination Date, each Delayed Draw Term B Loan Lender agrees, severally and not jointly, to make available to Borrower its Pro Rata Share of advances under the Delayed Draw Term B Loan Commitment in an aggregate original principal amount not to exceed such Delayed Draw Term B Loan Lender’s Pro Rata Share of the Delayed Draw Term B Loan Commitment. Amounts paid or prepaid in respect of the Delayed Draw Term B Loan may not be reborrowed. Each Delayed Draw Term B Loan shall be made on notice by Borrower to Administrative Agent as provided herein. Those notices must be given at least thirty (30) days prior to the proposed date of such borrowing or such shorter period permitted by Administrative Agent in its reasonable discretion. Each such notice (a “Delayed Draw Term B Loan Notice of Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 2.1(c)(i) and shall include the information required in such Exhibit. Administrative Agent shall notify each Delayed Draw Term B Lender promptly after receipt of a Delayed Draw Term B Loan Notice of Advance of the details thereof by telecopy, telephone or other similar form of transmission. Each Delayed Draw Term B Lender shall, severally and not jointly, make the amount of such Lender’s Pro Rata Share of each Delayed Draw Term B Loan available to Administrative Agent in same day funds by wire transfer to Administrative Agent’s Account not later than 1:30 p.m. New York time on the requested funding date so that Administrative Agent may make such Delayed Draw Term B Loans available to Borrower in same day funds by wire transfer to Borrower’s account set forth on Borrower’s signature page attached hereto or such other account as Borrower may notify Administrative Agent in writing. Each Delayed Draw Term B Loan shall be in a minimum amount of $1,000,000 or any greater multiple of $100,000.

(ii) The entire unpaid balance of the aggregate Delayed Draw Term B Loan and all other Delayed Draw Term B Loan Obligations shall be due and payable in full on the Delayed Draw Term B Loan Maturity Date, in each case, if not sooner paid in full in accordance with the terms of the Loan Documents (without limiting Borrower’s obligation to timely make all payments required under the terms of the Loan Documents).

(d) Incremental Term Loan.

(i) Borrower may on or prior to the Incremental Term Loan Termination Date request, by written notice from Borrower to Administrative Agent, up to four (4) incremental term loans, in single advances (each such advance, an “Incremental Term Loan”) of amounts not more than $5,000,000, and in an increment of $5,000,000 in excess thereof, but not to exceed $20,000,000 in the aggregate for all such Incremental Term Loans. Each such notice shall specify the amount of the proposed Incremental Term Loan, the principal terms thereof and the date (each an “Incremental Term Loan Effective Date”) on which Borrower proposes that the applicable Incremental Term Loan shall be made, which shall be a date not less than thirty (30) days after the date on which such notice is delivered to Administrative Agent or such shorter period determined by Administrative Agent and each Lender providing a portion of such applicable Incremental Term Loan in their reasonable discretion. Each Incremental Term Loan may be offered to existing Lenders and/or new Lenders, subject to the standards for new Lenders set forth in Section 10.1(a) to the extent that such new Lender is subject to the approval of Administrative Agent pursuant to Section 10.1(a); provided, no Lender shall be obligated to make any Incremental Term Loan. Amounts paid or prepaid in respect of the Incremental Term Loan may not be reborrowed.

(ii) The terms and provisions (including, without limitation, the maturity date, amortization schedule, rates of interest, applicable margins for the rates of interest, fees and original issue discount, if any) of each Incremental Term Loan shall be determined by Borrower and each Lender providing a portion of such applicable Incremental Term Loan, and shall also be subject to the prior written approval of the Administrative Agent in its reasonable discretion, but in no event shall the terms and provisions of the applicable Incremental Term Loan be more favorable to any Lender providing any portion of the applicable Incremental Term Loan than the terms and provisions (including, without limitation, the maturity date, amortization schedule, rates of interest, applicable margins for the rates of interest, fees and original issue discount, if any) of the Closing Date Committed Loans (and the rates of interest and applicable margins for the rates of interest of the Closing Date Committed Loans shall be increased as necessary to ensure that the rates of interest and applicable margins for the rates of interest are identical), and shall also be subject to the execution and delivery of such amendments to this Agreement as Administrative Agent may reasonably require.

(iii) On the applicable Incremental Term Loan Effective Date, subject to the terms and conditions of this Agreement, each Lender committing to make the applicable Incremental Term Loan shall make a portion of the applicable Incremental Term Loan in an amount equal to its applicable commitment pertaining thereto. No Lender shall have any obligation to fund any portion of any Incremental Term Loan required to be funded by any other Lender, but not so funded.

(iv) From and after the applicable Incremental Term Loan Effective Date, the Loans made pursuant to this Section 2.1(d) shall constitute Loans under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the applicable Collateral Documents. The Loan Parties shall take any actions reasonably required by Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the applicable Collateral Documents continue to be perfected under the UCC or otherwise after giving effect to the making of any such new Loans.

(e) Reliance on Notices. Absent gross negligence or willful misconduct, Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Advance, Notice of Conversion/Continuation or similar notice reasonably believed by it to be genuine. Absent gross negligence or willful misconduct, Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

Section 2.2 Letters of Credit.

(a) Issuance. Subject to the terms and conditions of this Agreement, the Revolving Loan Commitment may be used, from time to time prior to the Revolving Loan Commitment Termination Date, upon the request of Borrower for Borrower’s account, for the incurrence of Letter of Credit Obligations, by Administrative Agent causing, whether through the issuance by Administrative Agent or any of its Affiliates of support agreements, reimbursement agreements, guarantees or otherwise, Letters of Credit to be issued (by a bank or other legally authorized Person designated by Administrative Agent (which Person may be Administrative Agent or an Affiliate thereof) and reasonably acceptable to Borrower (each, an “L/C Issuer”)) for Borrower’s account. Each Revolving Lender shall, subject to the terms and conditions hereinafter set forth and based upon its Pro Rata Share relating to the Revolving Loan, purchase (and be deemed to have purchased) risk participations in all Letters of Credit Obligations incurred with the written consent of Administrative Agent, as more fully described in Section 2.2(b)(ii) below. The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed the lesser of (i) $500,000 (the “L/C Sublimit”) and (ii) the Maximum Amount less the aggregate outstanding principal balance of the Advances. No such Letter of Credit shall have an expiry date which is more than one year following the date of issuance thereof (or, in the case of any renewal or extension thereof, one year after such renewal or extension), and no Revolving Lender shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date (either upon its initial issuance or after giving effect to any renewal or extension thereof) which is later than five (5) days prior to the Revolving Loan Commitment Termination Date.

(b) Advances Automatic; Participations.

(i) If Administrative Agent or any Revolving Lender shall make any payment to an L/C Issuer on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute an Advance to Borrower under Section 2.1(a) regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 3, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with this Agreement. The failure of any Revolving Lender to make available to Administrative Agent its Pro Rata Share of any such Advance or payment by Administrative Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Administrative Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii) If the L/C Issuer is a Revolving Lender or if it shall be illegal or unlawful for Borrower to incur Advances as contemplated by Section 2.2(b)(i) above because of an Event of Default described in Section 9.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed with respect to any Letter of Credit Obligation, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Administrative Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the Revolving Loan Commitments) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance. Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in this Agreement with respect to Advances.

(c) Cash Collateral.

(i) If Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to this Agreement prior to the Revolving Loan Commitment Termination Date, Borrower will pay to Administrative Agent, for the benefit of Secured Parties, cash or Cash Equivalents in an amount equal to one hundred three percent (103%) of the aggregate of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of Borrower plus expected Letter of Credit Fees to be earned thereon. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution reasonably acceptable to Administrative Agent (including an account at the Administrative Agent if the Administrative Agent is a bank or other financial institution capable of maintaining deposits). The Cash Collateral Account shall be (i) in the name of Borrower, and shall be pledged to, and subject to the control of, Administrative Agent, for the benefit of the Secured Parties, in a manner reasonably satisfactory to Administrative Agent or (ii) if an Event of Default has occurred and is continuing and if elected by Administrative Agent in its sole discretion, in the name of and owned by Administrative Agent, subject to the exclusive control of Administrative Agent, for the benefit of the Secured Parties. Borrower hereby pledges and grants to Administrative Agent, on behalf of the Secured Parties, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due, and this Agreement shall constitute a security agreement under applicable law for this purpose.

(ii) If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Revolving Loan Commitment Termination Date, Borrower shall, as required by Administrative Agent, either (A) provide cash collateral therefor in the manner described above, (B) cause all such Letters of Credit and guaranties and other support thereof to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of

Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration as, and in an amount equal to one hundred three percent (103%) of the aggregate of the maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate plus expected Letter of Credit Fees to be earned thereon and shall be issued by a Person, and shall be subject to such terms and conditions, as are satisfactory to Administrative Agent in its sole discretion.

(iii) From time to time after funds are deposited in the Cash Collateral Account by Borrower, whether before or after the Revolving Loan Commitment Termination Date, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall be or shall become due and payable by Borrower to Lenders with respect to such Letter of Credit Obligations of Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of Borrower, any remaining amount shall be (A) if an Event of Default has occurred and is continuing, applied to any other Obligations of Borrower then due and payable in the order set forth in Section 2.8, or (B) otherwise remitted to Borrower.

(iv) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrower to Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be (A) if an Event of Default has occurred and is continuing, applied to other Obligations when due and owing in the order set forth in Section 2.8 and, if the Termination Date shall have occurred, any remaining amount shall be paid to Borrower or as otherwise required by law or (B) otherwise remitted to Borrower.

(d) Fees and Expenses. Borrower agrees to pay to Administrative Agent, for the benefit of Revolving Lenders (although non-Defaulting Lenders, to the exclusion of Defaulting Lenders, shall be entitled to share on a pro rata basis, based on Revolving Loan Commitments, all fees described below which accrue for the benefit of Defaulting Lenders), as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) all out-of-pocket costs and expenses, but not fees, Administrative Agent or any Revolving Lender is required to reimburse any L/C Issuer in respect of any Letter of Credit and all other reasonable out-of-pocket costs and expenses incurred by Administrative Agent or any Revolving Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to (A) a per annum rate equal to the Revolver LIBOR Margin in effect during such month multiplied by (B) the amount available from time to time to be drawn under the applicable Letter(s) of Credit. Such fee shall be paid to Administrative Agent, for the benefit of the Revolving Lenders, in arrears, on the first Business Day of each month. In addition, Borrower shall pay to any L/C Issuer, on demand, such normal and customary fees, charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e) Request for Issuance of Letters of Credit. Borrower shall give Administrative Agent at least five (5) Business Days prior written notice requesting the issuance of any Letter of Credit, specifying the date such Letter of Credit is to be issued, identifying the beneficiary to which such Letter of Credit relates and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the requested Letter of Credit (which shall be reasonably acceptable to the L/C Issuer) and a completed L/C Application. Notwithstanding anything contained herein to the contrary, L/C Applications by Borrower and approvals by L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among Borrower, Administrative Agent and the L/C Issuer.

(f) Obligation Absolute. The obligation of Borrower to reimburse Administrative Agent, Revolving Lenders and the applicable L/C Issuer for payments made under any Letter of Credit shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Administrative Agent or the L/C Issuer with respect to Letters of Credit shall be unconditional and irrevocable. Such obligations of Borrower and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit or this Agreement or the other Loan Documents or any other agreement;

(ii) the existence of any claim, set-off, defense or other right which Borrower or any of its Affiliates or any Revolving Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Administrative Agent, any Revolving Lender, L/C Issuer, or any other Person, whether in connection with this Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by Administrative Agent or any L/C Issuer under any Letter of Credit or guaranty or other support thereof against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit or such guaranty or other support, except as set forth in the proviso to clause (iii) of the second paragraph of Section 2.2(g) below;

(v) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

(vi) the fact that a Default or an Event of Default shall have occurred and be continuing.

(g) Indemnification; Nature of Lenders’ Duties. In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to pay and to protect, indemnify, and save harmless Administrative Agent, each Revolving Lender and each L/C Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) which Administrative Agent, any Revolving Lender or any L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or guaranty or other support thereof, or (ii) the failure of Administrative Agent, any Revolving Lender or of any L/C Issuer to honor a demand for payment under any Letter of Credit or guaranty or other support thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent as a result of the gross negligence or willful misconduct of Administrative Agent, such Revolving Lender or such L/C Issuer (as finally determined by a court of competent jurisdiction), as applicable. The obligations of Borrower under this Section 2.2(g) shall be deemed to constitute Guaranteed Indebtedness of the other Loan Parties under Section 13.1.

As between Administrative Agent, any Revolving Lender, any L/C Issuer and Borrower, Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit; provided that the benefits of this sentence shall not accrue in favor of any such Person found to have acted in a grossly negligent manner or to have engaged in willful misconduct (as finally determined by a court of competent jurisdiction). In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law none of Administrative Agent, any Revolving Lender or L/C Issuer shall be responsible: (i) absent such Person’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that in the case of any payment by Administrative Agent or the L/C Issuer under any Letter of Credit or guaranty or other support thereof, Administrative Agent or such L/C Issuer shall be liable to the extent such payment was made as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty or other support thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty or other support thereof; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty or other support thereof or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty or other support thereof; and (viii) for any consequences arising from causes beyond the control of Administrative Agent, any Revolving Lender or any L/C Issuer. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent’s, any Revolving Lender’s or any L/C Issuer’s rights or powers under this Agreement.

Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by Borrower in favor of any L/C Issuer in any L/C Application, reimbursement agreement or similar document, instrument or agreement between or among Borrower and such L/C Issuer.

(h) Drawings and Reimbursements; Funding of Participations.

(i) Notwithstanding anything to the contrary contained herein, upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify Borrower and the Administrative Agent thereof. Not later than 2:00 p.m. New York time on the date of any payment by the L/C Issuer with respect to a Letter of Credit (each such date, an “L/C Honor Date”), Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing. If Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Lender of the L/C Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and such Revolving Lender’s Pro Rata Share thereof. In such event, Borrower shall be deemed to have requested a borrowing of a Revolving Loan that is an Index Rate Loan to be disbursed on the L/C Honor Date in an amount equal to the Unreimbursed Amount, regardless of whether a Default or Event of Default shall have occurred and be continuing and notwithstanding Borrower’s failure to satisfy the conditions precedent set forth in Section 3. Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.2(h) may be given by telephone if promptly confirmed in writing; provided, however, that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Lender shall upon any notice pursuant to Section 2.2(h) wire transfer funds to the Administrative Agent’s Account, for the benefit of the Administrative Agent on account of the L/C Issuer, in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 2:00 p.m. New York time on the first Business Day following the L/C Honor Date or such later date specified in such notice by the Administrative Agent, whereupon, each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Loan that is an Index Rate Loan to Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer.

(i) Defaulting Lenders. If at any time a Revolving Lender is a Defaulting Lender, all or any part of any Defaulting Lender’s participation in Letter of Credit Obligations shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Pro Rata Shares of the Revolving Loan Commitment (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 3.04 are satisfied at the time of such reallocation (and, unless Borrower shall have otherwise notified Administrative Agent at such time, Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Pro Rata Share of any Revolving Lender (that is not a Defaulting Lender) of the sum of all then outstanding Letter of Credit Obligations and Advances to exceed such Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Lender that is not a Defaulting Lender as a result of such non-defaulting Lender’s increased exposure following such reallocation. If such reallocation cannot, or can only partially, be effected, Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, cash collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.2(c). For purposes of this Section, “Fronting Exposure” shall mean at any time there is a Defaulting Lender, such Defaulting Lender’s Pro Rata Share of outstanding Letter of Credit Obligations other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Revolving Lenders or cash collateralized in accordance with the terms hereof.

Section 2.3 Prepayments.

(a) Voluntary Prepayments. Borrower may at any time and from time to time (i) voluntarily prepay all or part of the Advances, (ii) on at least five (5) Business Days’ prior written notice to Administrative Agent, permanently reduce (but not terminate the Revolving Loan Commitment except in accordance with the provisions below) the aggregate Revolving Loan Commitment and/or Delayed Draw Term B Loan Commitment and (iii) on at least two (2) days’ prior written notice to Administrative Agent, voluntarily prepay all or part of the Term Loans or the Incremental Term Loan; provided, however, that (A) any such prepayments or reductions shall be in a minimum amount of $250,000 and integral multiples of $50,000 in excess of such amount in the case of the Advances and Revolving Loan Commitment (or such lesser amount outstanding), (B) any such prepayments or reductions shall be in a minimum amount of $2,500,000 and integral multiples of $1,000,000 in excess of such amount in the case of the Term Loans and the Incremental Term Loan (or such lesser amount outstanding), and (C) any such reduction in the Revolving Loan Commitment shall only be permitted if, after giving effect thereto, Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $2,500,000. In addition, Borrower may at any time on at least five (5) Business Days’ prior written notice to

Administrative Agent terminate the Revolving Loan Commitment; provided that upon the effective date of such termination, the entire portion of the principal amount of the Revolving Loan then outstanding and all other Revolver Obligations shall be immediately due and payable in full. Any such voluntary (or, per the immediately preceding sentence, required) prepayment of the Advances, the Term Loans and/or the Incremental Term Loan and any such reduction or termination of the Revolving Loan Commitment or Delayed Draw Term B Commitment must be accompanied by the payment of the fee required by Section 2.6(b), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 2.10, if any, plus, to the extent applicable, a premium as required by Section 2.3(g). Upon any such prepayment and reduction or termination of the Revolving Loan Commitment Borrower’s right to request Advances and Letters of Credit shall simultaneously be permanently reduced or terminated, as the case may be; upon any such reduction or termination of the Delayed Draw Term B Loan Commitment Borrower’s right to request Delayed Draw Term B Loans shall simultaneously be permanently reduced or terminated, as the case may be. Each notice of prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied, provided that Protective Advances and interest thereon must be repaid before any prepayment is applied to any other Loan and any partial prepayment of the Term Loans or the Incremental Term Loan made by or on behalf of Borrower shall be applied to the remaining scheduled installments of the Term Loans and the Incremental Term Loan (including, in each case, the final installment due on each of the Term A Loan Maturity Date, the Delayed Draw Term B Loan Maturity Date and the maturity date with respect to the Incremental Term Loan) in the inverse order of maturity as to remaining installments (pro rata among Term A Loan, the Delayed Draw Term B Loan and the Incremental Term Loan based on the outstanding principal balances thereof). All reductions of the Revolving Loan Commitment shall be shared by the Revolving Lenders based on their Pro Rata Shares of the Revolving Loan Commitment.

(b) Mandatory Prepayments.

(i) If at any time the outstanding principal balance of the aggregate Revolving Loan exceeds an amount equal to (x) the Maximum Amount less (y) the aggregate Letter of Credit Obligations outstanding at such time, Borrower shall immediately repay the aggregate outstanding Advances to the extent required to eliminate such excess. If any such excess remains after repayment in full of the aggregate outstanding Advances, Borrower shall provide cash collateral, guaranties or other support to Administrative Agent for the Letter of Credit Obligations in the manner set forth in Section 2.2 to the extent required to eliminate such excess.

(ii) Within five (5) days of receipt by any Loan Party or any of its Subsidiaries of cash proceeds of any asset disposition (including any disposition of Stock of any Subsidiary of any Loan Party), insurance proceeds paid in respect of any casualty loss relating to any assets or property of such Person or proceeds of a Condemnation Event (other than asset disposition, insurance and/or Condemnation Event proceeds of less than $500,000 in the aggregate in any Fiscal Year and all proceeds of asset dispositions permitted by Section 7.8 (other than clauses (c) and (e)

thereof)) (in each case, net of (I) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by a Loan Party or its Subsidiary in connection therewith (in each case, paid to non-Affiliates), (II) transfer taxes, (III) amounts payable to holders of Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (IV) an appropriate reserve for income taxes and indemnification obligations in accordance with GAAP in connection therewith), Borrower shall prepay the Loans and other Obligations in an amount equal to all such net cash proceeds; provided that no prepayment shall be required in connection with such an asset disposition, casualty loss or Condemnation Event if the proceeds thereof are reinvested by the Person receiving such proceeds in assets useful in the business of the Loan Parties (or, in the case of insurance proceeds, used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within one hundred and eighty days following receipt thereof, but only to the extent that Borrower notifies Administrative Agent of such Person’s intent to make such reinvestment within five (5) days of the time such proceeds are received and when such reinvestment occurs no Default or Event of Default shall then be in existence. Any such prepayment shall be applied in accordance with Section 2.3(c) below (either within five (5) days of receipt thereof or upon expiration of the 180-day period described above to the extent the net proceeds are not so reinvested (or, in the case of insurance proceeds, not used to repair, refurbish, restore, replace or rebuild the asset giving rise to such proceeds) within such period as permitted in this Section 2.3(b)(ii)), and shall be accompanied by LIBOR funding breakage costs to the extent required under the terms of this Agreement. Notwithstanding anything to the contrary contained in the foregoing, all insurance proceeds which are to be made available to a Loan Party or one of its Subsidiaries to reinvest shall, until such time as reinvested pursuant to the terms hereof, be maintained in a Blocked Account or held as Cash Equivalents in a securities account, for which the applicable securities intermediary has agreed, pursuant to a securities account control agreement reasonably acceptable to Administrative Agent, to comply with entitlement and disposition orders originated by Administrative Agent, without further consent or direction from any Loan Party or any other Person.

(iii) (A) If any Loan Party or any of its Subsidiaries issues Stock (other than issuances (1) by Holdings in connection with a public offering of such Stock pursuant to an effective registration statement under the Securities Act of 1933 (which such issuance is subject to Section 2.3(b)(iii)(B) below), (2) to management, employees or directors pursuant to stock option or similar plans or otherwise in connection with their employment or (3) by Borrower to Holdings or by any Subsidiary to another Loan Party), or incurs any Indebtedness (other than Indebtedness permitted to be incurred under Section 7.3), no later than the second Business Day following the date of receipt of the cash proceeds thereof by any Loan Party or any of its Subsidiaries, Borrower shall prepay the Loans and other Obligations in an amount equal to all such cash proceeds, net of underwriting discounts and commissions and other reasonable costs paid to non-Affiliates in connection therewith. Any such prepayment shall be applied in accordance with Section 2.3(c) below and shall be accompanied by a premium pursuant to Section 2.3(g) and LIBOR funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable.

(B) If any Loan Party or any of its Subsidiaries issues Stock in connection with a public offering of such Stock pursuant to an effective registration statement on Form S-1 or S-3 under the Securities Act of 1933, no later than the Business Day following the date of receipt of the proceeds thereof by any Loan Party or any of its Subsidiaries, Borrower shall prepay the Term Loans, the other Term Loan Obligations, the Incremental Term Loan and the other Incremental Term Loan Obligations in an amount equal to the lesser of such amount and the IPO Mandatory Prepayment Amount. Any such prepayment shall be applied in accordance with Section 2.3(c) below and shall be accompanied by LIBOR funding breakage costs as required under the terms of this Agreement, in each case to the extent applicable. Each such prepayment shall be accompanied by a certificate signed by a Responsible Officer of Borrower certifying the manner in which the IPO Mandatory Prepayment Amount was calculated.

(iv) [Reserved].

(v) Until the Termination Date, Borrower shall prepay the Loans and other Obligations on the date that is 120 days following the end of the Fiscal Year ending on or about December 31, 2012 and each Fiscal Year of Borrower thereafter, in an amount equal to fifty percent (50%) of Excess Cash Flow for the immediately preceding Fiscal Year); provided that the percentage of Excess Cash Flow that shall be required to be prepaid in accordance with this clause (v) in respect of a particular Fiscal Year shall be reduced to (A) twenty five percent (25%) if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 2.00 to 1.00, and (B) zero percent (0%) if the Total Leverage Ratio as of the last day of such Fiscal Year is less than 1.00 to 1.00, in each case with respect to the foregoing clauses (A) and (B), as determined by the applicable Compliance Certificate delivered with the annual Financial Statements for such Fiscal Year pursuant to Section 5.1(d) (provided that in no event shall any such reduction occur unless Borrower delivers to Administrative Agent such a Compliance Certificate). Any such prepayment shall be applied in accordance with Section 2.3(c) below and shall be accompanied by LIBOR funding breakage costs to the extent required under the terms of this Agreement. Each such prepayment shall be accompanied by a certificate signed by a Responsible Officer of Borrower certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in the form of Exhibit 2.3(b)(v) hereto.

(c) Application of Certain Mandatory Prepayments. Subject to the provisions of Section 2.8, any prepayments made by Borrower pursuant to Sections 2.3(b)(ii) through (b)(v) shall be applied as follows: first, to Protective Advances; second, to the outstanding principal balance of the Term Loans and the Incremental Term Loan; third, to the outstanding principal balance of the Advances; and fourth, to any other Obligations then outstanding; provided that (i) any partial prepayment of the Term Loans and the Incremental Term Loan made by or on behalf of Borrower shall be applied to reduce the remaining scheduled installments of the Term Loans and the Incremental Term Loan (including, in each case, the final installment due on each of the Term A Loan Maturity Date, the Delayed Draw Term B Loan Maturity Date and the maturity date with respect to the Incremental Term Loan) in the inverse order of maturity as to remaining installments (pro rata among Term A Loan, Delayed Draw Term B Loan and Incremental Term Loan based on the then outstanding principal balances thereof), and (ii) any prepayment of a Loan shall be applied first to the portion of such Loan comprised of Index Rate Loans and then to the portion of such Loan comprised of LIBOR Loans, in the direct order of LIBOR Period maturities. Notwithstanding anything to the contrary contained herein, the Revolving Loan Commitment shall not be permanently reduced by the amount of any prepayments pursuant to Section 2.3(b).

(d) [Reserved].

(e) No Deemed Consent. Nothing in this Section 2.3 shall be construed to constitute Administrative Agent’s or any Lender’s consent to any transaction referred to in Sections 2.3(b)(ii) and (b)(iii) above which is not permitted by other provisions of this Agreement or the other Loan Documents.

(f) [Reserved].

(g) Prepayment Premium. All prepayments of the Term Loans and the Incremental Term Loan and/or the reduction or termination of the Revolving Loan Commitment made or required to be made prior to the second anniversary of the Closing Date (whether voluntary or mandatory, as applicable, and whether before or after acceleration of the Obligations, but in any event excluding ordinary course amortization payments made pursuant to Section 2.1(b)(ii)) shall be subject to an additional premium (to be paid to Administrative Agent for the benefit of the Term Loan Lenders, the Incremental Term Loan Lenders and/or the Revolving Lenders, as applicable, as liquidated damages and compensation for the costs of being prepared to make funds available hereunder with respect to the Term Loans, the Incremental Term Loan and the Revolving Loan Commitment) equal to the amount of such prepayment or reduction multiplied by (i) two percent (2.0%), with respect to prepayments or reductions made after the Closing Date but prior to the first anniversary of the Closing Date, and (ii) one percent (1.0%), with respect to prepayments or reductions made on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date; provided, however, this Section 2.3(g) shall not apply to any prepayment or commitment reduction or termination required under Section 2.3(b)(i), 2.3(b)(iii)(B) or 2.3(b)(v) or any other prepayment made with the proceeds of a public offering of Stock pursuant to an effective registration statement under the Securities Act of 1933. On or after the second anniversary of the Closing Date, no premiums or penalties shall be payable pursuant to this Section 2.3(g) in connection with any prepayments of the Term

Loans or Incremental Term Loan and/or the reduction or termination of the Revolving Loan Commitment other than LIBOR funding breakage costs as required under the terms of this Agreement. A prepayment premium (in the amount described above) shall also be payable by Borrower with respect to the Loans and Commitments of a Lender replaced by a Replacement Lender. Such premium shall be paid to the Lender being replaced at the time of replacement, subject to the limitations set forth in Section 10.9(f).

Section 2.4 Use of Proceeds.

Borrower shall utilize the proceeds of the Loans funded under the Revolving Loan Commitment and the proceeds of the Term A Loan solely for financing the Dividend Recapitalization, refinancing certain obligations of Borrower and its Subsidiaries on the Closing Date (as set forth with more specificity on Schedule 2.4), payment of fees, costs and expenses in connection with this Agreement and the Related Transactions and the funding of Borrower’s working capital and for other general corporate purposes (including Capital Expenditures not made in violation of the terms of this Agreement). Schedule 2.4 contains a description of Borrower’s sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date. Borrower shall utilize proceeds of any Delayed Draw Term B Loan or any Incremental Term Loan first to repay all Revolving Loans outstanding on the date of such Delayed Draw Term B Loan or any Incremental Term Loan and thereafter for funding of Borrower’s working capital and for other general corporate purposes (including Capital Expenditures not made in violation of the terms of this Agreement).

Section 2.5 Interest and Applicable Margins.

(a) Borrower shall pay interest to Administrative Agent, for the ratable benefit of Lenders in accordance with the Loans made by each Lender, in each case in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the outstanding Advances and all other Obligations (other than the Term Loans and Incremental Term Loan) that are due and payable, the Index Rate plus the Revolver Index Margin per annum or, at the election of Borrower with respect to the outstanding Advances, the applicable LIBOR Rate plus the Revolver LIBOR Margin per annum, based on the aggregate outstanding Advances and such other Obligations (other than Term Loans and Incremental Term Loan) that are due and payable from time to time, (ii) with respect to the Term A Loan, the Index Rate plus the Term A Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Term A Loan LIBOR Margin per annum and (iii) with respect to the Delayed Draw Term B Loan, the Index Rate plus the Delayed Draw Term B Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Delayed Draw Term B Loan LIBOR Margin per annum. For the period commencing on the Closing Date and continuing through the last day of the Fiscal Month during which the Financial Statements and corresponding Compliance Certificate for the Fiscal Quarter ending on or about June 30, 2012 are delivered to Administrative Agent in accordance with Section 5.1(b), the Revolver Index Margin, the Term A Loan Index Margin and the Delayed Draw Term B Loan Index Margin will each be the applicable per annum interest rate set forth below and corresponding to Level I in the table below. Thereafter, the Revolver Index Margin, the Term A Loan Index Margin, the Delayed Draw Term B Loan Index Margin, the Revolver LIBOR Margin, the Term A Loan LIBOR Margin and the Delayed Draw Term B Loan LIBOR Margin shall equal the applicable per annum interest rates in effect from time to time determined as set forth below based upon the applicable Total Leverage Ratio then in effect pursuant to the appropriate column under the table below:

Advances, Term A Loan and Delayed Draw Term B Loan

Level	Total Leverage Ratio	Revolver Index Margin, Term A Loan Index Margin and Delayed Draw Term B Loan Index Margin	Revolver LIBOR Margin, Term A Loan LIBOR Margin and Delayed Draw Term B Loan LIBOR Margin
I	Greater than or equal to 2.00 to 1.00	5.50%	7.00%
II	Less than 2.00 to 1.00	4.00%	5.50%

Each of the Revolver Index Margin, the Term A Loan Index Margin, the Delayed Draw Term B Loan Index Margin, the Revolver LIBOR Margin, the Term A Loan LIBOR Margin and the Delayed Draw Term B Loan LIBOR Margin shall be adjusted from time to time upon delivery to the Administrative Agent of the Financial Statements for the last Fiscal Month of each Fiscal Quarter required to be delivered pursuant to Section 5.1(a) hereof accompanied by a written calculation of the Total Leverage Ratio pursuant to a properly completed Compliance Certificate delivered to Administrative Agent with such Financial Statements pursuant to Section 5.1(b) hereof. If such calculation indicates that any of the Revolver Index Margin, the Term A Loan Index Margin, the Delayed Draw Term B Loan Index Margin, the Revolver LIBOR Margin, the Term A Loan LIBOR Margin or the Delayed Draw Term B Loan LIBOR Margin shall increase or decrease, then on the first day of the month following the month in which such Financial Statements and Compliance Certificate are delivered to Administrative Agent, the Revolver Index Margin, the Term A Loan Index Margin, the Delayed Draw Term B Loan Index Margin, the Revolver LIBOR Margin, the Term A Loan LIBOR Margin and the Delayed Draw Term B Loan LIBOR Margin, as applicable, shall be adjusted in accordance therewith; provided, however, that if Borrower shall fail to deliver any such Financial Statements or Compliance Certificate for any such Fiscal Quarter by the date required pursuant to the applicable clause of Section 5.1, then, effective as of the first day of the month following the end of the month during which such Financial Statements were to have been delivered, and continuing through the last day of the month in which such Financial Statements and such written calculation are finally delivered (if ever), each of the Revolver Index Margin, the Term A Loan Index Margin, the Delayed Draw Term B Loan

Index Margin, the Revolver LIBOR Margin, the Term A Loan LIBOR Margin and the Delayed Draw Term B Loan LIBOR Margin shall be conclusively presumed to equal the highest interest rate applicable to each of the foregoing as specified in the pricing tables set forth above; provided further, however, that during the existence of any Event of Default, at the election of Administrative Agent or Requisite Lenders, none of the Margins shall decrease as otherwise set forth above. If either Borrower or Administrative Agent determines in good faith that the calculation of Total Leverage Ratio on which the applicable interest rate for any particular period was determined is inaccurate, and such inaccuracy, if corrected, would have led to the imposition of a higher interest rate for any period than the interest rate actually applied for that period, (i) Borrower shall promptly deliver to Administrative Agent a correct Compliance Certificate for such period (and if such Compliance Certificate is not accurately restated and delivered within ten (10) Business Days after the first discovery of such inaccuracy or upon notice by Administrative Agent of such determination, then the highest pricing level set forth above shall apply retroactively for such period notwithstanding any subsequent restatement thereof after such ten (10) day period), (ii) Administrative Agent shall notify Borrower of the amount of interest that would have been due in respect of any outstanding Obligations during such period had the applicable rate been calculated based on the correct Total Leverage Ratio (or the highest pricing level set forth above if a correct Compliance Certificate was not delivered within the ten (10) day period) and (iii) Borrower shall promptly pay to Administrative Agent, for the benefit of the Lenders, the difference between the amount that would have been due and the amount actually paid in respect of such period. Interest rates and applicable margins with respect to any Incremental Term Loan shall be as set forth in the amendment to this Agreement that is executed and delivered in connection with the making of such Incremental Term Loan.

(b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the due date thereof will be extended to the next succeeding Business Day (except for interest on a LIBOR Loan accrued during any LIBOR Period which, pursuant to clause (a) of the definition of LIBOR Period is required to end on the LIBOR Business Day immediately preceding the day on which, but for such clause (a), it would have ended and except for the principal portion of such LIBOR Loan payable on such day, which will also be paid on said immediately preceding LIBOR Business Day), and, with respect to payment of principal, interest thereon shall accrue at the then applicable rate during such extension.

(c) All computations of (i) Fees and (ii) interest on the LIBOR Loans, shall be made on the basis of a three hundred sixty (360) day year and the actual number of days occurring in the period for which such interest and Fees are payable. All computations of interest on the Index Rate Loans shall be made on the basis of a three hundred sixty-five (365) day year (three hundred sixty-six (366) days in the case of a leap year) and the actual number of days occurring in the period for which such interest is payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Administrative Agent of an interest rate hereunder shall be final, binding and conclusive, absent manifest error.

(d) Automatically and for so long as any Event of Default shall have occurred and be continuing under Section 9.1(a), (h) or (i) (or at the election of Administrative Agent or Requisite Lenders for so long as any other Event of Default shall have occurred and be continuing), the interest rates applicable to the Loans and the Revolver LIBOR Margin used in the determination of the Letter of Credit Fee shall be increased by two percentage points (2%) per annum above the rates otherwise applicable hereunder (the “Default Rate”) and all other outstanding Obligations shall bear interest at a Default Rate equal to (i) in the case of past due interest, the Default Rate applicable to the Loans giving rise to such interest and (ii) in the case of all other Obligations, the Default Rate applicable to Advances that are Index Rate Loans.

(e) Borrower shall have the option to (i) request that any Advances or all or any portion of the Term Loans or Incremental Term Loan be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 2.10 if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued. Loans for which Borrower has not elected the LIBOR option shall be Index Rate Loans. During the continuation of any Default or Event of Default or at such time as any of the additional conditions precedent set forth in Section 3.4 shall not have been satisfied, Administrative Agent or Requisite Lenders may terminate Borrower’s right to exercise the options set forth in this Section 2.5(e) (other than clause (iii) hereof). Any Loan to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $250,000 and integral multiples of $100,000 in excess of such amount. Any such election must be made by noon New York time on the third (3rd) Business Day prior to (1) the date of any proposed Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by Borrower in such election. If no election is received with respect to a LIBOR Loan by noon New York time on the third (3rd) Business Day prior to the end of the LIBOR Period with respect thereto, that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period. Borrower must make such election by notice to Administrative Agent in writing, by telecopy or overnight courier. In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) substantially in the form of Exhibit 2.5(e). Notwithstanding the foregoing, (i) at no time shall there be more than five (5) LIBOR Loans outstanding and (ii) Loans shall not be permitted to bear interest at the LIBOR Rate until July 1, 2011.

(f) Notwithstanding anything to the contrary set forth in this Section 2.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.5(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrower or as a court of competent jurisdiction may otherwise order.

Section 2.6 Fees.

(a) Borrower shall pay to the Administrative Agent, for the Administrative Agent’s own account, fees in the amounts and at the times set forth in a letter agreement between Borrower and the Administrative Agent dated as of the Closing Date (as amended from time to time, the “Fee Letter”).

(b) As additional compensation for the Revolving Lenders (other than any Defaulting Lender) and Delayed Draw Term B Loan Lenders (other than any Defaulting Lender), as applicable, Borrower agrees to pay to Administrative Agent, for the ratable benefit of such Lenders, in arrears, on the first Business Day of each month prior to the Revolving Loan Commitment Termination Date or Delayed Draw Term B Loan Commitment Termination Date, as applicable, and on the Revolving Loan Commitment Termination Date or Delayed Draw Term B Loan Commitment Termination Date, as applicable, a fee in respect of the Lenders’ Revolving Loan Commitments or Delayed Draw Term B Loan Commitments, as applicable, in an amount equal to one half of one percent (.50%) per annum (calculated on the basis of a 360 day year for actual days elapsed) of the excess, if any, of each of (1)(x) the Maximum Amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balances of the aggregate Revolving Loan outstanding (including in such outstanding closing balances, Letters of Credit and, without duplication, corresponding Letter of Credit Obligations) during the period for which such fee is due and (2)(x) the aggregate Delayed Draw Term B Loan Commitment less the original principal amount of all Delayed Draw Term B Loans made and (y) the average for the period of the daily closing balances of the aggregate Delayed Draw Term B Loans outstanding during the period for which such fee is due.

Section 2.7 Receipt of Payments.

(a) With respect to payments under this Agreement and the other Loan Documents on account of all Revolver Obligations, Term Loan Obligations, Incremental Term Loan Obligations and other Obligations payable to Administrative Agent or any Lender in its capacity as such, Borrower shall make each such payment not later than 2:00 p.m. New York time on the day when due in immediately available funds in Dollars to the Administrative Agent’s Account (or to such other account(s) as are designated in writing by Administrative Agent to Borrower pursuant to the last sentence of this Section 2.7(a)). For purposes of computing interest and Fees and determining Borrowing Availability as of any date, all payments shall be deemed received on the day of receipt of immediately available funds therefor in the Administrative Agent’s Account (or such other account(s) as are designated in writing by Administrative Agent to Borrower pursuant to the last sentence of this Section 2.7(a)), as applicable and in accordance with the terms of this Agreement, prior to 2:00 p.m. New York time. Payments received after 2:00 p.m. New York time on any Business Day may in the Administrative Agent’s discretion be deemed to have been received on that day or the following Business Day. Upon written notice to Borrower from Administrative Agent (which notice may be given at any time and from time to time and in Administrative Agent’s sole and absolute discretion), Borrower shall make payments that are owed to or for the benefit of any Secured Party directly to the Secured Party entitled thereto pursuant to wire transfer instructions provided by Administrative Agent in such notice.

(b) Payments received by Administrative Agent in respect of the Obligations (including without limitation the proceeds of Collateral), if received by 2:00 p.m. New York time on any Business Day, will be paid to the Lenders based upon their applicable Pro Rata Shares of such payments on such day, and in the event that any such amounts are received after 2:00 p.m. New York time on a Business Day, such amount shall be paid to the Lenders based upon their applicable Pro Rata Shares no later than the next Business Day. Notwithstanding the foregoing, Administrative Agent shall be entitled to set off any funding shortfall attributable to a Defaulting Lender (of the type described in clause (a) of the definition of Defaulting Lender) against that Defaulting Lender’s respective share of amounts otherwise to be paid to such Defaulting Lender.

Section 2.8 Application and Allocation of Payments.

(a) Notwithstanding anything to the contrary contained in this Agreement, if an Event of Default has occurred and is continuing Borrower hereby irrevocably waives the right to direct the application of payments received from or on behalf of Borrower, and Borrower hereby irrevocably agrees, as between Borrower on the one hand and Administrative Agent and Lenders on the other, that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations as Administrative Agent may deem advisable in accordance with the terms hereof.

(b) Following the occurrence and during the continuance of an Event of Default, but absent the occurrence and continuance of an Acceleration Event, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in such order as Administrative Agent may from time to time elect. In the absence of any specific election made by Administrative Agent pursuant to this clause (b), or if directed in writing by Requisite Lenders, payments and proceeds received by Administrative Agent pursuant to this clause (b) shall be applied in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent in its capacity as such with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations; sixth, ratably to the principal amount of all other Obligations then due and owing and to provide cash collateral to secure any then outstanding Letter of Credit Obligations and payment of related fees and to provide cash collateral to secure Priority Hedge Agreement Exposure; seventh, to all other outstanding Obligations (other than those described in clauses eighth and ninth below); eighth, to provide cash collateral to secure any asserted contingent Obligations other than Obligations in respect of Hedge Agreements; and ninth, without duplication of amounts set forth above, to provide cash collateral to secure Obligations owing to any Eligible Hedge Counterparty in respect of Hedge Agreements.

(c) Notwithstanding anything to the contrary contained in this Agreement, if an Acceleration Event shall have occurred, and so long as it continues, Administrative Agent shall apply any and all payments received by Administrative Agent in respect of the Obligations, and any and all proceeds of Collateral received by Administrative Agent, in the following order: first, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to Administrative Agent in its capacity as such with respect to this Agreement, the other Loan Documents or the Collateral; second, to accrued and unpaid interest on Protective Advances; third, to Protective Advances; fourth, to all fees, costs, indemnities, liabilities, obligations and expenses incurred by or owing to any Lender with respect to this Agreement, the other Loan Documents or the Collateral; fifth, to accrued and unpaid interest on all other Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts); sixth, ratably to the principal amount of all other Obligations outstanding, and to provide cash collateral to secure any and all then outstanding Letter of Credit Obligations and payment of related fees and to provide cash collateral to secure Priority Hedge Agreement Exposure; seventh, to all other outstanding Obligations and asserted contingent Obligations excluding Obligations in respect of Hedge Agreements; and eighth, without duplication of amounts set forth above, to Obligations owing to any Eligible Hedge Counterparty in respect of any Hedge Agreements.

(d) Any balance remaining after giving effect to the applications set forth in this Section 2.8 shall be delivered to Borrower or to whoever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct. In carrying out any of the applications set forth in this Section 2.8, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Persons entitled to receive a payment or cash collateral in any particular category shall receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

(e) Administrative Agent is authorized (but not obligated) to, and at its sole election may, charge to the Revolving Loan balance on behalf of Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 6.4(a)) and interest and principal, other than principal of the Revolving Loan (and during the continuance of an Event of Default, other than the principal and any interest on any Term Loan or Incremental Term Loan), owing by Borrower under this Agreement or any of the other Loan Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the balance of the aggregate Advances to exceed Borrowing Availability. Any charges so made shall, unless prohibited by applicable law, constitute part of the Revolving Loan hereunder and may be made regardless of whether the conditions set forth in Section 3.4 are then satisfied, including the existence of any Default or Event of Default either before or after giving effect thereto. Administrative Agent will endeavor to give Borrower prompt notice of any such action, provided that the failure to give such notice shall not in any way impair or affect Administrative Agent’s rights under this Section 2.8(e).

Section 2.9 Protective Advances.

(a) Administrative Agent is authorized by Borrower and the Lenders to, from time to time in Administrative Agent’s sole good faith discretion (but Administrative Agent shall not have any obligation to), make disbursements and advances to Borrower, on behalf of all Lenders, which Administrative Agent, in its sole good faith discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 12.3) and other sums payable under the Loan Documents (any of such loans are herein referred to as “Protective Advances”); provided that after giving effect to the making of a Protective Advance the aggregate amount of outstanding Protective Advances shall not exceed $1,000,000. Protective Advances may be made even if the conditions precedent set forth in Section 3.4 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall accrue interest at a per annum rate equal to the Index Rate plus the Revolver Index Margin plus, at all times an Event of Default has occurred and is continuing, two percent (2%). Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Requisite Lenders. Any such revocation must be in writing and shall become effective prospectively upon Administrative Agent’s receipt thereof. Administrative Agent will endeavor to give Borrower and the Lenders prompt notice of any Protective Advance, provided that the failure to give such notice shall not in any way impair or affect Administrative Agent’s rights under this Section 2.9(a).

(b) Upon the making of a Protective Advance by Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Pro Rata Share thereof (as determined by clause (d) of the definition of Pro Rata Share), payable on demand of Administrative Agent. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, Administrative Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share thereof (as determined by clause (e) of the definition of Pro Rata Share) of all payments of principal and interest and all proceeds of Collateral received by Administrative Agent in respect of such Protective Advance.

Section 2.10 LIBOR Breakage.

To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise); (ii) Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) Borrower shall default in making any borrowing of, conversion into or continuation of LIBOR Loans after Borrower has given notice requesting the same in accordance herewith; or (iv) Borrower shall fail to make any prepayment of a LIBOR Loan after Borrower has given a notice thereof in accordance herewith, Borrower shall indemnify and hold harmless each Lender from and against all losses (other than lost profits), costs and expenses resulting from or arising from any of the foregoing. Such indemnification shall include any loss (other than lost profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained. For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided, however, that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other Obligations. As promptly as practicable under the circumstances, each Lender shall provide Borrower with its written calculation of all amounts payable pursuant to this Section 2.10, and such calculation shall, absent manifest error, be binding on the parties hereto unless Borrower shall object in writing within ten (10) Business Days of receipt thereof, specifying the basis for such objection in detail.

Section 2.11 Taxes.

(a) Any and all payments by a Loan Party hereunder (including any payments made pursuant to Article XIII) or under the Notes or any other Loan Document shall be made, in accordance with this Section 2.11, free and clear of and without deduction for any and all present or future Indemnified Taxes. If a Loan Party shall be required by any Requirement of Law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder (including any sum payable pursuant to Article XIII) or under the Notes or any other Loan Document, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.11) Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Loan Party shall make such deductions, and (iii) such Loan Party shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

(b) Each Loan Party that is a signatory hereto shall jointly and severally indemnify and, within ten (10) days of demand therefor, pay Administrative Agent and each Lender for the full amount of Indemnified Taxes (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 2.11) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally asserted.

(c) Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes or any other Loan Document are exempt from United States withholding tax under an applicable statute or tax treaty shall provide to Borrower and Administrative Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States certifying as to such Foreign Lender’s entitlement to such exemption (a “Certificate of Exemption”). Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower and Administrative Agent prior to becoming a Lender hereunder. No foreign Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption in advance of becoming a Lender.

(d) Each Lender that is a United States person under Section 7701(a)(30) of the IRC shall, at the reasonable request of Borrower or Administrative Agent, deliver to the requesting party two (2) United States Internal Revenue Service Form W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Lender is exempt from United States backup withholding.

Section 2.12 Capital Adequacy; Increased Costs; Illegality.

(a) If any Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case adopted after the Closing Date (or at any time with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith), from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time upon demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of that reduction and showing the basis of the computation thereof submitted by such Lender to Borrower and to Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b) If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case applied after the Closing Date (or at any time with respect to the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any LIBOR Loan (other than with respect to Indemnified Taxes covered by Section 2.11 or Excluded Taxes), then Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to Administrative Agent) pay to Administrative Agent for the account of such Lender, additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to Borrower and to Administrative Agent by such Lender, shall be conclusive and binding on Borrower for all purposes, absent manifest error. Each Lender agrees that as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrower pursuant to this Section 2.12(b).

(c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by Borrower to such Lender, together with interest accrued thereon, unless Borrower, within five (5) Business Days after the delivery of such notice and demand, converts all such Loans into Loans bearing interest based on the Index Rate.

(d) The obligation of Borrower to make payments to any Lender pursuant to Sections 2.12(a) and 2.12(b) shall be limited to amounts that accrue on and after the day which is one hundred eighty (180) days prior to the date on which such Lender first makes demand therefor; provided that, if the circumstances giving rise to such payments have a retroactive effect, then such one hundred eighty (180) day period shall be extended to include the period of such retroactive effect.

Section 2.13 Lenders’ Evidence of Indebtedness.

Borrower agrees that: (i) upon written notice by any Lender to Borrower that a promissory note or other evidence of indebtedness is requested by such Lender to evidence the Loans and other Obligations owing or payable to, or to be made by, such Lender, Borrower shall promptly execute and deliver to such Lender an appropriate Revolving Note (substantially in the form of Exhibit 2.13(a)), Term A Loan Note (substantially in the form of Exhibit 2.13(b)(i)), Delayed Draw Term B Loan Note (substantially in the form of Exhibit 2.13(b)(ii)) or Incremental Term Loan Note (substantially in the form of Exhibit 2.13(b)(iii)) and (ii) upon any Lender’s written request, Borrower shall promptly execute and deliver to such Lender new notes and/or divide the notes in exchange for then existing notes in such smaller amounts or denominations as such Lender shall specify in its sole and absolute discretion; provided, that the aggregate principal amount of such new notes shall not exceed the aggregate principal amount of the applicable Revolving Note, Term A Loan Note, Delayed Draw Term B Loan Note or Incremental Term Loan Note outstanding at the time such request is made; and provided, further, that such Notes that are to be replaced shall then be deemed no longer outstanding hereunder and replaced by such new notes and returned to Borrower within a reasonable period of time after such Lender’s receipt of the replacement notes. Regardless whether or not any such promissory notes are issued, this Agreement shall evidence the Loans and other Obligations owing or payable by Borrower to the Lenders.

Section 2.14 Single Loan.

All Loans to Borrower and all of the other Obligations arising under this Agreement and the other Loan Documents shall constitute one general obligation of Borrower secured, until the Termination Date, by all of the Collateral.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1 Conditions to the Initial Loans.

No Lender shall be obligated to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Administrative Agent, or waived in writing by Administrative Agent and Lenders:

(a) Documents. Administrative Agent shall have received each of the agreements, instruments, documents and other items set forth on Annex B, each in form and substance reasonably satisfactory to Administrative Agent and each fully executed, as applicable.

(b) Officer’s Certificate. The Officer’s Certificate set forth on Annex B shall be dated the Closing Date, and state that (i) since December 31, 2010: (A) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect and (B) no Litigation has been commenced that could reasonably be expected to have a Material Adverse Effect or that challenges any of the transactions contemplated by this Agreement and the other Loan Documents; (ii) no Default or Event of Default exists or would exist taking into account the Loans to be made on the Closing Date, (iii) the representations and warranties made by the Loan Parties in this Agreement and in the other Loan Documents are true and correct in all respects as of the Closing Date (unless such representation or warranty is expressly made as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), and (iv) the EBITDA Requirement, Leverage and Opening Availability conditions set forth below have been satisfied.

(c) EBITDA Requirement. The Loan Parties and their Subsidiaries shall have consolidated EBITDA of not less than $15,200,000 for the trailing twelve calendar months, measured as of March 27, 2011.

(d) Financials; Financial Condition. Administrative Agent shall have received the Financial Statements described in Section 4.4(a) certified by a Responsible Officer of Borrower, in each case in form and substance reasonably satisfactory to Administrative Agent, and Administrative Agent shall be satisfied, in its sole discretion therewith. The Solvency Certificate set forth on Annex B shall state that (i) the Loan Parties, on a consolidated basis, will be Solvent upon the consummation of the transactions contemplated herein and the Related Transactions; (ii) the Pro Forma Balance Sheet fairly presents the financial condition of Borrower and each of its Subsidiaries on a consolidated basis as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (iii) the Projections are based upon estimates and assumptions and which

Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of future financial performance of Borrower and each of its Subsidiaries and of the other information projected therein for the period set forth therein.

(e) Approvals; Waivers. Administrative Agent shall have received (i) satisfactory evidence that the Loan Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions other than organizational approvals with respect to the Dividend Recapitalization or (ii) an officer’s certificate in form and substance satisfactory to Administrative Agent affirming that no such consents or approvals are required.

(f) Opening Availability Requirement. On the Closing Date, and after allowing for the payment of all fees, costs and expenses in connection with this Agreement and the Related Transactions, Borrower shall have, on a consolidated basis, at least $3,500,000 of “excess borrowing availability,” which for this purpose shall mean the unused but available credit under the Revolving Loan Commitment.

(g) Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 2.6, and shall have reimbursed Administrative Agent for all fees, costs and expenses of closing presented as of the Closing Date.

(h) Leverage Requirement. The Total Leverage Ratio, measured as of March 27, 2011 (using EBITDA calculated in accordance with Section 3.1(c) and assuming the Related Transactions had occurred), shall not be more than 3.75 to 1.00.

(i) [Reserved].

(j) Due Diligence; No Adverse Change of Events. Administrative Agent shall be satisfied in its sole discretion with its due diligence investigation of the Loan Parties and their Subsidiaries and there shall not exist in Administrative Agent’s sole discretion (i) any event or condition that has had or could reasonably be expected to have a Material Adverse Effect or (ii) any adverse change in any material vendor relationship or any law or regulation which, in the opinion of Administrative Agent’s counsel, prevents or prohibits the borrowing of the Loans to be made on the Closing Date or which would adversely affect the economic benefits expected to be realized by the Lenders herein or in any other Loan Document.

(k) Other Documents. Administrative Agent shall have received (i) all forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, (ii) all information that will allow Administrative Agent and Lenders to identify the Loan Parties in accordance with the USA Patriot Act requested by them and (iii) such other certificates, documents, instruments, agreements and other materials respecting the Related Transactions or any Loan Party as Administrative Agent may, in its sole discretion, have requested, all of which shall be in form and substance satisfactory to Administrative Agent.

Each Lender, by delivering its signature page to this Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document, agreement and/or instrument required to be approved by Administrative Agent, Requisite Lenders or Lenders, as applicable, on the Closing Date, and acknowledged that each of the conditions set forth above has been satisfied to its satisfaction.

Section 3.2 Conditions to the Delayed Draw Term B Loan.

No Lender shall be obligated to fund any Delayed Draw Term B Loan unless, as of the date thereof:

(a) Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower certifying that the Total Leverage Ratio on a pro forma basis after giving effect to such Delayed Draw Term B Loan is less than or equal to 4.00 to 1.00, recomputed for the most recent Fiscal Month for which financial statements have been delivered to Administrative Agent pursuant to the terms of this Agreement, which certificate shall include a reasonably detailed calculation with respect thereto;

(b) Administrative Agent shall have received, if so requested by a Lender at least three (3) Business Days prior to the requested funding date, a Delayed Draw Term B Note evidencing such Lender’s Loans;

(c) after giving effect to such Loan, the aggregate principal amount of the Delayed Draw Term B Loan borrowed does not exceed the aggregate Delayed Draw Term B Loan Commitment; and

(d) the requested funding date of the Delayed Draw Term B Loan occurs on or prior to the Delayed Draw Term B Loan Commitment Termination Date.

Section 3.3 Conditions to the Incremental Term Loan.

No Lender shall be obligated to fund any Incremental Term Loan, and no Lender shall fund an Incremental Term Loan, unless, as of the date thereof:

(a) The Loan Parties are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10 (or, with respect to periods prior to the first test date under Section 7.10, the testing period ending immediately after the date of such requested Incremental Term Loan), recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement;

(b) Administrative Agent shall have received a certificate signed by a Responsible Officer of Borrower certifying that the Total Leverage Ratio on a pro forma basis after giving effect to such Incremental Term Loan is less than or equal to 3.50 to 1.00, recomputed for the most recent Fiscal Month for which financial statements have been delivered to Administrative Agent pursuant to the terms of this Agreement, which certificate shall include a reasonably detailed calculation with respect thereto;

(c) after giving effect to such Loan, the aggregate principal amount of the Incremental Term Loan borrowed does not exceed $20,000,000;

(d) the requested funding date of the Incremental Term Loan occurs on or prior to the Incremental Term Loan Termination Date;

(e) the requested funding date of the Incremental Term Loan occurs on or after the Delayed Draw Term B Loan Termination Date or the date upon which aggregate Delayed Draw Term B Loans of $10,000,000 have been made;

(f) Administrative Agent shall have received, if so requested by a Lender at least three (3) Business Days prior to the requested funding date, an Incremental Term Loan Note evidencing such Lender’s Loans;

(g) Administrative Agent shall have received such amendments to this Agreement with respect to such Incremental Term Loan as Administrative Agent may require; and

(h) in the event that any Person providing any portion of the Incremental Term Loan is not already a Lender, such Person shall execute such agreements, instruments and documents as the Administrative Agent may reasonably request to add such Person as a Lender hereunder.

Section 3.4 Further Conditions to Each Loan.

Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Loan or issue any Letter of Credit if, as of the date thereof:

(a) Any representation or warranty by any Loan Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect (or untrue or incorrect in any respect if such representation or warranty contains any materiality qualifier, including references to “material,” “Material Adverse Effect” or dollar thresholds) as of such date (except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement) and in any case Administrative Agent or Requisite Lenders shall have determined not to make (or permit to be made) any Loan or incur (or permit to be issued) any Letter of Credit so long as such representation or warranty remains untrue or incorrect; or

(b) (i) Any Event of Default shall have occurred and be continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), or (ii) a Default shall have occurred and be continuing or would result after giving effect to any Loan, and in either case Administrative Agent or the Requisite Lenders shall have determined not to make (or permit to be made) any Loan or incur (or permit to be incurred) any Letter of Credit Obligation so long as that Event of Default or Default is continuing; or

(c) To the extent such request is for an Advance or the incurrence of any Letter of Credit Obligation, the amount of such requested Advance or incurrence of a Letter of Credit Obligation shall cause the aggregate principal amount of outstanding Advances to exceed the Borrowing Availability under Section 2.1(a) and in any case Administrative Agent or Requisite Lenders shall have determined not to make (or permit to be made) any Advance or incur (or permit to be incurred) any Letter of Credit Obligation so long as the Borrowing Availability is exceeded; or

(d) To the extent such request is for an Advance or the issuance of any Letter of Credit, the Loan Parties are not in compliance on a pro forma basis with the financial covenants set forth in Section 7.10 (or, with respect to periods prior to the first test date under Section 7.10, the testing period ending immediately after the date of such requested Advance or issuance of Letter of Credit), recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement and in any case Administrative Agent or Requisite Lenders shall have determined not to make (or permit to be made) any Advance or issue (or permit to be issued) any Letter of Credit so long as the Loan Parties are not in such pro forma covenant compliance.

The request and acceptance by Borrower of the proceeds of any Loan and the issuance of any Letter of Credit, as the case may be, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrower that the conditions in this Section 3.4 have been satisfied and (ii) a reaffirmation by each Loan Party of the cross-guaranty provisions set forth in Article XIII and of the granting and continuance of Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, pursuant to the Collateral Documents.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Loan Parties executing this Agreement, jointly and severally, make the following representations and warranties to Administrative Agent and each Lender with respect to all Loan Parties and their Subsidiaries, each and all of which shall survive the execution and delivery of this Agreement.

Section 4.1 Corporate Existence; Compliance with Law.

Each Loan Party and each of its Subsidiaries (a) is a corporation, partnership, limited partnership, or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation (with respect to a Foreign Subsidiary, this representation and warranty shall be made using the equivalent concepts, if any, under its jurisdiction of incorporation, organization or formation, as applicable); (b) is duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect (with respect to a Foreign Subsidiary, this representation and warranty shall be made using the equivalent concepts, if any, under any jurisdiction outside the United States of America); (c) has the requisite corporate, partnership or company power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (d) has (and is not in default under any of the following) all material licenses, permits, certifications, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (e) is not in default under any license, permit, certification or approval requirement of any supplier or other Person (not including any Governmental Authority), which default could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; (f) is in compliance with its Organization Document; (g) is in material compliance with all applicable Requirements of Law; and (h) is in compliance in all material respects with all injunctions, decrees and orders of Governmental Authorities applicable to it. The Dividend Recapitalization and the other Related Transactions have been or will be consummated in accordance with, all applicable laws.

Section 4.2 Executive Offices; FEIN.

As of the Closing Date, the current location of the chief executive office and principal place of business of each Loan Party and each of its Subsidiaries is set forth in Schedule 4.2, and none of such locations have changed within the twelve (12) months immediately preceding the Closing Date. In addition, Schedule 4.2 lists the federal employer identification number of each Loan Party.

Section 4.3 Organization Power, Authorization, Enforceable Obligations.

The execution, delivery and performance by each Loan Party and each of its Subsidiaries of the Related Transactions Documents (prior to consummation of the Dividend Recapitalization, other than with respect thereto) to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate or limited liability company power; (b) have been duly authorized by all necessary or proper corporate or limited liability company action; (c) do not contravene any provision of such Person’s

Organization Documents; (d) do not violate any Requirement of Law, or any order or decree of any court or Governmental Authority; (e) do not conflict with, in any material respect, or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Schedule 4.3(g), all of which will have been duly obtained, made or complied with prior to the Closing Date.

Section 4.4 Financial Statements and Projections.

Except for the Projections, all Financial Statements concerning the Loan Parties and their Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and subject to normal year end adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a) The following Financial Statements attached hereto as Schedule 4.4(A) have been delivered on the date hereof:

(i) The audited consolidated balance sheets at December 26, 2010 and the related statements of income and cash flows of the Loan Parties (other than Holdings) and their Subsidiaries for the Fiscal Year then ended.

(ii) The unaudited consolidated balance sheets at March 27, 2011 and the related statement(s) of income and cash flows of the Loan Parties (other than Holdings) and their Subsidiaries for the three (3) months then ended.

(b) Pro Forma Balance Sheet. The Pro Forma Balance Sheet delivered on the date hereof and attached hereto as Schedule 4.4(B) was prepared by Borrower giving pro forma effect to the Related Transactions and was based on the unaudited consolidated balance sheets of the Loan Parties (other than Holdings) and their Subsidiaries dated March 27, 2011.

(c) Projections. The Projections delivered on the date hereof and attached hereto as Schedule 4.4(C) have been prepared by Borrower in light of the past operations of the Loan Parties and their Subsidiaries business, but including future payments of known contingent liabilities reflected on the Pro Forma Balance Sheet, and reflect projections on an annual basis. The Projections are based upon estimates and assumptions which Borrower believes to be reasonable and fair in light of current conditions and current facts known to Borrower as of the Closing Date and, as of the Closing Date, reflect Borrower’s good faith and reasonable estimates of the future financial performance of the Loan Parties (other than Holdings) and their Subsidiaries and of the other information projected therein for the period set forth therein (it being recognized that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount).

Section 4.5 Material Adverse Effect.

Since December 26, 2010, as of the Closing Date, no Loan Party and no Subsidiary of a Loan Party has incurred any material obligations, contingent or non-contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the Pro Forma Balance Sheet and that are of a nature that would customarily be included on a balance sheet. Since December 26, 2010, no event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

Section 4.6 Ownership of Property; Liens.

The Real Estate listed on Schedule 4.6 constitutes, as of the Closing Date, all of the real property owned, leased, subleased, or used by any Loan Party and its Subsidiaries. Each Loan Party and each Subsidiary of a Loan Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate. Schedule 4.6 further describes any Real Estate with respect to which any Loan Party or Subsidiary of a Loan Party is a lessor, sublessor or assignor as of the Closing Date. Each Loan Party and each of its Subsidiaries also has good and marketable title to, or valid leasehold interests in, all of its material personal properties and assets. None of the properties and assets of any Loan Party or any Subsidiary of a Loan Party are subject to any Liens other than Permitted Encumbrances. Schedule 4.6 also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate owned by a Loan Party as of the Closing Date. The Liens granted to Administrative Agent, on behalf of itself and the other Secured Parties, pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral described therein (other than with respect to assets covered by certificates of title and De Minimus Accounts (as defined in the Security Agreement)), subject only to Permitted Encumbrances.

Section 4.7 Labor Matters.

Except as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect: (a) no strikes or other material labor disputes against any Loan Party or any of its Subsidiaries are pending or, to any Loan Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Loan Party and each of its Subsidiaries comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matter; (c) all payments due from any Loan Party or any Subsidiary of a Loan Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Person; (d) except as set forth in Schedule 4.7 or 7.4, as of the Closing Date no Loan Party and no Subsidiary of a Loan Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement or any employment agreement (and true and complete copies of any agreements described on Schedule 4.7 or 7.4 have been (and will continue to be) made available to Administrative Agent); (e) to any Loan Party’s knowledge, there is no organizing activity involving any Loan Party or any Subsidiary of a Loan Party pending or threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened with the National Labor Relations Board or similar foreign Governmental Authority, and no labor organization or group of employees of any Loan Party or any Subsidiary of a Loan Party has made a pending demand for recognition; and (g) except as set forth in Schedule 4.7, there are no complaints or charges against any Loan Party or any of its Subsidiaries pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Loan Party or any of its Subsidiaries of any individual, except, in the case of this clause (g), where any such complaint or charge would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to any Loan Party or any of its Subsidiaries in excess of $500,000.

Section 4.8 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.

Except as set forth in Schedule 4.8, as of the Closing Date no Loan Party has any Subsidiaries or is engaged in any joint venture or partnership with any other Person. As of the Closing Date all of the issued and outstanding Stock of each Loan Party and each of its Subsidiaries is owned by each of the stockholders, partners or members, as applicable and in the amounts set forth on Schedule 4.8. Except as set forth on Schedule 4.8, there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Loan Party or any of its Subsidiaries may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of such Person’s Subsidiaries (with respect to Holdings, as of the Closing Date). As of the Closing Date, all outstanding Indebtedness (of the type described in clauses (a) through (c), (e) and (h) of the definition thereof) of each Loan Party and each of its Subsidiaries is described in Section 7.3 (including Schedule 7.3).

Section 4.9 Government Regulation.

No Loan Party and no Subsidiary of a Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. The making of the Loans by Lenders to Borrower, the incurrence of the Letter of Credit Obligations on behalf of Borrower, the application of the proceeds thereof and the repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

Section 4.10 Margin Regulations.

No Loan Party and no Subsidiary of a Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

Section 4.11 Taxes.

All federal and other material tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Loan Party or any of its Subsidiaries have been filed with the appropriate Governmental Authority and all Charges with respect to a liability in excess of $500,000 have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding Charges or other amounts that are being contested in accordance with Section 6.2(b). Schedule 4.11 sets forth those taxable years for which the tax returns of any Loan Party or any of its Subsidiaries are to Borrower’s knowledge as of the Closing Date being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding as of the Closing Date. As of the Closing Date and except as set forth on Schedule 4.11, there is no action, suit, proceeding, investigation, audit or claim now pending or, to Borrower’s knowledge, threatened by any authority regarding any taxes relating to any of the Loan Parties or any of their respective Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or to result in a material liability to any of the Loan Parties or any of their respective Subsidiaries. Except as described on Schedule 4.11, as of the Closing Date no Loan Party and no Subsidiary of a Loan Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. None of the Loan Parties, any of their respective Subsidiaries or any of their respective predecessors are liable for any Charges of a Person other than a Loan Party with respect to a liability in excess of $500,000: (a) under any agreement (including any tax sharing agreements) or (b) to each Loan Party’s knowledge, as a transferee, other than, in either case, pursuant to triple net leases entered into in the ordinary course of business. As of the Closing Date, no Loan Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which, either individually or in the aggregate, would have a Material Adverse Effect.

Section 4.12 ERISA and Foreign Benefit Plans.

(a) Schedule 4.12 lists and separately identifies all Title IV Plans, Multiemployer Plans, ESOPs and Retiree Welfare Plans as of the Closing Date. Copies of all such listed Plans, together with a copy of the latest form 5500 for each such Plan, have been delivered to Administrative Agent. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, to the knowledge of any Loan Party, nothing has occurred which would reasonably be expected to cause the loss of such qualification or tax-exempt status. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC, or ERISA. No Loan Party or ERISA Affiliate has failed to make any contribution or pay any amount in excess of $500,000 in the aggregate due as required by Section 412, of the IRC or Section 302 of ERISA or the terms of its Plans. No Loan Party or ERISA Affiliate has engaged in a prohibited transaction, as defined in Section 4975 of the IRC, in connection with any Plan, which would subject any Loan Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

(b) Except as set forth in Schedule 4.12: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan except, in the case of this clause (iii), where any such claim, sanction, action or lawsuit would not, individually or in the aggregate, reasonably be expected to result in damages or liabilities to any Loan Party or any of its Subsidiaries in excess of $500,000; (iv) no Loan Party or ERISA Affiliate has incurred or reasonably expects to incur any liability in excess of $500,000 as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Loan Party or ERISA Affiliate; and (vi) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or the equivalent by another Rating Agency.

(c) With respect to each scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits (each, a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan

Party that is not subject to United States law providing for post-employment benefits (each, a “Foreign Plan”) to each Loan Party’s knowledge: (i) all employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the liability of any Loan Party or any Subsidiary of a Loan Party with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Loan Party or such Subsidiary, as the case may be; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless, in each case under the foregoing clauses (i), (ii) and (iii), the failure to do so could not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 No Litigation.

No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Loan Party, threatened against any Loan Party or any of its Subsidiaries, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”), (a) which challenges the right or power of any Loan Party or any of its Subsidiaries to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, or (b) which has a reasonable risk of being determined adversely to any Loan Party or any of its Subsidiaries and which, if so determined, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 4.13, as of the Closing Date there is no Litigation pending or, to the knowledge of the Loan Parties, threatened which would reasonably be expected to result in injunctive relief, monetary judgment(s) in excess of $500,000 individually or in the aggregate or findings of criminal misconduct of any Loan Party or any of its Subsidiaries.

Section 4.14 Brokers.

No broker or finder acting on behalf of any Loan Party or any of its Subsidiaries brought about the obtaining, making or closing of the Loans or the Related Transactions and no Loan Party or Subsidiary of a Loan Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

Section 4.15 Intellectual Property.

(a) Schedule 4.15 sets forth, in each case as of the Closing Date, all of the registered or applications to register Intellectual Property of each Loan Party and each of its Subsidiaries, including each patent, patent application, trademark registration, trademark application, copyright application, copyright registration and domain name registration, and all material Intellectual Property Licenses necessary to the operations of the businesses of the Loan Parties.

(b) Except as set forth on Schedule 4.15 or as could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, all Copyrights, Patents and Trademarks of each Loan Party and each of its Subsidiaries (i) are subsisting in full force and effect, have not been terminated, cancelled, expired, or abandoned, and are valid and enforceable; (ii) have been prosecuted in accordance with all applicable law; (iii) have been protected with adequate safeguards and security to maintain any trade secrets, and confidential or proprietary information; (iv) are not the subject of any third party challenge, whether judicial, administrative or otherwise, as to ownership, registerability, validity or enforceability; (v) have not been the subject of any written notice alleging that it is invalid or unenforceable or challenging ownership or registerability; and (vi) include all the intellectual property rights reasonably required to conduct such Person’s business. Except as set forth on, or pursuant to agreements listed on, Schedule 4.24 or Schedule 7.4, no Affiliate, officer or director of any Loan Party or any of its Subsidiaries owns or possesses any rights in any Intellectual Property used by any of the Loan Parties or any of their Subsidiaries and material to the operations of their businesses.

(c) No Loan Party and no Subsidiary of a Loan Party has (i) received any written notice alleging (x) infringement or notice of any other complaint that its operations infringe or misappropriate rights under any intellectual property of any third party, or (y) unfair trade practices or passing off of counterfeit goods, which, in either case, individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect; (ii) knowledge of any such infringement, misappropriation, unfair trade practices or passing off of counterfeit goods, or (iii) wrongfully employed any trade secrets or any confidential information or documentation proprietary to any former employer of any employee, or any other Person which could reasonably be expected to result in a Material Adverse Effect.

Section 4.16 Full Disclosure.

No information contained in this Agreement, any of the other Loan Documents, any Financial Statements or Collateral Reports or other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Loan Party or any of its Subsidiaries to Administrative Agent or any Lender pursuant to the terms of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in any material respect in light of the circumstances under which they were made.

Section 4.17 Environmental Matters.

(a) Except as set forth in Schedule 4.17 (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and which would not result in Environmental Liabilities of the Loan Parties which could reasonably be expected to exceed $500,000; (ii) no Loan Party and no Subsidiary of a Loan Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate which would result in Environmental Liabilities of the Loan Parties which could reasonably be expected to exceed $500,000; (iii) the Loan Parties and their Subsidiaries are and have been in compliance with all Environmental Laws, except for such noncompliance which would not reasonably be expected to result in Environmental Liabilities of the Loan Parties in excess of $500,000; (iv) the Loan Parties and their Subsidiaries have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not reasonably be expected to result in Environmental Liabilities of the Loan Parties which could reasonably be expected to exceed $500,000; (v) no Loan Party and no Subsidiary of a Loan Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are reasonably likely to result in any Environmental Liabilities of such Loan Party or such Subsidiary in excess of $500,000, and no Loan Party and no Subsidiary of a Loan Party has permitted any current or former tenant or occupant of a Loan Party’s Real Estate to engage in any such operations; (vi) the Loan Parties’ and their Subsidiaries’ estimated costs of compliance with Environmental Laws and Environmental Permits for each of the two Fiscal Years immediately following the Closing Date are not in excess of $500,000 for each such Fiscal Year; (vii) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material which would reasonably be expected to result in damages, penalties, fines, costs or expenses of the Loan Parties in excess of $500,000 or material injunctive relief, or which as of the Closing Date alleges criminal misconduct by any Loan Party or any of its Subsidiaries; (viii) as of the Closing Date, no notice has been received by any Loan Party or any of its Subsidiaries identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state or foreign laws, and to the knowledge of the Loan Parties, there are no facts, circumstances or conditions that may result in any Loan Party or any Subsidiary of a Loan Party being identified as a “potentially responsible party” under CERCLA or analogous state or foreign laws; and (ix) as of the Closing Date, the Loan Parties have provided to Administrative Agent copies of all existing environmental reports, reviews and audits and all written information, if any, pertaining to actual or potential material Environmental Liabilities, in each case relating to any Loan Party and its Subsidiaries.

(b) Each Loan Party hereby acknowledges and agrees that Administrative Agent (i) is not now, and has never been, in control of any of the Real Estate or any affairs of a Loan Party or any of its Subsidiaries, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence the conduct of any Loan Party or any of its Subsidiaries with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

Section 4.18 Insurance.

Schedule 4.18 lists, as of the Closing Date, all material insurance policies of any nature maintained for current occurrences by each Loan Party and each of its Subsidiaries.

Section 4.19 Deposit and Other Accounts.

Schedule 4.19 (as updated from time to time simultaneously with any update to Schedule 3.1(K) of the Security Agreement permitted under the terms of the Security Agreement) lists all banks and other financial institutions at which any Loan Party or Subsidiary of a Loan Party maintains deposits and/or other accounts (including brokerage accounts, securities accounts and other similar accounts), and such Schedule as of the date thereof correctly identifies the name, address and telephone number of each depository or other applicable financial institution, the name in which the account is held, a description of the purpose of the account, and the complete account number.

Section 4.20 Solvency; Default.

Both immediately before and after giving effect to (a) the Loans and Letters of Credit to be made or issued on the Closing Date or such other date as Loans and Letters of Credit requested hereunder are made or issued, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of Borrower, (c) the Dividend Recapitalization, the Refinancing and the consummation of the other Related Transactions, and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Loan Parties are, on a consolidated basis, Solvent. No Default or Event of Default exists or would exist taking into account any of the initial Loans to be made on the Closing Date.

Section 4.21 [Reserved].

Section 4.22 Not a Reporting Entity.

As of the date hereof, no Loan Party and no Subsidiary of a Loan Party (i) is required to file reports under Section 15(b) of the Exchange Act, (ii) has securities registered under Section 12 of the Exchange Act or (iii) has filed a registration statement that has not yet become effective under the Securities Act of 1933, as amended.

Section 4.23 Foreign Assets Control Regulations, Etc.

(a) Neither the making of the Loans by the Lenders hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b) No Loan Party, nor any of its Subsidiaries, nor any Controlled Affiliate of any Loan Party or of any Subsidiary, nor any present stockholder of any of the foregoing (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of Treasury (“OFAC”) or in Section 1 of the Anti-Terrorism Order, (ii) is, or will become, a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, (iii) is, or will become, a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of the Anti-Terrorism Order, or (iv) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person. Each Loan Party and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.

(c) No part of the proceeds from the Loans made hereunder or any Letter of Credit issued hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Loan Parties and their Subsidiaries.

Section 4.24 No Conflicts of Interest.

As of the Closing Date, except as set forth in Schedule 4.24 or as otherwise disclosed herein, no owner, director (or persons holding a similar position) or officer of any Loan Party or any of its Subsidiaries, owns, directly or indirectly, any interest in any material tangible or intangible property used in or necessary to the business of a Loan Party or one of its Subsidiaries.

ARTICLE V

FINANCIAL STATEMENTS AND INFORMATION

Section 5.1 Reports and Notices.

Borrower shall deliver or cause to be delivered to Administrative Agent and Lenders, as indicated, the following:

(a) Monthly Financials. To Administrative Agent and Lenders, within thirty (30) days after the end of each Fiscal Month (or, with respect to each Fiscal Month that is also the end of a Fiscal Quarter, within forty five (45) days after the end of such Fiscal Month) commencing with the Fiscal Month ended on or about May 31, 2011, financial information regarding the Loan Parties and their Subsidiaries, certified by the Chief Financial Officer or Treasurer of Borrower, consisting of (i) consolidated unaudited balance sheets as of the close of such Fiscal Month and the related statements of income and cash flows for such Fiscal Month and that portion of the Fiscal Year ending as of the close of such Fiscal Month, in each case setting forth in comparative form the figures for the corresponding periods in the prior year and the projected results of such periods set forth in the budget delivered pursuant to Section 5.1(c) for the applicable Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes), (ii) a calculation of EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis, in form reasonably acceptable to Administrative Agent, for the twelve (12) month period ending on the last day of such Fiscal Month, certified by the Chief Financial Officer or Treasurer of Borrower as being a true, complete and correct calculation of EBITDA of the Loan Parties and their Subsidiaries on a consolidated basis for such period, (iii) a reasonably detailed same-store profit and loss statement for each site of the Borrower and its Subsidiaries, and (iv) with respect to the last Fiscal Month of each Fiscal Year, a reasonably detailed profit and loss statement by unit levels. Notwithstanding the foregoing, if the budgets delivered pursuant to Section 5.1(c) are revised in any material respect, Administrative Agent may request that such financial statements contain a comparison to such revised budget, rather than a comparison to budget for the applicable Fiscal Year. Such financial information shall be accompanied by the certification of the Chief Financial Officer or Treasurer of Borrower that (i) such financial statements present fairly in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) the financial position and results of operations and cash flows of the Loan Parties and their Subsidiaries, on a consolidated basis, in each case as at the end of such Fiscal Month and for the year to date period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to remedy such Default or Event of Default;

(b) Compliance Certificate and Analysis. To Administrative Agent and Lenders, the financial information delivered pursuant to Section 5.1(a) and 5.1(d) shall be accompanied by (i) a properly completed certificate in the form of Exhibit 5.1(b) (each, a “Compliance Certificate”); provided, however, that the financial covenant calculations shall only be required to be completed with each Compliance Certificate delivered with the financial information under Section 5.1(a) for the last Fiscal Month of each Fiscal Quarter and with the financial information under Section 5.1(d) and (ii) a management discussion and analysis (in a form substantially consistent with prior management discussion and analysis or otherwise reasonably acceptable to Administrative Agent) describing the performance of the Loan Parties and their Subsidiaries for such periods and explaining any non-de minimus variances between such results and the results from the comparable periods in the prior year and the projected results for such period set forth in the budget delivered pursuant to Section 5.1(c) (and any revised budgets) for the applicable Fiscal Year; provided, further, that if a Compliance Certificate delivered together with the financial information delivered pursuant to Section 5.1(d) corrects any calculation of a financial covenant set forth in a Compliance Certificate delivered together with the financial information delivered pursuant to Section 5.1(a) with respect to the most recently ended Fiscal Month that is also the end of a Fiscal Year, such corrected calculation of a financial covenant shall govern (and no Default or Event of Default shall be deemed to exist solely as a result of differences between the two resulting from normal year-end adjustments) but shall not, in any way, prejudice or limit any rights or actions previously taken by Administrative Agent or Lenders as a result of any previously delivered Compliance Certificate;

(c) Operating Plan. To Administrative Agent and Lenders, when available, but not later than forty five (45) days after the end of each Fiscal Year, (i) an annual operating plan for the Loan Parties and their Subsidiaries, approved by the Governing Body of Holdings or Borrower, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Availability projections all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities and (ii) annual projections for the two Fiscal Years following the completion of the Fiscal Year covered by such operating plan;

(d) Annual Audited Financials. To Administrative Agent and Lenders, within one hundred five (105) days after the end of each Fiscal Year commencing with the Fiscal Year ending on or about December 31, 2011, audited Financial Statements for the Loan Parties and their Subsidiaries on a consolidated basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP, certified without qualification, by an independent certified public accounting firm of national standing or otherwise reasonably acceptable to Administrative Agent (it being agreed and understood that Borrower’s independent public accounting firm as of the Closing Date is deemed acceptable to Administrative Agent). Such Financial Statements shall be accompanied by (i) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (ii) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (iii) the certification of a Responsible Officer of Borrower that all such Financial Statements present fairly in all material respects, in accordance with GAAP, the financial position, results of operations and statements of cash flows of the Loan Parties and their Subsidiaries on a consolidated basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to remedy such Default or Event of Default;

(e) Management Letters. To Administrative Agent and Lenders, within five (5) Business Days after receipt thereof by any Loan Party or any of its Subsidiaries, copies of all final management letters, exception reports or similar letters or reports received by such Loan Party or such Subsidiary from its independent certified public accountants;

(f) Default Notices. To Administrative Agent and Lenders, as soon as practicable, and in any event within five (5) Business Days after a Responsible Officer of a Loan Party has knowledge of the existence of any Default, Event of Default or other event which has had, or could reasonably be expected to have, a Material Adverse Effect, by telephone or written notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

(g) [Reserved];

(h) [Reserved];

(i) Monthly Supplemental Real Estate Schedules. To Administrative Agent, concurrent with the delivery of the financial statements set forth in Section 5.1(a), supplemental disclosures, if any, to Schedule 4.6 with respect to a Loan Party or any of its Subsidiaries owning, leasing or subleasing any Real Estate not described thereon (provided such update to Schedule 4.6 shall not be deemed to be a waiver of any Default or Event of Default arising as a result of any new information set forth thereon except with respect to any waiver effectuated in accordance with the terms of this Agreement);

(j) Litigation. To Administrative Agent, promptly, and in any event within ten (10) Business Days after any of the following is commenced (or within ten (10) Business Days after a Responsible Officer of any Loan Party learns that any of the following is threatened in writing): notice of any Litigation commenced or threatened against any Loan Party or any Subsidiary of a Loan Party that (i) seeks damages in excess of $250,000, (ii) seeks material injunctive relief, (iii) is asserted or instituted against any Plan or Foreign Plan, its fiduciaries or its assets or against any Loan Party, Subsidiary of a Loan Party or ERISA Affiliate in connection with any Plan or Foreign Plan, (iv) alleges criminal misconduct by any Loan Party or Subsidiary of a Loan Party or (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities;

(k) Insurance Notices. To Administrative Agent, disclosure of losses or casualties required by Section 6.4(c);

(l) Other Notices. To Administrative Agent, promptly, and in any event within five (5) Business Days after a Responsible Officer of a Loan Party has knowledge thereof, copies of any and all written default notices received under or with respect to any leased location or public warehouse where Collateral is located;

(m) Intellectual Property Notices. To Administrative Agent, promptly, and in any event within ten (10) Business Days after an action is commenced (or with respect to a claim or action that is threatened in writing, after a Responsible Officer of a Loan Party has knowledge thereof), notice of any claim or action by any Person pending, or to the knowledge of any Loan Party, threatened in writing, against any Loan Party or any of its Subsidiaries with respect to any of their Intellectual Property that (i) seeks damages in excess of $500,000 not otherwise covered by insurance, or (ii) seeks material injunctive relief;

(n) Title IV Plans; Etc. To Administrative Agent, promptly, and in any event within thirty (30) Business Days after any Loan Party enters into any Title IV Plan, Multiemployer Plan, ESOP or Retiree Welfare Plan after the Closing Date;

(o) Other Documents. To Administrative Agent and Lenders, promptly (i) such forms and information required by the U.S. Small Business Administration, including, without limitation, SBA Forms 480 and 652, to the extent reasonably requested by Administrative Agent or any Lender from time to time and which Borrower is reasonably able to provide, and (ii) such other financial and other information respecting any business or financial condition of a Loan Party or any of its Subsidiaries as Administrative Agent shall, from time to time, reasonably request; and

(p) Mandatory Prepayment and Change of Control. To Administrative Agent, not less than five (5) Business Day’s advance written notice (or such lesser period as is acceptable to the Administrative Agent in its sole discretion) of (i) the expected receipt by a Loan Party or any of its Subsidiaries of proceeds pursuant to an event described in Sections 2.3(b)(ii) or 2.3(b)(iii) and (ii) a Change of Control.

Section 5.2 Collateral Reports.

Borrower shall deliver or cause to be delivered the following:

(a) To Administrative Agent, at the time of delivery of each of the quarterly Financial Statements delivered pursuant to Section 5.1(a), a list of any applications for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency which any Loan Party thereof has filed in the prior Fiscal Quarter;

(b) Upon the occurrence and during the continuance of an Event of Default, at the request of Administrative Agent, Borrower, at its own expense, shall deliver to Administrative Agent the results of each physical verification, if any, which any Loan Party or any of its Subsidiaries may in their discretion have made, or caused any other Person to have made on their behalf, of all or any portion of their Inventory (and, if an Event of Default shall have occurred and be continuing, Borrower shall, upon the request of Administrative Agent, conduct such physical verifications as Administrative Agent may require);

(c) Borrower, at its own expense, shall deliver to Administrative Agent such appraisals of the assets of the Loan Parties and their respective Subsidiaries as Administrative Agent may request at any time after the occurrence and during the continuance of an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance, reasonably satisfactory to Administrative Agent; and

(d) Such other reports, statements and reconciliations with respect to the Collateral of any or all Loan Parties as Administrative Agent shall from time to time request in its Permitted Discretion.

Section 5.3 Communication with Accountants.

Each Loan Party authorizes Administrative Agent to communicate directly with its and its Subsidiaries’ independent certified public accountants, and authorizes and shall instruct those accountants to disclose and make available to Administrative Agent any and all Financial Statements and other supporting financial documents, schedules and information relating to any Loan Party or Subsidiary of a Loan Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Loan Party and its Subsidiaries.

ARTICLE VI

AFFIRMATIVE COVENANTS

Each Loan Party executing this Credit Agreement jointly and severally agrees as to all Loan Parties and their Subsidiaries that from and after the date hereof and until the Termination Date:

Section 6.1 Maintenance of Existence and Conduct of Business.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) subject to Section 7.1, do or cause to be done all things necessary to preserve and keep in full force and effect its organizational existence and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; and (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; provided, that Chuy’s Services, LLC may be dissolved following written notice thereof to the Administrative Agent, provided that all remaining assets of the dissolved Subsidiary are distributed to Borrower.

Section 6.2 Payment of Obligations.

(a) Subject to Section 6.2(b), other than Charges at any one time not in excess of $500,000 in the aggregate and Charges not yet due, each Loan Party shall, and shall cause each of its Subsidiaries to, pay and discharge or cause to be paid and discharged promptly all governmental Charges payable by it.

(b) Each Loan Party and each Subsidiary of a Loan Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (i) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect to such contest are maintained on the books of the applicable Person, in accordance with GAAP, (iii) such contest is maintained and prosecuted with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (v) no Lien shall be imposed to secure payment of such Charges or claims other than Permitted Encumbrances, and (vi) such Loan Party or such Subsidiary, as applicable, shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Administrative Agent evidence acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Loan Party or such Subsidiary or the conditions set forth in this Section 6.2(b) are no longer met.

Section 6.3 Books and Records.

Each Loan Party shall, and shall cause each of its Subsidiaries to, keep adequate books and records with respect to its business activities in which proper entries, reflecting all bona fide financial transactions, are made in accordance with GAAP in all material respects and on a basis substantially consistent with the Financial Statements attached as Schedule 4.4(A).

Section 6.4 Insurance; Damage to or Destruction of Collateral.

(a) The Loan Parties shall, and shall cause each of their Subsidiaries to, at their sole cost and expense, maintain policies of insurance (including public liability and liquor liability policies) with financially sound and reputable insurers having, at the time of policy issuance, an A (or better) rating from Best’s Rating Service, with respect to its properties and businesses against such casualties and contingencies as are in accordance with the general practices of businesses engaged in similar activities in similar geographic areas (provided that in any event the Loan Parties shall maintain business interruption insurance and provided further that at all times all other coverage levels shall be no less than those in place on the Closing Date), with the details of such coverage currently outstanding being more fully described on Schedule 4.18 hereto. If any Loan Party or any Subsidiary of a Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above (or by the provisions of the second sentence of Section 6.11(b)) or to pay all premiums relating thereto, Administrative Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Administrative Agent deems advisable in its Permitted Discretion. Administrative Agent shall have no obligation to obtain insurance for any Loan Party or Subsidiary of a Loan Party or pay any premiums therefor. By doing so, neither Administrative Agent nor any Lender shall be deemed to have waived any Default or Event of Default arising from any Loan Party’s or its Subsidiary’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed shall be payable on demand by Borrower to Administrative Agent and shall be additional Obligations hereunder secured by the Collateral.

(b) If requested by Administrative Agent, each Loan Party shall deliver to Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to Administrative Agent, with respect to its and its Subsidiaries’ insurance policies.

(c) The Loan Parties shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent, (i) endorsements to (A) all “All Risk” insurance naming Administrative Agent, on behalf of itself and the Secured Parties, as loss payee, and (B) all general liability and other liability policies naming Administrative Agent, on behalf of itself and the Secured Parties, as additional insured and (ii) collateral assignments with respect to business interruption insurance. Each Loan Party irrevocably makes, constitutes and appoints Administrative Agent (and all officers, employees or agents designated by Administrative Agent), so long as any Event of Default shall have occurred and be continuing, as such Person’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Person on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance. Administrative Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney. Borrower shall promptly (but in any event no later than five (5) Business Days after such loss, damage or destruction) notify Administrative Agent of any loss, damage, or destruction to the Collateral in the amount of $250,000 or more, whether or not covered by insurance.

Section 6.5 Compliance with Laws and Organization Documents.

Without limiting any other provision of this Agreement, each Loan Party shall, and shall cause each of its Subsidiaries to, comply in all material respects with all Requirements of Law applicable to it and the terms of all Organization Documents applicable to it. Each Loan Party shall, and shall cause each of its Subsidiaries, to obtain and maintain all material licenses, permits (including Environmental Permits), certifications, franchises, consents and governmental authorizations and approvals necessary to own its property and to conduct its business substantially as conducted on the Closing Date other than, for the avoidance of doubt, with respect to restaurants closed after the Closing Date.

Section 6.6 Supplemental Disclosure.

From time to time as may be requested by Administrative Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of an Event of Default), the Loan Parties shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Schedule or representation shall be deemed effective to update such Schedule or representation for any or all purposes hereunder unless agreed to in writing by Requisite Lenders and no such supplement to any such Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Requisite Lenders in writing and (b) no supplement shall be required as to representations and warranties that relate solely to the Closing Date.

Section 6.7 Intellectual Property.

Each Loan Party shall, and shall cause each of its Subsidiaries to, conduct its business and affairs without infringement of or interference with any material Intellectual Property of any other Person in any material respect.

Section 6.8 Environmental Matters.

Each Loan Party shall, and shall cause each of its Subsidiaries to, (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance which could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate other than where the failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) notify Administrative Agent promptly after such Loan Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate which is reasonably likely to result in Environmental Liabilities of a Loan Party in excess of $500,000; and (d) promptly forward to Administrative Agent a copy of any order, notice, request for information or any communication or report received by such Loan Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities of a Loan Party in excess of $500,000, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened in writing to take any action in connection with any such violation, Release or other matter. If Administrative Agent at any time has a reasonable basis to believe that there is a violation of any Environmental Laws or Environmental Permits by any Loan Party or any of its Subsidiaries or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, which, in each case, could reasonably be expected to have a Material Adverse Effect, then the relevant Loan Party shall, upon Administrative Agent’s written request cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports with respect to such Real Estate, at Borrower’s expense, as Administrative Agent may from time to time request, which shall be conducted by reputable environmental consulting firms acceptable to Administrative Agent and shall be in form and substance reasonably acceptable to Administrative Agent.

Section 6.9 Access.

Each Loan Party which is a party hereto, at its sole cost pursuant to Section 12.3 (provided the Loan Parties shall not be required to pay such costs for more than one such visit per calendar year unless an Event of Default has occurred and is continuing, in which event the costs of any and all such visits during such period shall be borne by the Loan Parties), shall, during normal business hours, from time to time upon at least one (1) Business Day’s prior notice as frequently as Administrative Agent reasonably determines to be appropriate: (a) provide Administrative Agent and any of its officers, employees, designees and agents access during normal business hours to the properties, facilities, advisors and employees (including officers) of each Loan Party and each of its Subsidiaries and to the Collateral, (b) permit Administrative Agent, and any of its officers, employees, designees and agents during normal business hours, to inspect, audit and make extracts from the books and records of any Loan Party and its Subsidiaries, and (c) permit Administrative Agent, and its officers, employees, designees and agents during normal business hours, to inspect, audit, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Loan Party. If an Event of Default shall have occurred and be continuing, each such Loan Party shall provide such access to Administrative Agent at all times and without advance notice. Furthermore, so long as any Event of Default shall have occurred and be continuing, each Loan Party shall provide Administrative Agent with access to its and its Subsidiaries’ suppliers. Each Loan Party shall make available to Administrative Agent and its counsel, on a prompt basis, originals or copies of all books and records which Administrative Agent may reasonably request. Each Loan Party at its own cost shall deliver any document or instrument necessary for Administrative Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Loan Party or one of its Subsidiaries.

Section 6.10 Post-Closing Obligations.

In consideration for Administrative Agent and Lenders agreeing to fund the initial Loans hereunder even though the following items required as conditions precedent under Section 3.1 were not satisfied on the Closing Date, the Loans Parties shall deliver, or cause to be delivered, to Administrative Agent, or otherwise complete to Administrative Agent’s satisfaction in its Permitted Discretion, the following items within the time periods designated below (unless such time periods are extended by Administrative Agent pursuant to its written consent):

(a) within 60 days of the date hereof, lender’s loss payable endorsement(s) in favor of Administrative Agent with respect to property insurance of the Loan Parties in form and substance reasonably satisfactory to Administrative Agent.

Section 6.11 New Subsidiaries; Further Assurances.

(a) New Subsidiaries. If a Loan Party forms or acquires a new direct or indirect Subsidiary, such Loan Party agrees to, concurrently with the acquisition or formation thereof, (i) amend the Pledge Agreement (and, upon the request of Administrative Agent, also deliver a comparable local law governed document reasonably acceptable to Administrative Agent with respect to a Foreign Subsidiary) to reflect the addition of such Stock and pledge the applicable Stock to the Administrative Agent as additional collateral for the Obligations, (ii) cause such Subsidiary to join (A) this Agreement by executing this Agreement (or a joinder hereto in form and substance reasonably acceptable to Administrative Agent) as a Guarantor and (B) the Security Agreement pursuant to a joinder in form reasonably satisfactory to Administrative Agent for the purposes of granting a security interest in such Subsidiary’s assets for the benefit of the Administrative Agent and the Secured Parties as additional security for the Obligations (and, upon the request of Administrative Agent, also deliver a comparable local law governed document reasonably acceptable to Administrative Agent with respect to a Foreign Subsidiary) and (iii) deliver to the Administrative Agent an opinion of counsel in form and substance reasonably acceptable to Administrative Agent, addressing, among other things, the due authorization, due execution and delivery and enforceability of the foregoing documents with respect to such Subsidiary; provided that nothing in this Section 6.11 shall be deemed to constitute a waiver of any Default or Event of Default caused by the creation or acquisition of any new Subsidiary in violation of the terms of this Agreement. Furthermore, if any Loan Party not a party to the Pledge Agreement is the maker of an intercompany loan, such Loan Party shall execute a joinder (in form reasonably satisfactory to the Administrative Agent) to the Pledge Agreement, thereby pledging such intercompany loan (and the related Intercompany Note, if any) to the Administrative Agent for the benefit of the Secured Parties. Notwithstanding the foregoing, no Foreign Subsidiary of a Loan Party that is both a “controlled foreign corporation,” as defined in Section 957 of the IRC and an Affected Foreign Subsidiary shall be required to become a Guarantor or grant a security interest in any of its assets or property to secure any of the Obligations, and no Loan Party shall be required to pledge more than sixty-six percent (66%) of the Stock entitled to vote (within the meaning of Treasury Reg. Section 1.956-2(c)(2)) of any such Affected Foreign Subsidiary of a Loan Party, to the extent, in any such case, such guaranty or granting, or a pledge of additional voting Stock, would result in material adverse tax consequences to a Loan Party under Section 956 of the IRC.

(b) Further Assurances. Each Loan Party executing this Agreement agrees that it shall and shall cause each other Loan Party to, at such Loan Party’s expense and upon request of Administrative Agent, duly execute and deliver, or cause to be duly executed and delivered, to Administrative Agent such further agreements, instruments and documents and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Administrative Agent to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. If any Loan Party or any Subsidiary of any Loan Party (other than a Foreign Subsidiary that has not become a Guarantor or granted a security interest in any of its assets or property to secure such guaranty in accordance with Section 6.11(a) above) acquires fee simple title to any Real Estate with a fair market value in excess of $500,000, simultaneously with such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to Administrative Agent, (i) a fully executed Mortgage, in form and substance reasonably satisfactory to Administrative Agent together with an A.L.T.A. lender’s title insurance policy issued by a title insurer reasonably satisfactory to Administrative Agent, in form and substance and in an amount reasonably satisfactory to Administrative Agent insuring that the Mortgage is a valid and enforceable first priority Lien (subject to Permitted Encumbrances) on the respective Real Estate, free and clear of all defects, encumbrances and Liens (subject to Permitted Encumbrances), (ii) if requested by Administrative Agent, then current A.L.T.A. surveys, certified to Administrative Agent by a licensed surveyor sufficient to allow the issuer of the lender’s title insurance policy to issue such policy without a survey exception, (iii) if requested by Administrative Agent, an environmental site assessment prepared by a qualified firm reasonably acceptable to Administrative Agent, in form and substance satisfactory to Administrative Agent and (iv) upon execution and delivery of any such mortgage with respect to Real Estate that has any buildings, equipment or improvements that are located in a “Special Flood Hazard Area” (as designated by the United States Federal Emergency Management Administration), or, thereafter, within 45 days after written notice from Administrative Agent or any Lender to Borrower that such Real Estate that has any buildings, equipment or improvements that are so located, flood insurance coverage sufficient to rebuild or replace the building, equipment and improvements located thereon in an amount equal to the maximum amount of coverage available under the United States National Flood Insurance Program with a deductible not to exceed $25,000.

Section 6.12 Dividend Recapitalization.

(a) Each Loan Party agrees that, at all times until consummation of the Dividend Recapitalization in accordance with this Agreement, the Loan Parties shall maintain cash in an amount not less than $19,500,000 in Blocked Accounts.

(b) Prior to the consummation of the Dividend Recapitalization, Borrower will deliver to Administrative Agent complete and correct copies of the effecting resolutions and other organizational approvals in respect of the Dividend Recapitalization, together with such other material documents, instruments and agreements entered into or delivered in connection therewith.

ARTICLE VII

NEGATIVE COVENANTS

Each Loan Party executing this Agreement jointly and severally agrees as to all Loan Parties and their Subsidiaries that from and after the date hereof until the Termination Date:

Section 7.1 Mergers, Subsidiaries, Etc.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) convert into any other organizational form or (c) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine or merge with or acquire, any Person or any operating division of any Person, except that:

(i) any Subsidiary of Borrower may merge, consolidate or otherwise combine with and into any Subsidiary Guarantor or Borrower, provided that (x) such Subsidiary Guarantor (in the case of a merger, consolidation or other combination with a Subsidiary Guarantor) or Borrower (in the case of a merger, consolidation or other combination with Borrower), as the case may be, is the surviving entity, (y) no wholly-owned Subsidiary may merge, consolidate or combine with or into a non-wholly-owned Subsidiary unless the wholly-owned Subsidiary is the surviving entity, and (z) Administrative Agent has been provided five (5) Business Days’ advance written notice of any such transaction;

(ii) Borrower and Subsidiary Guarantors may create wholly-owned Subsidiary Guarantors that are Domestic Subsidiaries;

(iii) Chuy’s Services, LLC may dissolve following written notice thereof to the Administrative Agent, provided that all remaining assets of the dissolved Subsidiary are distributed to Borrower; and

(iv) Borrower may acquire the registered Trademarks and Copyrights of Chuy’s Mesquite Broiler, Inc., a company currently operating restaurants in California and Arizona, and the right to use the “Chuy’s” name in Arizona, California and Nevada, provided that the proceeds from Loans under this Agreement used in consummating such acquisition shall not exceed $2,000,000.

Section 7.2 Investments; Loans and Advances.

Except as otherwise expressly permitted in this Article VII, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:

(a) each Loan Party and each of its Subsidiaries may maintain its existing investments in its Subsidiaries as of the Closing Date;

(b) each Loan Party and each of its Subsidiaries may make investments in Cash Equivalents so long as the same are subject to a perfected security interest in favor of Administrative Agent for the benefit of itself and the other Secured Parties;

(c) the Loan Parties and their Subsidiaries may make loans to employees permitted under Section 7.4(b);

(d) the Loan Parties (other than Holdings) and their Subsidiaries may make intercompany loans permitted under Section 7.3(a)(v);

(e) [Reserved];

(f) a Loan Party may make Investments in other Loan Parties (other than Holdings and Foreign Subsidiaries), provided any equity investments made by Holdings may only be made in Borrower;

(g) each Loan Party may make and maintain Investments received in settlement of amounts due to Borrower or any Subsidiary of Borrower effected in the ordinary course of business or received as part of the settlement of litigation or in satisfaction of extensions of credit to any Person pursuant to or in connection with the reorganization, bankruptcy or liquidation of such Person or a good faith settlement of debts with such Person;

(h) [Reserved];

(i) Holdings and Borrower may make Investments consisting of loans to officers, directors and employees, all of the proceeds of which are used by such Persons to purchase substantially simultaneously equity interests of Holdings, to the extent otherwise permitted under this Agreement;

(j) the Loan Parties and their Subsidiaries may hold Investments existing on the Closing Date and set forth on Schedule 7.2;

(k) the Loan Parties and their Subsidiaries may maintain deposit accounts in the ordinary course of business and in compliance with the provisions of the Loan Documents; and

(l) Borrower and its Subsidiaries may make and hold other Investments not to exceed $250,000 in the aggregate at any time.

Section 7.3 Indebtedness.

(a) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except (without duplication):

(i) Indebtedness of Borrower and its Subsidiaries secured by purchase money security interests and Capital Leases, provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $500,000;

(ii) the Loans and the other Obligations;

(iii) deferred taxes;

(iv) Indebtedness existing on the Closing Date and set forth in Schedule 7.3;

(v) Indebtedness consisting of intercompany loans and advances made by Borrower or a Subsidiary Guarantor to Borrower or a wholly-owned Subsidiary, provided that (A) each such Subsidiary shall have executed and delivered to Borrower or such Subsidiary Guarantor a demand note (collectively, the “Intercompany Notes”) to evidence any such intercompany Indebtedness owing at any time by such Subsidiary to Borrower or such Subsidiary Guarantor, which Intercompany Notes shall be in form and substance reasonably satisfactory to Administrative Agent and shall be pledged and delivered to Administrative Agent pursuant to the applicable Pledge Agreement or Security Agreement as additional collateral security for the Obligations; (B) the obligee shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Administrative Agent; (C) at the time any such intercompany loan or advance is made and after giving effect thereto, Borrower and each such Subsidiary shall be Solvent; (D) no Default or Event of Default would occur and be continuing after giving effect to and as a result of any such proposed intercompany loan or advance; and (E) the aggregate amount of such intercompany loans and advances to Subsidiaries which are not Subsidiary Guarantors shall not exceed $100,000 at any one time outstanding;

(vi) unsecured Indebtedness to Persons other than the Loan Parties and their Subsidiaries not otherwise permitted under this Section 7.3(a) in an aggregate principal amount not to exceed $500,000 at any time outstanding for the Loan Parties and their Subsidiaries on a consolidated basis;

(vii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, that such Indebtedness is reasonably promptly extinguished;

(viii) Indebtedness under the Seller Note (without giving effect to any amendment or modification thereof);

(ix) Indebtedness incurred in the ordinary course of business to finance insurance premiums;

(x) Hedge Agreements for bona fide hedging purposes and not for speculation incurred (i) in favor of a Lender or an Affiliate thereof or (ii) in favor of any Person other than a Lender or an Affiliate thereof so long as cash collateral provided to such Persons in respect of such Hedge Agreements does not exceed $250,000 in the aggregate at any one time (it being agreed that no other collateral may be given with respect thereto);

(xi) unsecured contingent liabilities arising with respect to customary indemnification provisions or deferred purchase price adjustments in connection with any transaction permitted under Section 7.1;

(xii) Indebtedness consisting of Guaranteed Indebtedness permitted pursuant to Section 7.6; and

(xiii) Indebtedness in respect of netting services, overdraft protection and other similar arrangements in connection with deposit accounts in the ordinary course of business that are promptly repaid, including endorsement of instruments or payment items for deposit in the ordinary course of business.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Debt.

Section 7.4 Employee Loans and Affiliate Transactions.

(a) Except as set forth on or pursuant to agreements listed on Schedule 4.24 or Schedule 7.4 or otherwise expressly permitted herein, with respect to Affiliates, officers and directors, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into or be a party to any transaction with any Affiliate, officer or director of a Loan Party (other than a Loan Party) except (x) in the ordinary course of such Loan Party’s or such Subsidiary’s business and upon fair and reasonable terms that are no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate, officer or director and, if such transaction involves payments from the Loan Parties or any of their Subsidiaries to such Affiliate, officer or director in excess of $250,000 per Fiscal Year, such transaction shall have been disclosed to Administrative Agent in writing and (y) with respect to officers and directors, customary employment, compensation (including with respect to stock options, incentive plans and the like) and indemnification arrangements. All such transactions existing as of the Closing Date are described on Schedule 7.4.

(b) Except as set forth on Schedule 7.4, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, enter into any lending or borrowing transaction with any employees of any Loan Party or any Subsidiary of a Loan Party, except loans to their officers, directors and employees (i) on an arm’s-length basis in the ordinary course of business consistent with past practices for travel expenses, relocation costs and similar purposes up to a maximum of $50,000 to any employee and up to a maximum of, together with loans described in clause (b)(ii) of this Section 7.4, $350,000 in the aggregate for the Loan Parties and their Subsidiaries at any one time outstanding, and (ii) up to a maximum, together with loans described in clause (b)(i) of this Section 7.4, of $350,000 in the aggregate for the Loan Parties and their Subsidiaries at any one time outstanding, for the purposes described in Section 7.2(i).

Section 7.5 Capital Structure and Business.

No Loan Party (other than Holdings) shall, and no Loan Party shall permit any of its Subsidiaries to, except as permitted in Section 7.1, make any change in its capital structure as described on Schedule 4.8, including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock to the extent any such change could be adverse to the interests of Lenders in any material respect. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, fundamentally change the “Chuy’s” concept or engage in any business other than the businesses currently engaged in by it and business reasonably related thereto. Holdings shall not engage in any business activities, other than (i) its ownership of the Stock of Borrower, (ii) activities incidental to the maintenance of its existence, including legal, tax and accounting matters in connection therewith, (iii) preparing reports to governmental authorities and to its equity holders; (iv) holding Board of Directors and equity holders meetings, preparing partnership, corporate or limited liability company records and other partnership, corporate or limited liability company activities required to maintain its separate partnership, corporate or limited liability company structure or to comply with applicable requirements of law, (v) making Restricted Payments to the extent permitted by the terms hereof and (vi) activities incidental to the foregoing clauses (i) through (v).

Section 7.6 Guaranteed Indebtedness.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any such Person and (b) for Guaranteed Indebtedness incurred for the benefit of any other Loan Party (other than Holdings or any Foreign Subsidiary) if the primary obligation is expressly permitted by this Agreement.

Section 7.7 Liens.

(a) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (whether now owned or hereafter acquired) except for Permitted Encumbrances.

(b) No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of itself and the other Secured Parties, as additional collateral for the Obligations, other than:

(i) customary provisions in leases restricting the mortgage, subletting or assignment thereof;

(ii) customary provisions in agreements or licenses entered into in the ordinary course of business restricting assignment of such agreement or license;

(iii) customary restrictions and conditions contained in any agreement relating to the sale of any property pending the consummation of such sale, provided that (1) such restrictions and conditions apply only to the property to be sold, and (2) such sale is permitted hereunder; and

(iv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under clause (i) of Section 7.3(a) but solely to the extent such negative pledge or restriction extends solely to the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof.

Section 7.8 Sale of Stock and Assets.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including the capital Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of their Accounts (but excluding, for the avoidance of doubt, capital Stock of Holdings), other than:

(a) the sale of Inventory in the ordinary course of business;

(b) the sale, transfer, conveyance or other disposition by a Loan Party or any of its Subsidiaries of Equipment that is obsolete or no longer used or useful in such Person’s business and having a value not exceeding $50,000 in any single transaction or $100,000 in the aggregate for the Loan Parties and their Subsidiaries in any Fiscal Year;

(c) other Equipment having a value not exceeding $100,000 in any single transaction or $250,000 in the aggregate for the Loan Parties and their Subsidiaries in any Fiscal Year;

(d) the sale, transfer, conveyance, assignment or disposition by Borrower or a Subsidiary of Borrower to Borrower or another Subsidiary (other than a Foreign Subsidiary) of Borrower, provided, that, if the seller, transferor, conveyor, assignor or disposer is a Loan Party, the buyer, transferee, conveyee, assignee or disposee shall be a Loan Party and provided further that Borrower may not sell, convey, assign or dispose of any material portion of its assets pursuant to this paragraph (d);

(e) other sales, transfers, conveyances, assignments or dispositions of assets (excluding capital Stock) having a fair market value not in excess of $250,000 during any Fiscal Year;

(f) sales, transfers, conveyances, assignments or dispositions solely to effectuate a merger or consolidation permitted pursuant to Section 7.1; and

(g) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business.

Section 7.9 ERISA.

No Loan Party shall, or shall cause or permit any of its Subsidiaries or any ERISA Affiliate to, cause or permit to occur an event which could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or under comparable provisions of any Foreign Government Scheme or Arrangement.

Section 7.10 Financial Covenants.

The Loan Parties shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a) Maximum Capital Expenditures. The Loan Parties and their Subsidiaries on a consolidated basis shall not make Capital Expenditures in any Fiscal Year in an aggregate amount in excess of (i) $18,540,000 with respect to the Fiscal Year ending on or about December 31, 2011, (ii) $21,700,000 with respect to the Fiscal Year ending on or about December 31, 2012, (iii) $23,816,000 with respect to the Fiscal Year ending on or about December 31, 2013, (iv) $26,300,000 with respect to the Fiscal Year ending on or about December 31, 2014, (v) $26,300,000 with respect to the Fiscal Year ending on or about December 31, 2015, and (vi) $13,150,000 with respect to the Fiscal Year ending on or about December 31, 2016. If the Loan Parties and their Subsidiaries do not utilize the entire amount of Capital Expenditures permitted in any Fiscal Year, up to 50% of the amount of Capital Expenditures permitted by this Section 7.10(a) for that Fiscal Year and not utilized (exclusive of any amounts carried over from the prior Fiscal Year) may be utilized in the immediately succeeding Fiscal Year (with Capital Expenditures made by the Loan Parties and their Subsidiaries in such succeeding Fiscal Year applied last to such unutilized amount), provided no amount so carried forward may be expended when an Event of Default exists or would be caused thereby.

(b) Minimum Fixed Charge Coverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis, as of the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio, for the four Fiscal Quarters then ended, of not less than the following with respect to the Fiscal Quarter set forth opposite each such ratio below:

Fiscal Quarter (ended on or about)	Minimum Ratio
June 30, 2011	1.90.1.00
September 30, 2011	1.90.1.00
December 31, 2011	1.90:1.00
March 31, 2012	1.80:1.00
June 30, 2012	1.70:1.00
September 30, 2012	1.65:1.00
December 31, 2012	1.55:1.00
March 31, 2013	1.55:1.00

Fiscal Quarter (ended on or about)	Maximum Ratio
June 30, 2013	1.60:1.00
September 30, 2013	1.60:1.00
December 31, 2013	1.65:1.00
March 31, 2014	1.70:1.00
June 30, 2014	1.70:1.00
September 30, 2014	1.75:1.00
December 31, 2014	1.80:1.00
March 31, 2015	1.85:1.00
June 30, 2015	1.85:1.00
September 30, 2015	1.90:1.00
December 31, 2015 and the last day of each Fiscal Quarter thereafter	1.90:1.00

(c) Maximum Total Leverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Total Leverage Ratio for the four Fiscal Quarters then ended, of not more than the following with respect to the Fiscal Quarter set forth opposite each such ratio below:

Fiscal Quarter (ended on or about)	Maximum Ratio
June 30, 2011	4.00:1.00
September 30, 2011	4.00:1.00
December 31, 2011	4.00:1.00
March 31, 2012	3.90:1.00
June 30, 2012	3.90:1.00
September 30, 2012	3.80:1.00
December 31, 2012	3.60:1.00
March 31, 2013	3.55:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.40:1.00
December 31, 2013	3.20:1.00
March 31, 2014	3.10:1.00
June 30, 2014	3.00:1.00
September 30, 2014	2.90:1.00
December 31, 2014	2.80:1.00
March 31, 2015	2.75:1.00
June 30, 2015	2.55:1.00
September 30, 2015	2.50:1.00
December 31, 2015 and the last day of each Fiscal Quarter thereafter	2.25:1.00

; provided, that, after an initial public offering of Stock of Holdings pursuant to an effective registration statement under the Securities Act of 1933, the Loan Parties and their Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter thereafter, a Total Leverage Ratio for the four Fiscal Quarters then ended of not more than the lesser of (i) the applicable ratio with respect to the Fiscal Quarter set forth opposite each such ratio above and (ii) 2.75:1.00.

(d) Maximum Lease Adjusted Leverage Ratio. The Loan Parties and their Subsidiaries shall have on a consolidated basis as of the end of each Fiscal Quarter, a Lease Adjusted Leverage Ratio for the four Fiscal Quarters then ended, of not more than the following with respect to the Fiscal Quarter set forth opposite each such ratio below:

Fiscal Quarter (ended on or about)	Maximum Ratio
June 30, 2011	5.50:1.00
September 30, 2011	5.50:1.00
December 31, 2011	5.50:1.00
March 31, 2012	5.50:1.00
June 30, 2012	5.50:1.00
September 30, 2012	5.40:1.00
December 31, 2012	5.35:1.00
March 31, 2013	5.30:1.00
June 30, 2013	5.25:1.00
September 30, 2013	5.15:1.00
December 31, 2013	5.00:1.00
March 31, 2014	4.95:1.00
June 30, 2014	4.90:1.00
September 30, 2014	4.80:1.00
December 31, 2014	4.75:1.00
March 31, 2015	4.65:1.00
June 30, 2015	4.55:1.00
September 30, 2015	4.45:1.00
December 31, 2015 and the last day of each Fiscal Quarter thereafter	4.25:1.00

Section 7.11 Hazardous Material.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

Section 7.12 Sale-Leasebacks.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

Section 7.13 Cancellation of Indebtedness.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, cancel any claim or debt owing to it, except in the ordinary course of its business.

Section 7.14 Restricted Payments.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, make any Restricted Payment, except:

(a) dividends and distributions by Subsidiaries of a Loan Party paid to such Loan Party (other than Holdings); provided, that dividends and distributions by a non-wholly owned Subsidiary of a Loan Party shall only be made with the prior written consent of Administrative Agent if any Person other than a Loan Party would be entitled to receive any portion of such dividend or distribution;

(b) in the event the Loan Parties file a consolidated federal, or any consolidated, unitary, combined or similar state or local, income tax return with Holdings, the Loan Parties may make distributions to Holdings to permit Holdings to substantially concurrently pay income taxes then due and owing, franchise taxes and other similar licensing and tax expenses incurred in the ordinary course of business, provided that the amount of such distribution shall not be greater, nor the receipt by the Loan Parties of tax benefits less, than they would have been had the Loan Parties not filed a consolidated return with Holdings;

(c) employee loans permitted under Section 7.4(b);

(d) payment of reasonable and customary directors’ fees and expenses and indemnities, provided that the amount of such fees and expenses does not exceed, together with management fees paid in such Fiscal Year and described in clause (e) below, $500,000 in the aggregate (excluding the value of any payments to directors consisting of Stock or other equity interests of Holdings) for the Loan Parties and their Subsidiaries during any Fiscal Year;

(e) payment of a management fee to Sponsor pursuant to the Management Agreement not to exceed $350,000 per annum payable in equal quarterly installments, in advance; provided, however, that the fees described in this clause (e) shall not be paid during any period while an Event of Default has occurred and is continuing or would arise as a result of such payment; provided, further, any fees not paid due to the existence of an Event of Default shall be deferred and may be paid so long as (i) no Event of Default has occurred and is continuing or would arise as a result of any such payment, (ii) after giving effect to any such payment the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, and (iii) immediately after giving effect to any such payment Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $1,000,000; and

(f) distributions to Holdings which are substantially concurrently used by Holdings to redeem from current or former management stockholders (or their estates in the case of a deceased Person) shares of Stock of Holdings provided all of the following conditions are satisfied: (i) no Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Loan Parties and their Subsidiaries are in compliance on a pro forma basis with the financial covenants set forth in Section 7.10, recomputed for the most recent Fiscal Quarter for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement, (iii) the aggregate Restricted Payments permitted under this clause (f) shall not exceed $750,000 in any Fiscal Year and $1,650,000 during the term of this Agreement and (iv) immediately after giving effect to such Restricted Payment, Borrowing Availability less the aggregate outstanding principal balance of Advances shall not be less than $500,000;

(g) distributions by Holdings to the holders of its Stock and/or special bonus payments to management solely with the proceeds of, and substantially concurrently with the consummation of, a public offering of Stock pursuant to an effective registration statement under the Securities Act of 1933 so long as the Loan Parties have made, prior to or substantially concurrently with any such distribution, the mandatory prepayment, if any, required under Section 2.3(b)(iii)(B) in accordance with this Agreement; and

(h) the Dividend Recapitalization within 45 days following the Closing Date.

Section 7.15 Change of Jurisdiction, Corporate Name or Location; Change of Fiscal Year.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) except in the case of the non-surviving entity in a merger or other transaction permitted under Section 7.1, change its jurisdiction of organization and/or organizational identification number (if any), (b) change its name unless Administrative Agent has been provided no less than fifteen (15) days’ prior written notice of same with all details related thereto as Administrative Agent may reasonably request or (c) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral with a value (individually or in the aggregate) in excess of $250,000 is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days’ prior written notice to Administrative Agent, and provided that any such new location of a

Loan Party or any of its Domestic Subsidiaries shall be in the continental United States. Without limiting the foregoing, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its location, name, identity or organizational form in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon ten (10) days prior written notice to Administrative Agent. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, change its Fiscal Year or method of determining Fiscal Quarters or Fiscal Months.

Section 7.16 No Impairment of Intercompany Transfers; Negative Pledge.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which could reasonably be expected to directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of a Loan Party to such Loan Party, except for such restrictions, prohibitions or requirements existing under applicable mandatory legal requirements or this Agreement and the other Loan Documents.

Section 7.17 No Speculative Transactions.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, except for Hedge Agreements permitted under Section 7.3(a)(x).

Section 7.18 Amendments of Organization Documents.

No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries or other Affiliates to, amend, modify or alter, or permit to be amended, modified or altered any of such Loan Party’s Organization Documents to the extent the same (i) could reasonably be expected to have a Material Adverse Effect, (ii) would cause or result in a Default or Event of Default hereunder or (iii) is adverse in any material respect to the interests of Administrative Agent or any Lender in their capacities as such. In addition to the foregoing, no Loan Party shall, and no Loan Party shall permit any of its Subsidiaries or its Affiliates to, amend, modify or alter, or permit to be amended, modified or altered, any Subordinated Debt Document, or enter into any new document or agreement with respect thereto (including without limitation any side letter) unless such amendments, modifications, alterations and new documents and agreements are expressly permitted by the applicable subordination or intercreditor agreement and the Loan Parties have given at least five (5) Business Days prior written notice to Agent thereof.

Section 7.19 Anti-Terrorism Laws.

No Loan Party shall conduct, deal in or engage in or permit any Affiliate or agent of such Person within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person; (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224; or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act. The Loan Parties shall deliver to Administrative Agent and Lenders any certification or other evidence reasonably requested from time to time by Administrative Agent or any Lender, in its sole discretion, confirming the Loan Parties’ compliance with this Section 7.19.

Section 7.20 New Store Leases.

No Loan Party shall, nor shall it permit any of its Subsidiaries to, upon the occurrence and during the continuance of any Event of Default under Section 9.1(b) as a result of the Loan Parties’ failure to comply with the financial covenants set forth in Section 7.10, enter into any new lease or other agreement in respect of opening a new store location without the express prior written consent of Administrative Agent.

ARTICLE VIII

TERM

Section 8.1 Termination.

The financing arrangements contemplated hereby in respect of the Revolving Loan Commitment shall be in effect until the Revolving Loan Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on the dates provided for in this Agreement and the other Loan Documents.

Section 8.2 Survival of Obligations Upon Termination of Financing Arrangements.

Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Loan Parties or the rights of Administrative Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Revolving Loan Commitment Termination Date. Any indemnification or other protection provided to any

Indemnified Person pursuant to the provisions of Section 2.10, Section 2.11, Section 2.12, this Section 8.2, Article X or Article XII, and the indemnities contained in the Loan Documents shall survive the termination of the Commitments and the payment in full of all other Obligations.

ARTICLE IX

EVENTS OF DEFAULT: RIGHTS AND REMEDIES

Section 9.1 Events of Default.

The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a) (i) Borrower fails (1) to pay when and as required to be paid herein, any amount of principal of any Loan (including any mandatory payment required by Section 2.3), or (2) to pay within two (2) Business Days after the same shall become due, interest on any Loan or any Fees, (ii) any Loan Party fails to pay or reimburse Administrative Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within five (5) Business Days following the due date therefor (or, if there is no due date therefor, within five (5) Business Days following Administrative Agent’s demand for and reasonably detailed statement of any such payment or reimbursement), or (iii) any Loan Party fails to pay or reimburse Administrative Agent or Lenders for any other Obligations not described in the preceding clauses (i) and (ii), within five (5) Business Days following the due date therefor (or, if there is no due date therefor, within five (5) Business Days following Administrative Agent’s demand for and reasonably detailed statement of any such payment or reimbursement).

(b) Any Loan Party shall fail or neglect to perform, keep or observe any of the provisions of the Fee Letter or any of Sections 2.4, 6.1, 6.4 (but solely with respect to the first sentence of subsection (a) thereof), 6.9, 6.10 or 6.12, or Articles V or VII, respectively, hereof.

(c) [Reserved].

(d) Any Loan Party or any Subsidiary of a Loan Party shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9.1 or that by its terms states that it constitutes an immediate Event of Default) and the same shall remain unremedied for thirty (30) days or more following the earlier to occur of (a) notice thereof furnished to any Loan Party by Administrative Agent or any Lender and (b) the date any executive officer of a Loan Party has (or reasonably should have had) knowledge of the occurrence of the acts or omissions that constitute such failure.

(e) A default, breach or other event shall occur under the Seller Note or any agreement, document or instrument evidencing Indebtedness in excess of $500,000 in the aggregate to which any Loan Party or any of its Subsidiaries is a party which, in the case of a default or breach, is not cured within any applicable grace period, and such default, breach or other event (i) involves the failure to make any payment when due in respect of any such Indebtedness (other than the Obligations) of any Loan Party or any Subsidiary of a Loan Party, or (ii) causes, or permits any holder of such Indebtedness or a trustee to cause, such Indebtedness or a portion thereof to become due or to be redeemed, repurchased, prepaid or defeased, in each case prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such default, breach or other event is waived, or such right is exercised, by such holder or trustee.

(f) Any representation or warranty herein or in any Loan Document, or any information contained in any written statement, report, financial statement or certificate, in any case made or delivered to Administrative Agent or any Lender by any Loan Party is untrue or incorrect in any material respect (or any such representation or warranty that is qualified as to materiality, including by reference to “material,” “Material Adverse Effect” or dollar thresholds, shall be untrue or incorrect in any respect) as of the date when made or deemed made.

(g) Assets of any Loan Party or any Subsidiary of a Loan Party with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Loan Party or any of its Subsidiaries and such condition continues for forty five (45) consecutive days or more.

(h) A case or proceeding shall have been commenced against any Loan Party or any Subsidiary of a Loan Party seeking a decree or order in respect of any Loan Party or Subsidiary of a Loan Party (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any Loan Party, any Subsidiary of a Loan Party or of any substantial part of any such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any Loan Party or any Subsidiary of a Loan Party, and such case or proceeding shall remain undismissed or unstayed for forty five (45) consecutive days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

(i) Any Loan Party or any Subsidiary of a Loan Party (i) shall file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) shall fail to contest in a timely and appropriate manner or shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of any Loan Party, any Subsidiary of a Loan Party or of any substantial part of any such Person’s assets, (iii) shall make an assignment for the benefit of creditors, (iv) shall take any formal corporate action approving any of the foregoing; or (v) shall admit in writing its inability to, or shall be generally unable to, pay its debts as such debts become due or otherwise becomes not Solvent.

(j) A final judgment or judgments for the payment of money in excess of $750,000 in the aggregate (excluding any amounts covered by insurance) at any time outstanding shall be rendered against any Loan Party or any of its Subsidiaries and the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(k) Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Loan Party or Subsidiary of a Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby (other than Collateral with an aggregate fair market value not in excess of $250,000).

(l) There shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party or any of its Subsidiaries if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect.

(m) The occurrence of a Change of Control.

(n) Any Loan Party or any Subsidiary of a Loan Party shall breach that certain Settlement Agreement and Mutual Releases, dated as of May 22, 1998, by and between Chuy’s Comida Deluxe, Inc. and Baja Chuy’s Mesquite Broiler, Inc. (the “Settlement Agreement”) by (i) opening a new restaurant in Arizona, California or Nevada without having first acquired the right to use the “Chuy’s” name in such jurisdictions in accordance with the Settlement Agreement and this Agreement or (ii) breaching any other provision of Section 5(d) of the Settlement Agreement and such breach could reasonably be expected to have a Material Adverse Effect.

(o) There shall occur any material damage to, or loss, theft or destruction of, any material assets of any Loan Party or any Subsidiary of a Loan Party or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party or any Subsidiary of a Loan Party if such event or circumstance is not covered by business interruption insurance and has a Material Adverse Effect.

(p) Any Loan Party or any Subsidiary of a Loan Party shall default in any of its payment obligations, covenants or agreements under any other lease, contract or agreement (excluding the Loan Documents) and with respect to which such default would or could reasonably be expected to have a Material Adverse Effect.

(q) Any Loan Party or any Subsidiary of a Loan Party is enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting all or any material part of the business of the Loan Parties, taken as whole, for more than thirty (30) consecutive days.

(r) The subordination provisions of any agreement, document or instrument governing any Subordinated Debt in excess of $2,000,000 shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Loan Party or any Subsidiary of a Loan Party shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations (or any Lien securing the Obligations) for any reason shall not have the priority contemplated by this Agreement or such subordination provisions or, in the case of Liens, the Collateral Documents.

Section 9.2 Remedies.

(a) If any Default or Event of Default shall have occurred and be continuing, the Administrative Agent may (and at the written request of Requisite Lenders shall), with or without notice, suspend this facility with respect to further Advances, Delayed Draw Term B Loans and/or the issuance of further Letters of Credit whereupon any further Advances, Delayed Draw Term B Loans and Letters of Credit shall be made or extended in Administrative Agent’s sole discretion (or in the sole discretion of the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.

(b) If any Event of Default shall have occurred and be continuing, Administrative Agent may, and at the written request of the Requisite Lenders shall, with or without notice, (i) terminate this facility with respect to further Advances, Delayed Draw Term B Loans or the issuance of further Letters of Credit; (ii) declare all or any portion of the Obligations, including all or any portion of any Loan, to be forthwith due and payable (together with any LIBOR funding breakage costs as required under the terms of this Agreement), provided that, notwithstanding anything to the contrary herein, the prepayment premium described in Section 2.3(g) shall not be applicable to any such prepayment, and require that the Letter of Credit Obligations be cash collateralized or otherwise supported as provided in Section 2.2, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower and each other Loan Party; and (iii) exercise any rights and remedies provided to Administrative Agent under any Loan Document and/or at law or equity, including all remedies provided under the Code; provided, however, that upon the occurrence of an Event of Default specified in Section 9.1(h) or Section 9.1(i) (but not clause (v) of Section 9.1(i)), all of the Obligations, shall become immediately due and payable and the obligation of the Revolving Lenders to make further Advances and issue further Letters of Credit shall automatically terminate, each without declaration, notice or demand by any Person.

Section 9.3 Waivers by Loan Parties.

Except as otherwise provided for in this Agreement or by applicable law, if a Default or an Event of Default has occurred and is continuing, each Loan Party waives (including for purposes of Article XIII): (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which any Loan Party may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard in accordance with the terms of the Loan Documents, (b) all rights to notice and a hearing prior to Administrative Agent’s taking possession or control of, or to Administrative Agent’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies and (c) the benefit of all valuation, appraisal, marshalling and exemption laws.

ARTICLE X

ASSIGNMENT AND PARTICIPATIONS;

APPOINTMENT OF ADMINISTRATIVE AGENT

Section 10.1 Assignment and Participations.

(a) Any Lender may assign to one or more assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of any of its Commitments and the Loans at the time owing to it); provided, however, that (i) Administrative Agent must give its prior written consent to such assignment (which consent by Administrative Agent shall not be required with respect to an assignment to a Lender (other than a Defaulting Lender or a Prior Defaulting Lender), an Affiliate of a Lender (other than an Affiliate of a Defaulting Lender or a Prior Defaulting Lender) or to an Approved Fund (other than an Approved Fund of a Defaulting Lender or a Prior Defaulting Lender) and shall not, in each case, otherwise be unreasonably withheld or delayed), (ii) the amount of the Commitments and/or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to Administrative Agent) shall not be less than (x) with respect to the Revolving Loan Commitment, $500,000, (y) with respect to the Term Loans (or Delayed Draw Term Loan B Commitment), $1,000,000, and (z) with respect to the Incremental Term Loan, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Revolving Loan Commitment, Term A Loan, Delayed Draw Term B Loan (or Delayed Draw Term Loan B Commitment) or Incremental Term Loan, as applicable); provided, however, that, notwithstanding the foregoing, assignments to a Lender, an Affiliate of a Lender or an Approved Fund shall not be subject to the foregoing minimum assignment limitations,

(iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement, together with, unless such assignment shall be to an Affiliate of such Lender or to an Approved Fund, a processing and recordation fee of $3,500, (iv) the assignee, if it shall not be a Lender immediately prior to the assignment, shall deliver to Administrative Agent an Administrative Questionnaire, (v) notwithstanding anything herein to the contrary, no assignment may be made to Sponsor, any Loan Party, any holder of Subordinated Debt, any holder of any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be held by such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to other Lenders and (vi) absent an Event of Default existing, Borrower shall have provided its advance written consent to such assignment; provided, such consent shall not be required with respect to an assignment to a Lender, an Affiliate of a Lender or an Approved Fund and shall not otherwise be unreasonably withheld or delayed. Upon acceptance and recording pursuant to paragraph (d) of this Section 10.1, from and after the effective date specified in each Assignment and Acceptance Agreement, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 12.3 and 12.4 as well as to any Fees accrued for its account and not yet paid).

(b) By executing and delivering an Assignment and Acceptance Agreement, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Revolving Loan Commitment or Delayed Draw Term B Loan Commitment and the outstanding balances of its Pro Rata Share of the Term Loans, Incremental Term Loan and Revolving Loan, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance Agreement, (ii) except as set forth in clause (i) above or in the applicable Assignment and Acceptance Agreement, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of any Loan Party or any Subsidiary thereof or the performance or observance by any Loan Party or any Subsidiary thereof of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance Agreement; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 4.4(a) or delivered pursuant to Section 5.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance Agreement; (v) such assignee will independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(c) Administrative Agent, acting for this purpose as a non-fiduciary agent of Borrower, shall maintain at its offices in The City of New York a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in the absence of manifest error. Notwithstanding anything to the contrary, any assignment of any Loan shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower, Administrative Agent and any Lender (solely with respect to its Loans and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice.

(d) Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder) and if required the written consent of Borrower and Administrative Agent to such assignment, Administrative Agent shall (i) accept such Assignment and Acceptance Agreement, and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this clause (d).

(e) Any Lender may without the consent of Borrower or Administrative Agent, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in, subject to the limitations of, Sections 2.11 and 2.12 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant), and (iv) Borrower, Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the right to enforce the obligations of Borrower relating to the Loans or Letter of Credit Obligations and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing any Guarantor or all or any substantial part of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement; provided that no Lender shall have any obligation to disclose all or any portion of the register to any Person (including the identity of any participant or any information relating to a participant’s interest in any Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Treasury Reg. Section 5f.103-1(c). The entries in the participant register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the participant register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Notwithstanding anything herein to the contrary, no participation may be sold to Sponsor, any Loan Party, any holder of Subordinated Debt, any holder of any Indebtedness that is secured by Liens that have been contractually subordinated to the Liens securing the Obligations or any Affiliate of any of the foregoing Persons without the prior written consent of Administrative Agent, which consent may be withheld in Administrative Agent’s sole discretion and, in any event, if granted, may be conditioned on such terms and conditions as Administrative Agent shall require in its sole discretion, including, without limitation, a limitation on the aggregate amount of Loans and Commitments which may be participated to such Person and/or its Affiliates and/or limitations on such Person’s and/or its Affiliates’ voting and consent rights and/or rights to attend Lender meetings or obtain information provided to Lenders.

(f) Each Loan Party hereby acknowledges that Administrative Agent and the Lenders and/or each of their Affiliates may securitize all or any part of the Loans through the pledge of all or any part of the Loan Documents as collateral security for loans thereto or through the issuance of direct or indirect interests in all or any part of the Loans, which loans to Borrower or their direct or indirect interests may be rated by Moody’s, S&P or one or more other nationally recognized rating agencies (the “Rating Agencies”).

Section 10.2 Appointment of Administrative Agent.

GC-Cap is hereby appointed to act on behalf of the Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 10.2 are solely for the benefit of the Administrative Agent and Lenders and no Loan Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement, Administrative Agent does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other Person. Administrative Agent shall not have any duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents, together with such powers as are reasonably related thereto. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Administrative Agent nor any of its Affiliates nor any of its officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages solely caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction.

If Administrative Agent shall request instructions from Requisite Lenders or all affected Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled, solely as to claims between or among Administrative Agent and the Lenders, to refrain from such act or taking such action unless and until it shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Administrative Agent shall incur no liability to any Lender by reason of so refraining. Solely as between Administrative Agent and the Lenders, Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Administrative Agent, expose Administrative Agent to Environmental Liabilities or (c) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent’s acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

Section 10.3 Administrative Agent’s Reliance, Etc.

Neither Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages to the extent caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limitation of the generality of the foregoing, Administrative Agent: (a) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent chartered accountants and other experts and consultants selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, experts or consultants; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Loan Party or to inspect the Collateral (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) absent its gross negligence or willful misconduct, shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by email, telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.4 Administrative Agent and Affiliates; Syndication Agent.

With respect to its Commitments and Loans hereunder, Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity (to the extent it holds any Obligations owing to the Lenders or Commitments hereunder). Administrative Agent and each of its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Loan Party, any of their Affiliates and any Person who may do business with or own securities of any Loan Party or any such Affiliate, all as if Administrative Agent was not Administrative Agent and without any duty to account therefor to Lenders. Administrative Agent and its Affiliates may accept fees and other consideration from any Loan Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

The Syndication Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement.

Section 10.5 Lender Credit Decision.

Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the Financial Statements referred to in Section 4.4(a) or as more recently delivered under Section 5.1(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loan Parties and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

Section 10.6 Indemnification.

Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Loan Parties and without limiting the obligations of Loan Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is not reimbursed for such expenses by the Loan Parties.

Section 10.7 Successor Administrative Agent.

Administrative Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving notice of resignation, then the Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution has combined capital of at least $300,000,000. If no successor Administrative Agent has been appointed pursuant to the foregoing, by the 30th day after the date such notice of resignation was given by the resigning Administrative Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Administrative Agent as provided above. Any successor Administrative Agent appointed by Requisite Lenders or Administrative Agent hereunder shall be subject to the approval of Borrower, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent. Upon the earlier of the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent or the effective date of the resigning Administrative Agent’s resignation, the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Section 10.8 Set-Off and Sharing of Payments.

In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, with the prior written consent of Administrative Agent, each Lender is hereby authorized at any time or from time to time, without notice to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Loan Party or any Subsidiary of a Loan Party (regardless of whether such balances are then due to such Loan Party or such Subsidiary) and any other properties or assets any time held or owing by that Lender to or for the credit or for the account of any Loan Party or any Subsidiary of a Loan Party against and on account of any of the Obligations which are not paid when due. Any Lender exercising a right to set off or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations shall purchase for cash (and the other Lenders shall sell) such participations in each such other Lender’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so set off or otherwise received with each other Lender in accordance with their respective Pro Rata Shares and in accordance with the terms of this Agreement relating to the priority of the repayment of the Obligations. Each Loan Party agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amount so set off to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of the Loans and the other

Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the set-off amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of set-off, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. Each Lender agrees to promptly notify Borrower and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect or impair the validity of such setoff and application or such Lender’s other rights under this Section 10.8.

Section 10.9 No Liability; Return of Payment; Defaulting Lenders; Information; Actions in Concert.

(a) No Liability for Advances. Nothing in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder. To the extent that Administrative Agent advances funds to Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Administrative Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(b) Return of Payments.

(i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from Borrower and such related payment is not received thereby, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

(ii) If Administrative Agent determines at any time that any amount received thereby under this Agreement must be returned to Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

(c) Defaulting Lenders. Neither the failure of any Defaulting Lender to make any Advance or Delayed Draw Term B Loan or purchase any participation required to be made or purchased by it in accordance with the terms of this Agreement nor the status of any Revolving Lender or Delayed Draw Term B Lender as a Defaulting Lender shall relieve any other Revolving Lender or Delayed Draw Term B Lender (each such other Revolving Lender or Delayed Draw Term B Lender, an “Other Lender”) of its obligations to make such Advance or Delayed Draw Term B Loan or purchase such participation on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Defaulting Lender to make an Advance or Delayed Draw Term B Loan to be made, or to purchase a participation to be purchased, by such Defaulting Lender, and no Other Lender shall have any obligation to Administrative Agent or any other Lender for the failure by such Defaulting Lender. Notwithstanding anything set forth herein to the contrary, a Defaulting Lender (of the type described in clause (a) of the definition of Defaulting Lender) shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document; provided that the foregoing shall not permit, without the consent of such Defaulting Lender, (i) an increase in the principal amount of such Defaulting Lender’s Commitment, (ii) the reduction of the principal of, rate of interest on (other than reducing or waiving Default Interest) or Fees payable with respect to any Loan or Letter of Credit Obligations of such Defaulting Lender or (iii) unless all other Lenders affected thereby are treated similarly, the extension of any scheduled payment date or final maturity date of the principal of any Loan of such Defaulting Lender (it being understood and agreed that payments pursuant to Section 2.3 are not “scheduled”). If Borrower, Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender, if a Revolving Lender, will, to the extent applicable, purchase at par that portion of outstanding Revolving Loans of the other Revolving Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Revolving Lenders in accordance with the Revolving Commitments, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.

(d) Dissemination of Information. Administrative Agent will use reasonable efforts to provide Lenders with any written notice of Default or Event of Default received by Administrative Agent from, or delivered by Administrative Agent to, any Loan Party; provided, however, that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable solely to Administrative Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Administrative Agent and Lenders acknowledge that Borrower is required to provide financial statements and other financial information and Collateral Reports to Administrative Agent and Lenders in accordance with Article V and agree that Administrative Agent shall not have any duty to provide the same to Lenders.

(e) Actions in Concert. Anything in this Agreement or any other Loan Document to the contrary notwithstanding, each Lender hereby agrees with each other Lender and with Administrative Agent that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any other Loan Document (including exercising any rights of set-off) without first obtaining the prior written consent of the Administrative Agent, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders.

(f) Affected Lenders. If any Lender (i) (other than Administrative Agent, as a Lender, or any of its Affiliates or Approved Funds as Lenders) does not consent to a proposed Loan Modification requested by Borrower, which proposed Loan Modification is approved by at least the Requisite Lenders, (ii) is a Defaulting Lender or a Prior Defaulting Lender, (iii) demands any payment or is prohibited from making or maintaining LIBOR Loans under Section 2.12 hereof, or (iv) is the cause of Borrower having to pay any additional amount to such Lender or any Governmental Authority pursuant to Section 2.11 hereof (each relevant Lender in clauses (i) through (iv) being an “Affected Lender”), then Administrative Agent or Borrower, upon at least three (3) Business Days notice to such Lender, Borrower and Administrative Agent, may permanently replace the Affected Lender with one or more substitute Lenders (each, a “Replacement Lender”). Prior to the effective date of such replacement, the Affected Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance Agreement, subject only to the Affected Lender being repaid, at par, its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Letter of Credit Obligations) together with, except in the case of a Defaulting Lender or a Prior Defaulting Lender, any prepayment premium payable pursuant to this Agreement; provided if such Affected Lender is the only Lender that failed to give its consent, authorization or agreement to a proposed Loan Modification, then such repayment will be without any premium of any kind whatsoever. Any Replacement Lender (other than an existing Lender) chosen by Borrower shall be subject to the prior written approval of Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed so long as no Event of Default shall have occurred and be continuing). If the Affected Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance Agreement prior to the effective date of such replacement, the Affected Lender shall be deemed to have executed and delivered such Assignment and Acceptance Agreement. The replacement of any Affected Lender shall be made in accordance with the terms of Section 10.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Affected Lender hereunder and under the other Loan Documents, the Affected Lender shall remain obligated to make its Pro Rata Share of the Revolving Loan and Delayed Draw Term Loan B and, to the extent applicable, purchase a participation in each Letter of Credit in an amount equal to its Pro Rata Share (based on the Revolving Loan Commitments) of such Letter of Credit.

Section 10.10 No Reliance on Administrative Agent’s Customer Identification Program.

Each Lender and Administrative Agent acknowledges and agrees that none of such Lender, Administrative Agent and any of their Affiliates, participants or assignees may rely on Administrative Agent to carry out such Lender’s, Administrative Agent’s or their Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Order, including any programs involving any of the following items relating to or in connection with Borrower, its Affiliates, officers, directors or agents, the Loan Documents or the transactions hereunder: (1) any identity verification procedures, (2) any recordkeeping, (3) any comparisons with government lists, (4) any customer notices or (5) any other procedures required under the CIP Regulations or such other Requirements of Law.

Section 10.11 USA Patriot Act.

Each Lender or participant or assignee of a Lender that is not incorporated under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Administrative Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “foreign shell bank” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (1) within 10 days after the Closing Date and (2) at such other times as are required under the USA Patriot Act.

Section 10.12 Release of Collateral or Guarantors.

Each Lender and L/C Issuer hereby consents to the release, and hereby directs the Administrative Agent to release, the following:

(a) any Subsidiary of Borrower from its guaranty of any Obligation if all of the Stock of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 6.11; and

(b) any Lien held by the Administrative Agent for the benefit of the Secured Parties against any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Loan Party to a Person that is not a Loan Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent).

Section 10.13 Credit Bid.

Each Loan Party, each Lender and L/C Issuer each hereby irrevocably authorizes Administrative Agent, based upon the written instruction of the Requisite Lenders, to bid and purchase for an amount approved by Requisite Lenders (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted (i) by Administrative Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code (ii) under the provisions of the Bankruptcy Code, including Section 363, 365 and/or 1129 of the Bankruptcy Code, or (iii) conducted by Administrative Agent (whether by judicial action or otherwise, including a foreclosure sale) in accordance with applicable law (clauses (i), (ii) an (iii), a “Collateral Sale”); and in connection with any Collateral Sale, Administrative Agent may (with the consent of Requisite Lenders) accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle under the direction or control of Administrative Agent and Administrative Agent may (with the consent of Requisite Lenders) offset all or any portion of the Obligations against the purchase price of such Collateral.

ARTICLE XI

SUCCESSORS AND ASSIGNS

Section 11.1 Successors and Assigns.

This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Loan Party, Administrative Agent, Lenders and their respective successors and assigns (including, in the case of any Loan Party, a debtor-in-possession on behalf of such Loan Party), except as otherwise provided herein or therein. Each Lender’s ability to assign its rights and delegate its obligations hereunder is governed by Section 10.1. Except by operation of law as a result of a merger permitted hereby, no Loan Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of the Administrative Agent and Requisite Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by any Loan Party without the prior express written consent of the Administrative Agent and Requisite Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Loan Party, Administrative Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Complete Agreement; Modification of Agreement.

The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 12.2 below. Any letter of interest, commitment letter, fee letter (other than the Fee Letter) and/or confidentiality agreement between any Loan Party and Administrative Agent or any Lender or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

Section 12.2 Amendments and Waivers.

(a) Except for actions expressly permitted to be taken by Administrative Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Loan Party therefrom (any of the foregoing, a “Loan Modification”), shall in any event be effective unless the same shall be in writing and signed by Borrower and by Requisite Lenders, or all directly affected Lenders, as applicable. Except as set forth in clause (b) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(b) No Loan Modification shall, unless in writing and signed by Requisite Lenders and each Lender directly affected thereby, do any of the following: (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed to directly affect only those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on (other than reducing or waiving Default Interest) or Fees payable with respect to any Loan or Letter of Credit Obligations of any directly affected Lender; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of any directly affected Lender (it being agreed that payments pursuant to Section 2.3 are not “scheduled”); (iv) waive, forgive, defer, extend or postpone any payment of interest (other than reducing or waiving Default Interest) or Fees as to any directly affected Lender; (v) except as otherwise permitted herein or in the other Loan Documents, release any Guarantor or release (or permit the Loan Parties to sell or otherwise dispose of) all or substantially all of the Collateral (which actions described in this clause (v) shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; (vii) amend or waive this Section 12.2 or the definitions of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 12.2, or (viii) delay or waive the making of any prepayment required by Section 2.3(b) (which actions described in this clause (viii) shall be deemed to directly effect all Lenders); provided that this clause (viii) shall only be in effect at such times as there are fewer than four (4) unaffiliated Lenders. Furthermore, no Loan Modification directly affecting the rights or duties of Administrative Agent under this Agreement or any other Loan Document shall be effective unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action. No Loan Modification shall (x) adversely and directly affect the payment priority of an L/C Issuer or an Eligible Hedge Counterparty under the Loan Documents without the prior written concurrence of such Person or, in the case of a Hedge Agreement provided or arranged by GE Capital or an affiliate of GE Capital, GE Capital, or (y) result in Obligations owing to any Eligible Hedge Counterparty in its capacity as such becoming unsecured (other than releases of Liens affecting all Lenders and otherwise permitted in accordance with the terms hereof) without the prior written consent of such Eligible Hedge Counterparty or, in the case of a Hedge Agreement provided or arranged by GE Capital or an affiliate of GE Capital, GE Capital. Notwithstanding the foregoing provisions of this Section 12.2, any Loan Modification to cure an obvious ambiguity, omission, defect or inconsistency in any Loan Document shall only require the consent of Administrative Agent and Borrower. Each Loan Modification shall be effective only in the specific instance and for the specific purpose for which it was given. No Loan Modification shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document. No notice to or demand on any Loan Party in any case shall entitle such Loan Party or any other Loan Party to any other or further notice or demand in similar or other circumstances. Any Loan Modification effected in accordance with this Section 12.2 shall be binding upon each current and future Lender.

(c) Notwithstanding anything herein to the contrary, Borrower and Administrative Agent may, without the input or consent of any other Lender or L/C Issuer, other than any Incremental Term Loan Lender making the applicable Incremental Term Loan, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Administrative Agent to effect the provisions of Section 2.1(d) in accordance with Section 2.1(d).

Section 12.3 Fees and Expenses.

Subject to limitation set forth in the Fee Letter, Borrower shall reimburse Administrative Agent for all reasonable and documented out-of-pocket expenses incurred in connection with diligence, syndication of the Loans, the negotiation and preparation of the Loan Documents and the perfecting and maintaining of Liens (including the reasonable fees and expenses of all of its counsel, advisors, agents, representatives, consultants, accountants and auditors retained in connection with the Loan Documents and advice in connection therewith). In furtherance of the foregoing and without limiting the foregoing, subject to limitation set forth in the Fee Letter, Borrower shall reimburse (i) Administrative Agent for all reasonable and documented fees, costs and expenses, including the reasonable and documented fees, costs and expenses of counsel and other advisors and professionals (including counsel, advisors, agents, representatives, consultants (environmental, management and otherwise), auditors, Rating Agencies and appraisers) with respect to each of the items enumerated in each of the clauses set forth below and (ii) Lenders for all reasonable and documented fees, costs and expenses of counsel solely with respect to, and subject to the limitations set forth in, the items enumerated in clauses (c), (d) and (e) set forth below (it being agreed that the reimbursement rights of Administrative Agent or any Lender with respect to any matter described in clause (c) below shall be subject to the absence of such Person’s gross negligence or willful misconduct with respect to the underlying litigation, contest, dispute, suit, proceeding or action):

(a) the forwarding to Borrower or any other Person on behalf of Borrower by Administrative Agent of the proceeds of the Loans including standard wire transfer fees;

(b) administration of the Loans, the Loan Documents and the Collateral, including any amendment, modification or waiver of, or consent with respect to, any of the Loan Documents or Related Transactions Documents (whether consummated or not) or advice in connection with the administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, Borrower or any other Person) relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against Borrower or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(d) any attempt to collect the Obligations or collect upon the Collateral or to enforce any remedies of Administrative Agent or any Lender against any or all of the Loan Parties or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents; including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders;

(e) any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Administrative Agent, such reimbursement shall be limited to one counsel for all such Lenders; and

(f) efforts to (i) monitor or rate the Loans or any of the other Obligations (subject to the limitations set forth in Section 6.9), (ii) evaluate, observe or assess any of the Loan Parties or their respective affairs, and (iii) verify, protect, evaluate, audit, inspect, review, assess, appraise, collect, sell, liquidate or otherwise dispose of (or do any other thing provided for in, but subject to the limitations set forth in, Section 6.9) any of the Collateral.

All expenses, costs, charges and other fees owing pursuant to this Section 12.3 shall be payable, on demand by Administrative Agent (including a reasonably detailed statement), by Borrower to Administrative Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants (including crisis management and special restructuring consultants) and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

Section 12.4 Indemnity.

Each Loan Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Administrative Agent, L/C Issuer, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents, consultants, auditors, accountants, appraisers and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, judgments, damages, penalties, losses, liabilities, costs and reasonable expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) of any kind or nature whatsoever and whether incurred in connection with any investigative, administrative or judicial proceeding (in each case whether commenced or threatened) and the settlement thereof or otherwise which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities, liabilities under securities laws and legal costs and reasonable expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Loan Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense (a) results from that Indemnified Person’s gross negligence or willful misconduct or (b) relates to disputes arising solely among Indemnified Persons and that do not involve any act or omission by Borrower or its Subsidiaries or its Controlled Affiliates, in each case as finally determined by a court of competent jurisdiction. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY, MULTIPLE OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 12.5 No Waiver.

Administrative Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Loan Parties of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. Subject to the provisions of Section 12.2, none of the undertakings, agreements, warranties, covenants and representations of any Loan Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Loan Party shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of the Administrative Agent and the applicable required Lenders, and directed to Borrower specifying such suspension or waiver.

Section 12.6 Remedies.

Administrative Agent’s and each Lender’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

Section 12.7 Severability.

Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12.8 Conflict of Terms.

Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

Section 12.9 GOVERNING LAW.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH LOAN PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE LOAN PARTIES, ADMINISTRATIVE AGENT AND THE LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, PROVIDED THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE LOAN PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK AND PROVIDED, FURTHER NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE EITHER THE ADMINISTRATIVE AGENT OR ANY LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE ADMINISTRATIVE AGENT. ADMINISTRATIVE AGENT, EACH LENDER AND EACH LOAN PARTY EXPRESSLY SUBMIT AND CONSENT IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND ADMINISTRATIVE AGENT, EACH LENDER AND EACH LOAN PARTY HEREBY WAIVE ANY OBJECTION WHICH SUCH PERSON MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. ADMINISTRATIVE AGENT, EACH LENDER AND EACH LOAN PARTY HEREBY WAIVE PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PERSON AT THE ADDRESS SET FORTH ON THE APPLICABLE SIGNATURE PAGE ATTACHED HERETO OR, IN THE CASE OF A LENDER BECOMING A PARTY HERETO AFTER THE DATE HEREOF, THE APPLICABLE ASSIGNMENT AND ACCEPTANCE AGREEMENT, OR TO SUCH OTHER ADDRESS AS MAY BE SUBSTITUTED BY NOTICE GIVEN AS PROVIDED HEREIN, AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PERSON’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

Section 12.10 Notices.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mails, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile transmission confirmed as successfully sent by the sender’s telecopy or facsimile machine), (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid, (d) when delivered, if hand-delivered by messenger, or (e) with respect to email and other electronic transmissions, on the later of the date of posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to Intralinks® or another E-System designated by Administrative Agent, in an appropriate location by uploading such notice, demand, request, approval or other declaration, or other communication, all of which (except in the case of clause (e) above) shall be addressed to the party to be notified and sent to the address or facsimile number indicated on the applicable signature page attached hereto or to such other address (or facsimile number) as may be substituted by notice given as provided herein; provided (i) in the case of the Administrative Agent, with a copy sent via email to loan_admin@golubcapital.com and portfoliomanager@golubcapital.com, and (ii) all such notices, demands, requests, consents, approvals, declarations or other communications to be delivered to a Loan Party shall be delivered to Borrower in compliance with the foregoing procedures. Additionally, a copy of all financial reporting deliveries required pursuant to Article V hereof shall be sent via email to portfoliomanager@golubcapital.com (to the extent reasonably possible). The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower or Administrative Agent) designated on the applicable signature attached hereto to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding anything herein to the contrary, notices and communications sent to Administrative Agent pursuant to Articles II, III, V and Sections 10.2 - 10.7, respectively, shall not be effective until actually received by Administrative Agent. The method of communicating set forth in clause (e) above shall only be available for the sending of communications by Administrative Agent to Lenders.

Section 12.11 Section Titles.

The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 12.12 Counterparts.

This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 12.13 WAIVER OF JURY TRIAL.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND ANY LOAN PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

Section 12.14 Reinstatement.

This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Borrower for liquidation or reorganization, should Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

Section 12.15 Advice of Counsel.

Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 12.9 and 12.13, with its counsel.

Section 12.16 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 12.17 Treatment of Certain Information; Confidentiality.

Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and the L/C Issuer and to its Affiliates’ and L/C Issuer’s respective partners, investors, lenders, directors, officers, employees, agents, advisors, attorneys and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) and any Rating Agency, (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process or demanded by any Governmental Authority (including, without limitation, in connection with filings, submissions and any other similar documentation required or customary to comply with Securities and Exchange Commission filing requirements), (d) in connection with the exercise of, or preparing to exercise, any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of, or preparing to enforce, rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section and of which Borrower is an express beneficiary, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower, (f) with the consent of Borrower, (g) to the extent such Information becomes publicly available or becomes available to Administrative Agent, any Lender or L/C Issuer, or any of their respective Affiliates on a non-confidential basis from a source other than Borrower, in each case, other than as a result of a breach of this Section, (h) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising or marketing materials, (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any Rating Agency or (j) otherwise to the extent consisting of general portfolio information that does not identify borrowers.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary relating to the Loan Parties, any Subsidiary or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or L/C Issuer on a non-confidential basis prior to disclosure by the Loan Parties or any of their Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

ARTICLE XIII

CROSS-GUARANTY

Section 13.1 Cross-Guaranty.

Each Loan Party hereby agrees that such Loan Party is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Administrative Agent, Lenders and each other Secured Party and their respective successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Administrative Agent, Lenders and each other Secured Party by each other Loan Party. Each Loan Party agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, and that its obligations under this Article XIII shall be absolute and unconditional, irrespective of, and unaffected by,

(a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document, any Hedge Agreement or any other agreement, document or instrument to which any Loan Party is or may become a party;

(b) the absence of any action to enforce this Agreement (including this Article XIII) or any other Loan Document, any Hedge Agreement or the waiver or consent by Administrative Agent, Lenders and each other Secured Party with respect to any of the provisions thereof;

(c) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Administrative Agent, Lenders and each other Secured Party in respect thereof (including the release of any such security);

(d) the insolvency of any Loan Party; or

(e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor (other than an express written release provided in accordance with the terms hereof), it being agreed by each Loan Party that (absent an express written release provided in accordance with the terms hereof) its obligations under this Article XIII shall not be discharged until the payment and performance, in full, in cash of the Obligations has occurred and all Commitments have been terminated. Each Loan Party shall be regarded, and shall be in the same position, as principal debtor with respect to the Obligations guaranteed hereunder.

Section 13.2 Waivers by Loan Parties.

Each Loan Party expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Administrative Agent, Lenders or each other Secured Party to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Loan Party, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Loan Party. It is agreed among each Loan Party, Administrative Agent, Lenders and each other Secured Party that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents, any Hedge Agreements and that, but for the provisions of this Article XIII and such waivers, Administrative Agent and Lenders would decline to enter into this Agreement.

Section 13.3 Benefit of Guaranty.

Each Loan Party agrees that the provisions of this Article XIII are for the benefit of Administrative Agent, Lenders and each other Secured Party and their respective successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between Borrower, on the one hand, and Administrative Agent, Lenders and each other Secured Party, on the other hand, the obligations of such other Loan Party under the Loan Documents and the Hedge Agreements.

Section 13.4 Subordination of Subrogation, Etc.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or any Hedge Agreement, and except as set forth in Section 13.7, each Loan Party hereby expressly and irrevocably subordinates to the prior payment, in cash, of the Obligations (other than contingent indemnity obligations for which no claim is outstanding) any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor until the Termination Date has occurred. Each Loan Party acknowledges and agrees that this subordination is intended to benefit Administrative Agent, Lenders and each other Secured Party and shall not limit or otherwise affect such Loan Party’s liability hereunder or the enforceability of this Article XIII, and that Administrative Agent, Lenders and each other Secured Party and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 13.4.

Section 13.5 Election of Remedies.

If Administrative Agent or any Lender may, under applicable law, proceed to realize its benefits under any of the Loan Documents or the Hedge Agreements giving Administrative Agent or such Lender a Lien upon any Collateral, whether owned by any Loan Party or by any other Person, either by judicial foreclosure or by non-judicial sale or enforcement, Administrative Agent or any Lender may, at its sole option, determine which of its remedies or rights it may pursue without affecting any of its rights and remedies under this Article XIII. If, in the exercise of any of its rights and remedies, Administrative Agent or any Lender shall forfeit any of its rights or remedies, including its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable laws pertaining to “election of remedies” or the like, each Loan Party hereby consents to such action by Administrative Agent or such Lender and waives any claim based upon such action, even if such action by Administrative Agent or such Lender shall result in a full or partial loss of any rights of subrogation which each Loan Party might otherwise have had but for such action by Administrative Agent or such Lender. Any election of remedies which results in the denial or impairment of the right of Administrative Agent or any Lender to seek a deficiency judgment against any Loan Party shall not impair any other Loan Party’s obligation to pay the full amount of the Obligations. In the event Administrative Agent or any Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or the Loan Documents, Administrative Agent (either directly or through one or more acquisition vehicles) or such Lender may offset the Obligations against the purchase price of such bid in lieu of accepting cash or other non-cash consideration in connection with such sale or other disposition. The amount of the successful bid at any such sale, whether Administrative Agent, any Lender or any other party is the successful bidder, shall be conclusively deemed to be the fair and reasonably equivalent value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Article XIII, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Administrative Agent or any Lender might otherwise be entitled but for such bidding at any such sale.

Section 13.6 Limitation.

Notwithstanding any provision herein contained to the contrary, each Loan Party’s liability under this Article XIII (which liability is in any event in addition to amounts for which such Loan Party is primarily liable under Section 2) shall be limited to an amount not to exceed as of any date of determination the greater of:

(a) the net amount of all Loans (plus all other Obligations owing in connection therewith) advanced to any other Loan Party under this Agreement and then re-loaned or otherwise transferred to, or for the benefit of, such Loan Party; and

(b) the amount which could be claimed by Administrative Agent, Lenders and each other Secured Party from such Loan Party under this Article XIII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law after taking into account, among other things, such Loan Party’s right of contribution and indemnification from each other Loan Party under Section 13.7.

The provisions of this Section 13.6 shall be implemented automatically without the need for any Loan Modification.

Section 13.7 Contribution with Respect to Guaranty Obligations.

(a) To the extent that any Loan Party shall make a payment under this Article XIII of all or any of the Obligations (other than Loans made to that Loan Party for which it is primarily liable) (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Party, exceeds the amount which such Loan Party would otherwise have paid if each Loan Party had paid the aggregate Obligations satisfied by such Guarantor Payment in the same proportion that such Loan Party’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Parties as determined immediately prior to the making of such Guarantor Payment, then, following the occurrence of the Termination Date, such Loan Party shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Party for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Parties shall be equal to the maximum amount of the claim which could then be recovered from such Loan Parties under this Article XIII without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(c) This Section 13.7 is intended only to define the relative rights of Loan Parties and nothing set forth in this Section 13.7 is intended to or shall impair the obligations of Loan Parties, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Agreement, including Section 13.1. Nothing contained in this Section 13.7 shall limit the liability of any Loan Party to pay the Loans made directly or indirectly to that Loan Party and accrued interest, Fees and expenses with respect thereto for which such Loan Party shall be primarily liable.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Party to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Parties against other Loan Parties under this Section 13.7 shall be exercisable upon the full and indefeasible payment of the Obligations (other than contingent Obligations in respect of which no claim has been made) and the termination of the Commitments.

Section 13.8 Liability Cumulative.

The liability of Loan Parties under this Article XIII is in addition to and shall be cumulative with all liabilities of each Loan Party to Administrative Agent, Lenders and each other Secured Party under this Agreement and the other Loan Documents and the Hedge Agreements to which such Loan Party is a party or in respect of any Obligations or obligation of any other Loan Party, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

[rest of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWER: CHUY’S OPCO, INC., a Delaware corporation, as Borrower

By:	/s/ Sharon A. Russell
Name:	Sharon A. Russell
Title:	Secretary, Treasurer and Chief Financial Officer

Borrower’s Account:
Wells Fargo Bank Payable To: Chuy’s Opco, Inc. ABA: 121000248 Account Number: 4123112666
Account Name:	Chuy’s Opco, Inc. – Main Operating Account

Borrower’s Notice Address:
Chuy’s Opco, Inc. 1623 Toomey Road Austin, TX 78704 Fax: 512-473-8684 Attn: Sharon Russell

Signature Page to Credit Agreement

With a copy to:
Goode Partners LLC 767 Third Avenue, 22nd Floor New York, NY 10017 Fax: 212-317-2827 Attn: Jose Ferreira, Jr.

and

Jones Day 222 East 41st St. New York, NY 10017 Fax: 212-755 -7306 Attn: Charles N. Bensinger III

Signature Page to Credit Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GUARANTORS:

CHUY’S HOLDINGS, INC., a Delaware corporation, as a Guarantor

By:	/s/ David J. Oddi
Name:	David J. Oddi
Title:	President and Secretary

CHUY’S SERVICES, LLC, a Delaware limited liability company, as a Guarantor

By:	/s/ David J. Oddi
Name:	David J. Oddi
Title:	Manager

CHUY’S HOLDCO, LLC, a Texas limited liability company, as a Guarantor

By:	/s/ Steven J. Hislop
Name:	Steven J. Hislop
Title:	Manager

CHUY’S BEVCO, LLC, a Texas limited liability company, as a Guarantor

By:	/s/ Steven J. Hislop
Name:	Steven J. Hislop
Title:	Manager

Signature Page to Credit Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

ADMINISTRATIVE AGENT:

GCI CAPITAL MARKETS LLC, as Administrative Agent

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Chief Investment Officer

Notice Address for Legal:

Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

In each case, with copies (which shall not constitute notice) to:

Goldberg Kohn Ltd. 55 East Monroe, Suite 3300 Chicago, Illinois 60603 Attn: David M. Mason, Esq. Facsimile No.: (312) 863-7415 E-Mail: david.mason@goldbergkohn.com

Notice for all Financial Reporting Deliveries:

Golub Capital Incorporated (address above)

and

Attn: Portfolio Manager – Chuy’s E-Mail: portfoliomanager@golubcapital.com

Notices Regarding Borrowings, Notice of Advance, Notices of LIBOR Continuation/Conversions:

Attn: Loan Administrator – Chuy’s E-Mail: loan_administrator@golubcapital.com

Signature Page to Credit Agreement

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

LENDERS:

GCI CAPITAL MARKETS LLC, as a Lender

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Chief Investment Officer

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$178,000
Term A Loan Commitment:	$5,277,000
Delayed Draw Term B Loan Commitment:	$1,354,000

Signature Page to Credit Agreement

GC FINANCE OPERATIONS LLC, as a Lender

By:	GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Chief Investment Officer

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$490,000
Term A Loan Commitment:	$0
Delayed Draw Term B Loan Commitment:	$3,711,000

Signature Page to Credit Agreement

GOLUB CAPITAL BDC, INC., as a Lender

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Authorized Signatory

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$292,000
Term A Loan Commitment:	$0
Delayed Draw Term B Loan Commitment:	$0

Signature Page to Credit Agreement

GOLUB CAPITAL PEARLS DIRECT LENDING PROGRAM, L.P., as a Lender

By:	GC Advisors LLC, its Manager

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Chief Investment Officer

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$115,000
Term A Loan Commitment:	$3,387,000
Delayed Draw Term B Loan Commitment:	$869,000

Signature Page to Credit Agreement

GC FINANCE 2010 LLC, as a Lender

By:	/s/ Heather Jousma
Name:	Heather Jousma
Title:	Authorized Signatory

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$0
Term A Loan Commitment:	$14,472,000
Delayed Draw Term B Loan Commitment:	$0

Signature Page to Credit Agreement

GC SBIC IV, L.P., as a Lender

By:	GC SBIC IV – GP, LLC, its General Partner

By:	/s/ Gregory W. Cashman
Name:	Gregory W. Cashman
Title:	Manager

Notice Address:

c/o Golub Capital Incorporated 551 Madison Avenue, 6th Floor New York, New York 10022 Attn: Greg Cashman Facsimile No.: (212) 750-5505

Such Lender’s Commitments:

Revolving Loan Commitment:	$0
Term A Loan Commitment:	$8,639,000
Delayed Draw Term B Loan Commitment:	$2,216,000

Signature Page to Credit Agreement

GE CAPITAL FINANCIAL INC., as a Lender

By:	/s/ Daniel Newes
Printed Name:	Daniel Newes
Title: Authorized Signatory

Notice Address:

GE Capital Financial Inc. c/o GE Capital Franchise Finance 8377 East Hartford Drive Suite 200 Scottsdale, Arizona 85255 Attention: Collateral Management

With a copy to:

GE Capital Financial Inc. 6510 Milrock Drive, Suite 200 Salt Lake City, UT 84121 Attention: Chief Financial Officer

Such Lender’s Commitments:

Revolving Loan Commitment:	$3,000,000
Term A Loan Commitment:	$11,000,000
Delayed Draw Term B Loan Commitment:	$0

Signature Page to Credit Agreement

THL CREDIT, INC., as a Lender

By:	/s/ Sam Tillinghast
Name:	Sam Tillinghast
Title:	Co-President

Notice Address:

THL Credit, Inc. 100 Federal St., 31st Floor Boston, MA 02110 Attn: Chief Operating Officer Facsimile No.: (877) 494-9096 E-Mail: tolson@thlcredit.com

Such Lender’s Commitments:

Revolving Loan Commitment:	$925,000
Term A Loan Commitment:	$7,508,333
Delayed Draw Term B Loan Commitment:	$1,850,000

Signature Page to Credit Agreement

THL CREDIT GREENWAY FUND LLC, as a Lender

By:	THL Credit, Inc., its Manager

By:	/s/ Christopher J. Flynn
Name:	Christopher J. Flynn
Title:	Managing Director

Notice Address:

THL Credit, Inc. 100 Federal St., 31st Floor Boston, MA 02110 Attn: Chief Operating Officer Facsimile No.: (877) 494-9096 E-Mail: tolson@thlcredit.com

Such Lender’s Commitments:

Revolving Loan Commitment:	$0
Term A Loan Commitment:	$2,216,667
Delayed Draw Term B Loan Commitment:	$0

Signature Page to Credit Agreement

Schedule 1.1 - Definitions

As used in the Agreement (as defined below), the following terms shall have the following definitions (capitalized terms used but not defined herein shall have the meanings ascribed to such terms elsewhere in the Agreement), and all section references in the following definitions shall refer to Sections of the Agreement:

“Accounting Changes” shall have the meaning assigned to it in Section 1.2(c).

“Acceleration Event” means the occurrence of an Event of Default (i) in respect of which all or any portion of the Obligations have become or been declared to be immediately due and payable pursuant to Section 9.2, (ii) in respect of which all or any portion of the Revolving Loan Commitment has been suspended or terminated pursuant to Section 9.2 and/or (iii) pursuant to either of Section 9.1(h) and/or Section 9.1(i).

“Accounts” shall mean all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, Documents or Instruments) now owned or hereafter received or acquired by or belonging or owing to any Loan Party or any of its Subsidiaries, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of each Loan Party’s and its Subsidiaries’ rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of each Loan Party’s and its Subsidiaries’ rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to any Loan Party or any of its Subsidiaries, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Loan Party or such Subsidiary or in connection with any other transaction (whether or not yet earned by performance on the part of such Loan Party or such Subsidiary) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, (e) all health-care insurance receivables and (f) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

“Administrative Agent” shall mean GC-Cap, as administrative agent for the Lenders, or such administrative agent’s successor appointed pursuant to Section 10.7.

“Administrative Agent’s Account” shall mean the account of the Administrative Agent set forth on Annex A or such other account designated by the Administrative Agent from time to time in writing to Borrower and Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in form that may be supplied from time to time by Administrative Agent.

Schedule 1.1

“Advance” shall have the meaning assigned to it in Section 2.1(a)(i).

“Affected Foreign Subsidiary” shall mean any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.

“Affected Lender” shall have the meaning assigned to it in Section 10.9(f).

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Persons, and (b) each Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that with respect to the Loan Parties and their Subsidiaries the term “Affiliate” shall specifically exclude the Administrative Agent and each Lender.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or modified from time to time.

“Allocable Amounts” shall have the meaning assigned to it in Section 13.7.

“Anti-Terrorism Order” shall mean Executive Order No. 13,224 as of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49,079 (2001), as amended.

“Appendices” shall have the meaning assigned to it in the recitals to this Agreement.

“Approved Fund” shall mean any Fund that is administered, managed, advised or underwritten by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Acceptance Agreement” shall mean an assignment and acceptance agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.1), and accepted by Administrative Agent, in form and substance substantially similar to Exhibit 10.1 attached hereto or such other form as shall be approved by Administrative Agent.

“Blocked Accounts” shall have the meaning assigned to it in the Security Agreement.

“Borrower” shall have the meaning assigned to it in the recitals to this Agreement.

Schedule 1.1 - 2

“Borrowing Availability” shall have the meaning assigned to it in Section 2.1(a)(i).

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person during any measuring period that are required to be capitalized under GAAP; provided, however, that the amount thereof for any fiscal period shall be reduced by the amount of offsetting tenant improvement allowances and the like received (or expected to be received within six months of the date of opening of the applicable location) in respect of such capital expenditures. For purposes of calculating compliance with the financial covenants set forth in Section 7.10, Capital Expenditures shall not include expenditures described in the preceding sentence that are made by reinvestment of asset disposition, insurance casualty or Condemnation Event proceeds in accordance with Section 2.3(b)(ii).

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person subject, for the avoidance of doubt, to the proviso to the definition of Accounting Change.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” shall have the meaning assigned to it in Section 2.2(c).

“Cash Equivalents” shall mean (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) Dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $300,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than three hundred sixty-four (364) days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of

Schedule 1.1 - 3

acquisition, (d) repurchase agreements with a bank or trust company (including any Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there shall have been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment, and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Change of Control” shall mean the occurrence of any one of any of the following events: (i) prior to an initial public offering of Stock of Holdings pursuant to an effective registration statement under the Securities Act of 1933, (A) the Sponsor and its Controlled Affiliates collectively cease to own and control, directly or indirectly, at least ninety percent (90%) of the outstanding Stock of Holdings owned by Sponsor and its Controlled Affiliates on the Closing Date or a majority of the voting Stock of Holdings, (B) the Sponsor and its Controlled Affiliates collectively cease to possess the power to direct or cause the direction of the management or policies of Borrower (directly or though their ownership of Stock issued by Holdings), or (C) in one or more transactions, any Person (or such Person and its Affiliates) other than Sponsor and its Controlled Affiliates acquires the ability to elect a majority of the Governing Body of Holdings, (ii) after an initial public offering of Stock of Holdings pursuant to an effective registration statement under the Securities Act of 1933, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the date hereof), other than one or more Permitted Holders, shall become, or obtain rights (whether by means of warrants, options or the like) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the date hereof), directly or indirectly, of more than 35% of the outstanding common stock of Holdings, (iii) the board of directors of Holdings shall cease to (A) consist of a majority of Continuing Directors or (B) contain at least one director who is an employee of the Sponsor, (iv) Holdings fails to own at any time one hundred percent (100%) of the Stock of Borrower, or (v) except in connection with a transaction permitted under Section 7.1, Borrower fails to own at any time one hundred percent (100%) of the Stock of any of its Subsidiaries.

“Charges” shall mean all federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Loan Party or any of its Subsidiaries, (d) the ownership or use of any properties or other assets of or by any Loan Party or any of its Subsidiaries, or (e) any other aspect of the business of any Loan Party or any of its Subsidiaries.

“Chattel Paper” shall mean any “chattel paper,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located.

Schedule 1.1 - 4

“Closing Date” shall mean May 24, 2011.

“Closing Date Committed Loans” shall mean the Advances, the Term A Loan, the Delayed Draw Term B Loan and, as the context may require, any portion of any or all of the foregoing.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent’s or any Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” shall mean the property covered by the Security Agreement and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, subject to a security interest or Lien to secure any or all of the Obligations.

“Collateral Documents” shall mean the Security Agreement, the Pledge Agreement, the Mortgages, if any, and all other agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collateral Reports” shall mean the reports with respect to the Collateral referred to in Section 5.2.

“Commitments” shall mean (a) as to any Lender, the aggregate of such Lender’s Revolving Loan Commitment, Term A Loan Commitment and Delayed Draw Term B Loan Commitment as set forth on its signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate of all Lenders’ Revolving Loan Commitments, Term A Loan Commitments and Delayed Draw Term B Loan Commitments which aggregate commitment shall be Sixty Seven Million Five Hundred Thousand and No/100 Dollars ($67,500,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Compliance Certificate” shall have the meaning assigned to it in Section 5.1(b).

“Condemnation Event” shall mean any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets of a Person, or confiscation of such property or assets or the requisition of the use of such property or assets.

Schedule 1.1 - 5

“Continuing Directors” shall mean the directors of Holdings on the Closing Date, and each other director of Holdings, if, in each case, such other director’s nomination for election to the board of directors of Holdings is recommended by more than 50% of the then Continuing Directors.

“Contracts” shall mean all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Loan Party or any Subsidiary of a Loan Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Administrative Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Loan Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Loan Party, (iii) a futures commission merchant or clearing house with respect to commodity accounts and commodity contracts held by any Loan Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims or subordinates (other than with respect to its customary fees and charges and other items approved by Administrative Agent in writing) any security interest in the applicable financial assets, acknowledges the priority Lien of Administrative Agent, on behalf of itself and the Secured Parties, on such financial assets, and agrees, upon receipt of notice from Administrative Agent, to follow the instructions or entitlement orders of Administrative Agent without further consent by the affected Loan Party.

“Controlled Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, fifty percent (50%) or more of the Stock having ordinary voting power in the election of directors of such Persons and (b) each Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Copyright License” shall mean any and all rights now owned or hereafter acquired by any Loan Party or any of its Subsidiaries under any written agreement granting any right to use any Copyright or Copyright registration (excluding commercially available “off the shelf” software or the equivalent thereof, provided, that, it is agreed and understood that such software, if any, shall constitute Collateral subject to the last paragraph of Section 2.1(A) of the Security Agreement).

“Copyrights” shall mean all of the following now owned or hereafter acquired by any Loan Party or any of its Subsidiaries: (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), in both published and unpublished works,

Schedule 1.1 - 6

now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Deemed Dividend Problem” shall mean, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s current or accumulated and undistributed earnings and profits being deemed to be repatriated to Borrower or the applicable parent Domestic Subsidiary under Section 956 of the IRC and the effect of such repatriation causing material adverse tax consequences to Borrower, such parent Domestic Subsidiary or any member of the affiliated group within the meaning of Section 1504(a) of the IRC in which Borrower is a part.

“Default” shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” shall mean any Lender (a) that has failed to fund any portion of its Loans or participations in Letters of Credit, or has otherwise failed to make any other payments, required to be made by it under this Agreement or the other Loan Documents within two (2) Business Days after any such amounts are required to be funded or paid by it under this Agreement or the other Loan Documents (provided that such Lender shall cease to be a Defaulting Lender with respect to this clause (a) upon satisfaction in full of all outstanding funding and payment obligations of such Lender under this Agreement and the other Loan Documents), (b) that has given oral or written notice to Borrower, Administrative Agent or any Lender or has otherwise publicly announced that such Lender believes it will, or intends to, fail to fund any portion of its Loans or participations in any Letters of Credit or fail to fund or make any loans or other payments required to be made by it under this Agreement and the other Loan Documents or under any other committed loan facility (provided that such Lender shall cease to be a Defaulting Lender with respect to this clause (b) upon delivery to Administrative Agent of a written rescission of such notice or announcement), or (c) with respect to which one or more Lender-Related Distress Events has occurred with respect to such Person or any Person that directly or indirectly controls such Lender and Administrative Agent has determined that such Lender may become a Defaulting Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Default Rate” shall have the meaning assigned to it in Section 2.5(d).

“Delayed Draw Term B Loan” shall mean the term loan funded under the Delayed Draw Term B Loan Commitment pursuant to Section 2.1(c) (it being understood that such term shall refer to the aggregate Delayed Draw Term B Loan funded to Borrower when used in the context of all Delayed Draw Term B Loan Lenders collectively and a particular Delayed Draw Term B Loan Lender’s portion of the aggregate Delayed Draw Term B Loan when used in the context of an individual Delayed Draw Term B Loan Lender).

Schedule 1.1 - 7

“Delayed Draw Term B Loan Commitment” shall mean (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Delayed Draw Term B Loan as set forth on the applicable signature page to this Agreement (as adjusted to reflect any assignments or reductions or terminations thereof as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Delayed Draw Term B Loan, which aggregate commitment shall be Ten Million and No/100 Dollars ($10,000,000.00) on the Closing Date.

“Delayed Draw Term B Loan Commitment Termination Date” shall mean the earliest of (a) May 24, 2013, (b) the date of termination of the Delayed Draw Term B Loan Lenders’ obligations to make Delayed Draw Term B Loans pursuant to Section 9.2(b), and (c) the date of the permanent reduction of the Delayed Draw Term B Loan Commitment to zero Dollars ($0), in accordance with the provisions of Section 2.3(a).

“Delayed Draw Term B Loan Index Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Delayed Draw Term B Loan, as determined by reference to Section 2.5(a).

“Delayed Draw Term B Loan Lenders” shall mean, as of any date of determination, all Lenders having a Delayed Draw Term B Loan Commitment or holding all or any portion of the outstanding Delayed Draw Term B Loan.

“Delayed Draw Term B Loan LIBOR Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Delayed Draw Term B Loan, as determined by reference to Section 2.5(a).

“Delayed Draw Term B Loan Maturity Date” shall mean May 24, 2016.

“Delayed Draw Term B Loan Note” shall mean a Delayed Draw Term B Loan Note, substantially in the form of Exhibit 2.13(b)(ii), which, after execution and delivery to the applicable Delayed Draw Term B Loan Lender, shall be in the principal amount of the Delayed Draw Term B Loan Commitment thereof (or the aggregate outstanding principal balance of the Delayed Draw Term B Loan held by such Lender) and shall represent the obligation of Borrower to pay the amount of such Delayed Draw Term B Loan Lender’s Delayed Draw Term B Loan Commitment thereto (or the aggregate outstanding principal balance of the Delayed Draw Term B Loan held by such Lender) together with interest thereon as prescribed in Section 2.5.

“Delayed Draw Term B Loan Notice of Advance” shall have the meaning assigned to it in Section 2.1(c)(i)

Schedule 1.1 - 8

“Delayed Draw Term B Loan Obligations” shall mean any Obligation with respect to the Delayed Draw Term B Loan (including, without limitation, the principal thereof, the interest thereon and all fees and expenses specifically related thereto).

“Disqualified Stock” shall mean any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable (other than upon a change of control), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control), in whole or in part, on or prior to the date that is one hundred twenty (120) days following the latest of the Revolving Loan Commitment Termination Date, the Term A Loan Maturity Date, the Delayed Draw Term B Loan Maturity Date and the maturity date with respect to the Incremental Term Loan, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the date that one hundred twenty (120) days following the latest of the Revolving Loan Commitment Termination Date, the Term A Loan Maturity Date, the Delayed Draw Term B Loan Maturity Date and the maturity date with respect to the Incremental Term Loan, (c) requires the payment of a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Termination Date occurs, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e. financial covenants).

“Dividend Recapitalization” shall mean, collectively, (i) the payment of a dividend by Borrower to Holdings for the immediate distribution by Holdings to its shareholders, (ii) the purchase and redemption of certain Stock of Holdings and/or (iii) special bonus payments to members of management of Borrower (and payment of corresponding payroll taxes triggered by the same), in each case within 45 days following the Closing Date and in an aggregate amount, for all such dividends, purchases, redemptions and payments, not greater than $20,000,000.

“Documents” shall mean any “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America or the District of Columbia.

“E-System” shall mean any electronic system, including Intralinks® and any other Internet or extranet-based site approved by Administrative Agent, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security systems.

Schedule 1.1 - 9

“EBITDA” shall be calculated as set forth on the Compliance Certificate.

“Eligible Hedge Counterparty” shall mean (a) Administrative Agent, any Affiliate of Administrative Agent, any Lender and/or any Affiliate of any Lender that (i) at any time it occupies such role or capacity (whether or not it remains in such capacity) enters into a Hedge Agreement permitted hereunder with Borrower or any Subsidiary and (ii) in the case of a Lender or an Affiliate of a Lender (other than an Affiliate of Administrative Agent), maintains a reporting system reasonably acceptable to Administrative Agent with respect to Hedge Agreement exposure and agrees with Administrative Agent to provide regular reporting to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent, with respect to Hedge Agreement exposure or (b) a Person with whom Borrower or any Subsidiary has entered into a Hedge Agreement permitted hereunder provided or arranged by GE Capital or an affiliate of GE Capital, and any assignee thereof, so long as (i) at the time of entering into such Hedge Agreement, GE Capital or an affiliate of GE Capital occupies the role or capacity of a Lender or an Affiliate of a Lender (whether or not it remains in such capacity) and (ii) such Person maintains a reporting system reasonably acceptable to Administrative Agent with respect to Hedge Agreement exposure and agrees with Administrative Agent, upon Administrative Agent’s request, to provide regular reporting to Administrative Agent in form and substance reasonably satisfactory to Administrative Agent with respect to Hedge Agreement exposure. In addition thereto, any Affiliate of a Lender shall, upon Administrative Agent’s request, execute and deliver to Administrative Agent a letter agreement pursuant to which such Affiliate designates Administrative Agent as its agent and agrees to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Affiliate. With respect to any Hedge Agreement provided or arranged by GE Capital or an affiliate of GE Capital, by accepting the benefit of the Liens granted by the Loan Documents, the Eligible Hedge Counterparty shall be deemed to have designated Administrative Agent as its agent and to have agreed to share, pro rata, all expenses relating to liquidation of the Collateral for the benefit of such Eligible Hedge Counterparty.

“Environmental Laws” shall mean all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), each as from time to time amended, and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

Schedule 1.1 - 10

“Environmental Liabilities” shall mean, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, arising under any Environmental Laws or Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” shall mean all permits, licenses, authorizations, certificates, approvals, registrations or other written documents required by any Governmental Authority under any Environmental Laws.

“Equipment” shall mean all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located and, in any event, including all such Loan Party’s and such Subsidiary’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock, physical exercise and rehabilitation equipment, gymnastic equipment, athletic training equipment and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” shall mean, with respect to any Loan Party, any trade or business (whether or not incorporated) which, together with such Loan Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

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“ERISA Event” shall mean, with respect to any Loan Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within thirty (30) days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“ESOP” shall mean a Plan which is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Event of Default” shall have the meaning assigned to it in Section 9.1.

“Excess Cash Flow” shall be calculated as set forth on Exhibit 2.3(b)(v).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Excluded Taxes” shall mean with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of a Loan Party (a) taxes imposed on or measured by net income or any franchise (or similar tax) imposed in lieu thereof by the jurisdictions and any political subdivisions and Governmental Authorities (i) under the laws of which such recipient is organized, (ii) in which its principal office is located and (iii) in the case of a Lender, in which its applicable lending office is located; (b) any branch profits Taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such recipient is located; (c) in the case of a Foreign Lender, any U.S. federal withholding tax (1) to the extent imposed on amounts payable to such Foreign Lender pursuant to laws, regulations or other administrative or judicial authority in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax or (2) attributable to such Foreign Lender’s failure to comply with Section 2.11(c); and (d) any United States withholding tax that would not have been applied but for the relevant Person’s failure to satisfy the applicable requirements of FATCA.

“FATCA” shall mean Sections 1471 through 1474 of the Code and any regulations or official interpretations thereof.

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“Federal Funds Rate” shall mean, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, published by the Federal Reserve Bank of New York on the preceding Business Day or, if no such rate is so published, the average rate per annum, as determined by Administrative Agent, quoted for overnight Federal Funds transactions last arranged prior to such day.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

“Fee Letter” shall have the meaning assigned to it in Section 2.6(a).

“Fees” shall mean any and all fees payable to Administrative Agent, L/C Issuer, any Eligible Hedge Counterparty, or any Lender pursuant to this Agreement or any of the other Loan Documents.

“Financial Statements” shall mean the consolidated income statements, statements of cash flows and balance sheets of the Loan Parties and their Subsidiaries delivered in accordance with Section 4.4 and Section 5.1.

“Fiscal Month” shall mean any of the monthly accounting periods of the Loan Parties and their Subsidiaries (which shall be the same periods for all such Persons).

“Fiscal Quarter” shall mean any of the quarterly accounting periods of the Loan Parties and their Subsidiaries, ending on or about September 30, December 31, March 31 and June 30 of each year.

“Fiscal Year” shall mean any of the annual accounting periods of the Loan Parties and their Subsidiaries ending on the Sunday that is or immediately precedes December 31 of each year.

“Fixed Charge Coverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Fixtures” shall mean any “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries.

“Foreign Government Scheme or Arrangement” shall have the meaning assigned to it in Section 4.12(c).

“Foreign Plan” shall have the meaning assigned to it in Section 4.12(c).

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary, or any Subsidiary of such Subsidiary.

Schedule 1.1 - 13

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied as such term is further defined in Section 1.2(c).

“GC-Cap” shall mean GCI Capital Markets LLC, a Delaware limited liability company.

“GE Capital” shall mean General Electric Capital Corporation, a Delaware corporation.

“General Intangibles” shall mean any “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, and, in any event, including all right, title and interest which such Loan Party or such Subsidiary may now or hereafter have in or under any Contract, all customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefor and reissues, extensions or renewals thereof, rights in Intellectual Property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Loan Party or such Subsidiary or any computer bureau or service company from time to time acting for such Loan Party or such Subsidiary.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governing Body” shall mean the board of directors, board of managers, board of representatives, board of advisors or similar governing body of any Loan Party or any of its Subsidiaries.

Schedule 1.1 - 14

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person (a) to purchase or repurchase any such primary obligation, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is made and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof; provided that if such obligation is limited in recourse against a specific asset, the amount of such Guaranteed Indebtedness shall be calculated as the lesser of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported and the fair market value of such asset.

“Guarantors” shall mean Holdings, each Subsidiary of Holdings (other than Borrower) signatory to the Agreement under the heading “Guarantor” on the signature pages thereto and each other Subsidiary of Holdings (other than Borrower) which executes this Agreement as a guarantor or any other guarantee or other similar agreement in favor of Administrative Agent in connection with the transactions contemplated by this Agreement and the other Loan Documents. Affected Foreign Subsidiaries shall not be Guarantors.

“Guarantor Payment” shall have the meaning assigned to it in Section 13.7.

“Hazardous Material” shall mean any substance, material or waste which is regulated by or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance which is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Hedge Agreement” shall mean any hedging arrangement designed to hedge against fluctuations in interest rates, currency exchange rates or commodity prices.

“Holdings” shall mean Chuy’s Holdings, Inc., a Delaware corporation.

“Incremental Term Loan” shall have the meaning assigned to it in Section 2.1(d).

Schedule 1.1 - 15

“Incremental Term Loan Termination Date” shall mean May 24, 2015.

“Incremental Term Loan Effective Date” shall have the meaning assigned to it in Section 2.1(d).

“Incremental Term Loan Lenders” shall mean, as of any date of determination, all Lenders holding all or any portion of the outstanding Incremental Term Loan.

“Incremental Term Loan Note” shall mean an Incremental Term Loan Note, substantially in the form of Exhibit 2.13(b)(iii), which, after execution and delivery to the applicable Incremental Term Loan Lender, shall be in the principal amount of the applicable Incremental Term Loan made by such Incremental Term Loan Lender (or the aggregate outstanding principal balance of the Incremental Term Loan held by such Lender) and shall represent the obligation of Borrower to pay the amount of such Incremental Term Loan Lender’s Incremental Term Loan made (or the aggregate outstanding principal balance of the Incremental Term Loan held by such Lender) together with interest thereon in accordance with the terms and provisions of this Agreement.

“Incremental Term Loan Obligations” shall mean any Obligation with respect to the Incremental Term Loan (including, without limitation, the principal thereof, the interest thereon and all fees and expenses specifically related thereto).

“Indebtedness” of any Person shall mean without duplication (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property the payment for which is deferred three (3) months or more (including, without limitation, the maximum potential amount of all earn-outs and similar deferred payment obligations regardless of the length of deferral), but excluding obligations to trade creditors incurred in the ordinary course of business, (b) all reimbursement obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) solely for purposes of Section 7.3(a) and Section 9.1(e), all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) solely for purposes of Section 7.3(a) and Section 9.1(e), all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Stock in such Person or any other Person, valued, in the case of redeemable preferred interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (i) all Indebtedness referred to above secured by (or for which the holder of

Schedule 1.1 - 16

such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indemnified Liabilities” shall have the meaning assigned to it in Section 12.4.

“Indemnified Person” shall the meaning assigned to it in Section 12.4.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Index Rate” shall mean, for any day, a floating rate equal to the greatest of (i) the per annum rate publicly quoted from time to time by The Wall Street Journal as the “Prime Rate” in the United States (or, if The Wall Street Journal ceases quoting a base rate of the type described, either (a) the per annum rate quoted as the base rate on such corporate loans in a different national publication as selected by Administrative Agent in good faith or (b) the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), (ii) the Federal Funds Rate plus fifty (50) basis points per annum, and (iii) 4.50% percent per annum. Each change in any interest rate provided for in this Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” shall mean a Loan or portion thereof bearing interest by reference to the Index Rate.

“Instruments” shall mean any “instrument,” as such term is defined in the Code, now owned or hereafter acquired by any Loan Party or any of its Subsidiaries, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” shall mean any and all Licenses, Patents, Copyrights, and Trademarks, including without limitation all patent rights, and inventions and discoveries and invention disclosures (whether or not patented), trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration, copyrights in both published and unpublished works, know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, and goodwill, licenses and claims of infringement against third parties.

“Intercompany Notes” shall have the meaning assigned to it in Section 7.3.

Schedule 1.1 - 17

“Interest Payment Date” means (a) as to any Index Rate Loan, the last Business Day of each month to occur while such Loan is outstanding (for the avoidance of doubt, such payment shall be an interest payment for such month), (b) as to any LIBOR Loan, on the last day of any applicable LIBOR Period (for the avoidance of doubt, such payment shall be an interest payment for the LIBOR Period ending on such day) and (c) in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Revolving Loan Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued on Revolving Loans and unpaid under this Agreement.

“Inventory” shall mean any “inventory,” as such term is defined in the Code, now or hereafter owned or acquired by any Loan Party or any of its Subsidiaries, wherever located, and in any event including inventory, merchandise, goods and other personal property which are held by or on behalf of any Loan Party or any of its Subsidiaries for sale or lease or are furnished or are to be furnished under a contract of service, or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Loan Party’s or such Subsidiary’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

“Investment” shall mean to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or other debt or equity securities of, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, or (ii) make or commit to make any acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including, without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other equity or debt investment in, any Person including any Affiliate of Borrower.

“IPO Mandatory Prepayment Amount” shall mean the amount of Term Loans, Term Loan Obligations, Incremental Term Loan and Incremental Term Loan Obligations necessary for prepayment by Borrower such that Total Leverage Ratio on a pro forma basis after giving effect to such prepayment is less than or equal to 2.00 to 1.00, recomputed for the most recent Fiscal Month for which financial statements have been delivered to Administrative Agent and Lenders pursuant to the terms of this Agreement.

“IRC” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“L/C Application” shall mean an application by Borrower to L/C Issuer, pursuant to a form approved by L/C Issuer, for the issuance of a Letter of Credit.

“L/C Honor Date” shall have the meaning assigned to it in Section 2.2(h)(i).

“L/C Issuer” shall have the meaning assigned to it in Section 2.2(a).

“L/C Sublimit” has the meaning assigned to it in Section 2.2(a).

Schedule 1.1 - 18

“Lease Adjusted Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), (a) a voluntary or involuntary case with respect to such Distressed Person under Title 11 of the United States Code or any similar bankruptcy laws of its jurisdiction of formation, (b) a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, (c) such Distressed Person is subject to a forced liquidation, merger, sale or other change of majority control supported in whole or in part by guaranties or other support (including, without limitation, the nationalization or assumption of majority ownership or operating control by) the U.S. government or other Governmental Authority, or (d) such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Lenders” shall mean the Persons named on the signature pages of this Agreement as lenders, and, if any such Lender shall assign all or any portion of the Commitments or Obligations in accordance with the terms of this Agreement, such term shall include such assignee.

“Letter of Credit Fee” has the meaning assigned to it in Section 2.2(d).

“Letter of Credit Obligations” shall mean all outstanding obligations reasonably incurred by Administrative Agent and Revolving Lenders at the request of Borrower, whether direct or indirect, contingent or otherwise, due or not due, under a support agreement, reimbursement agreement or guaranty by Administrative Agent or Revolving Lenders with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount payable by Administrative Agent or Revolving Lenders thereupon or pursuant thereto.

“Letters of Credit” shall mean standby letters of credit issued for the account of Borrower by any L/C Issuer, and bankers’ acceptances issued by Borrower, for which Administrative Agent and Revolving Lenders have incurred Letter of Credit Obligations.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” shall mean a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

Schedule 1.1 - 19

“LIBOR Period” shall mean with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by Borrower pursuant to this Agreement and ending one, two or three months thereafter, as selected by Borrower’s irrevocable notice to Administrative Agent, as set forth in Section 2.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

(a) if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b) with respect to Advances, any LIBOR Period that would otherwise extend beyond the Revolving Loan Commitment Termination Date shall end two (2) LIBOR Business Days prior to such date;

(c) with respect to the Term A Loan, Delayed Draw Term B Loan and Incremental Term Loan, any LIBOR Period that would otherwise extend beyond the final scheduled maturity date of such Loan shall end two (2) LIBOR Business Days prior to such date;

(d) any LIBOR Period pertaining to a LIBOR Loan that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period), shall end on the last LIBOR Business Day of a calendar month; and

(e) Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan.

“LIBOR Rate” shall mean for each LIBOR Period a rate of interest determined in good faith by Administrative Agent equal to the greater of (a) 1.50% percent per annum, and (b)(i) the Base LIBOR Rate for such LIBOR Period, divided by (ii) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage. “Base LIBOR Rate” means the rate per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) LIBOR Business Days prior to the commencement of the requested LIBOR Period, for a term and in an amount comparable to the LIBOR Period and the amount of the LIBOR Loan requested (whether as an initial LIBOR Loan or as a continuation of a LIBOR Loan or as a conversion of an Index Rate Loan to a LIBOR Loan) by Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error. “Reserve Percentage” means, on any day, the maximum percentage prescribed by the Federal Reserve Board (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”), but so long as no Lender is required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

Schedule 1.1 - 20

“License” shall mean any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Loan Party or any of its Subsidiaries (excluding commercially available “off the shelf” software or the equivalent thereof, provided, that, it is agreed and understood that such software, if any, shall constitute Collateral subject to the last paragraph of Section 2.1(A) of the Security Agreement).

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, security deposit arrangement, lien, charge, security interest or other security agreement or preferential arrangement of any kind or nature whatsoever (including any Capital Lease or title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” shall have the meaning assigned to it in Section 4.13.

“Loan Account” shall mean each account maintained hereunder by the Administrative Agent on its books of account in which Borrower will be charged with all Loans made to, and all other Obligations incurred by, Borrower (whether in one or both such accounts on an aggregate basis, but without duplication).

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents and, exclusive of other documents or groups of documents expressly referenced in the definition of the term “Related Transactions Documents”, all other agreements, instruments, documents and certificates entered into in connection therewith and/or identified in Section 3.1 and executed by a Loan Party with, or in favor of, Administrative Agent and/or any Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party with, or in favor of, Administrative Agent and/or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such agreement as the same may be in effect at any and all times such reference becomes operative.

“Loan Modification” shall have the meaning assigned to it in Section 12.2(a).

“Loan Parties” shall mean Borrower and the Guarantors.

“Loans” shall mean the Advances, the Term A Loan, the Delayed Draw Term B Loan, the Incremental Term Loan and, as the context may require, any portion of any or all of the foregoing.

“Management Agreement” shall mean that certain Advisory Agreement between Sponsor and Borrower, dated as of November 7, 2006.

Schedule 1.1 - 21

“Margin” means, as the context may require, any of the Revolver Index Margin, the Revolver LIBOR Margin, the Term A Loan Index Margin, the Term A Loan LIBOR Margin, the Delayed Draw Term B Loan Index Margin or the Delayed Draw Term B Loan LIBOR Margin.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Loan Parties taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of this Agreement, or the Guarantors’ ability, taken as a whole, to satisfy their obligations hereunder or under any other applicable guaranty, (c) Administrative Agent’s Liens, on behalf of itself and the other Secured Parties, on the Collateral or the priority of such Liens, or (d) the Administrative Agent’s or any Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Maximum Amount” shall mean, at any particular time, with respect to the Revolving Loan, an amount equal to the Revolving Loan Commitment of all Revolving Lenders.

“Mortgaged Properties” shall mean all fee-owned Real Estate of the Loan Parties, if any, pledged as security for the Obligations.

“Mortgages” shall mean each of the mortgages, deeds of trust, collateral assignments of leases or other real estate security documents delivered by any Loan Party to Administrative Agent on behalf of itself and the other Secured Parties with respect to the Mortgaged Properties, all in form and substance reasonably satisfactory to Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party or ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Notes” shall mean the Revolving Notes, the Term A Loan Notes, the Delayed Draw Term B Loan Notes and the Incremental Term Loan Notes, collectively, if any, to the extent issued (and not returned to Borrower for cancellation).

“Notice of Advance” shall mean a Revolving Loan Notice of Advance or Delayed Draw Term B Loan Advance, as required by the context.

“Notice of Conversion/Continuation” shall have the meaning assigned to it in Section 2.5(e).

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“Obligations” shall mean all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Loan Party or any of its Subsidiaries to Administrative Agent, any L/C Issuer in respect of Letter of Credit Obligations incurred pursuant to the terms hereof, any Eligible Hedge Counterparty (solely with respect to Hedge Agreements permitted hereunder) or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, in all cases, to the extent arising under this Agreement, any of the other Loan Documents or, in the case of an Eligible Hedge Counterparty, the applicable Hedge Agreement. This term includes all principal, interest (including all interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Loan Party, whether or not allowed in such proceeding), Letter of Credit reimbursement obligations, Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Loan Party or any of its Subsidiaries under this Agreement or any of the other Loan Documents.

“Organization Documents” shall mean, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Lender” has the meaning assigned to it in Section 10.9(c).

“Patent License” shall mean rights under any agreements now owned or hereafter acquired by any Loan Party or any of its Subsidiaries granting any right with respect to any invention on which a Patent is in existence.

“Patents” shall mean all of the following in which any Loan Party or any of its Subsidiaries now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State or Territory thereof, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Discretion” shall mean a determination made in good faith and in the exercise of reasonable (from the perspective of a secured lender) business judgment.

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“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (b) pledges or deposits of money securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation in the ordinary course of business; (c) pledges or deposits of money securing contracts (other than contracts for the payment of Indebtedness) or leases to which any Loan Party or any of its Subsidiaries is a party as lessee made in the ordinary course of business; (d) pledges or deposits of money (including Cash Equivalents) securing statutory obligations of any Loan Party or any of its Subsidiaries in the ordinary course of business; (e) inchoate and unperfected statutory workers’, mechanics’, landlords’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to tangible property on the applicable premises and/or the applicable Real Estate; (f) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business, provided that aggregate past due obligations secured thereby do not exceed $100,000 at any time; (g) deposits securing, or in lieu of, surety or appeal bonds in proceedings to which any Loan Party or any of its Subsidiaries is a party; (h) any attachment or judgment lien not constituting an Event of Default under Section 9.1(j); (i) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (j) presently existing or hereafter created Liens in favor of Administrative Agent, on behalf of itself and the other Secured Parties; (k) Liens not otherwise described in this definition in existence on the date hereof and summarized on Schedule 7.7, including replacement Liens on the property subject to such Lien (but only such property) in connection with a refinancing of the underlying Indebtedness not in violation of this Agreement; (l) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Loan Party or any of its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $500,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within forty five (45) days following such purchase and does not exceed one hundred percent (100%) of the purchase price of the subject assets); (m) precautionary Code financing statement filings regarding operating leases; (n) leases or subleases of real or personal property granted to other Persons (as lessee thereof) not materially interfering with the conduct of the business of any Loan Party or any Subsidiary of a Loan Party; (o) customary Liens on deposit accounts and securities accounts granted or arising in the ordinary course of business in favor of depositary banks and securities intermediaries maintaining such deposit accounts or securities accounts; (p) Liens in favor of collecting banks arising under Section 4-210 of the Code; (q) Liens in favor of insurers (or other Persons financing the payment of insurance premiums) securing Indebtedness of the type described in and permitted under Section 7.3 hereof financing the premiums payable in respect of insurance policies issued by such insurers; provided that such Liens attach solely to returned premiums in respect of such insurance policies and the proceeds of such policies;

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(r) subject to the limitations set forth in Section 7.3(a)(x), Liens on cash deposits posted pursuant to Hedge Agreements to secure obligations thereunder to the extent such Hedge Agreements are permitted hereunder; and (s) other Liens not described above securing obligations other than Indebtedness, provided the aggregate outstanding amount of the obligations secured thereby does not exceed $250,000.

“Permitted Holders” shall mean J.P. Morgan U.S. Direct Corporate Finance Institutional Investors III, LLC, 522 Fifth Avenue Fund, L.P., J.P. Morgan U.S. Pooled Corporate Finance Institutional Investors III LLC, Goldman Sachs Private Equity Partners 2000 Offshore, L.P., Goldman Sachs Private Equity Partners 2000, L.P., Goode Holdings LLC, Jose Ferreira, Jr., Goode Partners Consumer Fund I, LP, David J. Oddi, Goode Chuy’s Co-Investors, LLC, Goode Investors I LLC, Goode Chuy’s Direct Investors, LLC and any Affiliate, estate or heir of any thereof.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which any Loan Party maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party).

“Pledge Agreement” shall mean the Pledge Agreement of even date herewith executed by certain of the Loan Parties in favor of Administrative Agent, on behalf of itself and the other Secured Parties, pledging all Stock of their Subsidiaries (subject to the limitations set forth in Section 6.11(a) relating to Foreign Subsidiaries), and all Intercompany Notes owing to or held by such Loan Party, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Prior Defaulting Lender” shall mean, as of any date, a Lender that is not then a Defaulting Lender but was a Defaulting Lender at any time during the past 365 days.

“Priority Hedge Agreement Exposure” means up to $1,000,000 of obligations owing to any Eligible Hedge Counterparty in respect of any Hedge Agreements designed to hedge against fluctuations in interest rates pertaining to an aggregate of up to 50% of the outstanding principal balance of the Term Loans.

“Pro Forma Balance Sheet” shall mean the unaudited consolidated and consolidating balance sheet of the Loan Parties (other than Holdings) and their Subsidiaries as of March 27, 2011 after giving pro forma effect to the Related Transactions.

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“Pro Rata Share” shall mean (a) with respect to all matters relating to any Lender with respect to the Revolving Loan, the percentage obtained by dividing (i) the Revolving Loan Commitment of that Lender by (ii) the aggregate Revolving Loan Commitments of all Lenders (provided, after the Revolving Loan Commitments have expired or been terminated, the applicable outstanding balances of the Revolving Loan and Letter of Credit Obligations held by such Lender and all the Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment in both clauses (i) and (ii)), (b) with respect to all matters relating to any Lender with respect to the Term A Loan, the percentage obtained by dividing (i) the Term A Loan Commitment of that Lender by (ii) the aggregate Term A Loan Commitments of all Lenders (provided, after the Closing Date, the applicable outstanding principal balances of the Term A Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Term A Loan Commitment in both clauses (i) and (ii)), (c) with respect to all matters relating to any Lender with respect to the Delayed Draw Term B Loan, the percentage obtained by dividing (i) the Delayed Draw Term B Loan Commitment of that Lender by (ii) the aggregate Delayed Draw Term B Loan Commitments of all Lenders (provided, after the Delayed Draw Term B Loan Commitments have expired or been terminated, the applicable outstanding principal balances of the Delayed Draw Term B Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Delayed Draw Term B Loan Commitment in both clauses (i) and (ii)), (d) with respect to all matters relating to any Lender with respect to the Incremental Term Loan, the percentage obtained by dividing (i) the outstanding principal balance of the Incremental Term Loan held by such Lender by (ii) the aggregate outstanding principal balance of the Incremental Term Loans held by all Lenders, and (e) with respect to any other matters set forth in the Agreement and other Loan Documents, the percentage obtained by dividing (i) the Commitments of that Lender by (ii) the aggregate Commitments of all Lenders (provided, (A) after the Revolving Loan Commitments, and/or Delayed Draw Term B Loan Commitments have expired or been terminated, the applicable outstanding balances of the Revolving Loan and Letter of Credit Obligations, or Delayed Draw Term B Loans, as applicable, held by such Lender and all Lenders, respectively, shall be used in lieu of the Revolving Loan Commitment and/or Delayed Draw Term B Loan Commitments in both clauses (i) and (ii), and (B) after the Closing Date, the applicable outstanding principal balances of the Term A Loan and Incremental Term Loan held by such Lender and all Lenders, respectively, shall be used in lieu of the Term Loan Commitments in both clauses (i) and (ii)), in each case as any such percentages may be adjusted by assignments permitted pursuant to Section 10.1.

“Projections” means the Loan Parties’ and their Subsidiaries’ forecasted consolidated: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, together with appropriate supporting details and a statement of underlying assumptions.

“Protective Advances” shall have the meaning assigned to it in Section 2.9(a).

“Qualified Plan” shall mean a Plan which is intended to be tax-qualified under Section 401(a) of the IRC.

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“Rating Agencies” shall have the meaning assigned to it in Section 10.1(f).

“Real Estate” shall mean all of the real property owned, leased or used by any Loan Party or any Subsidiary of a Loan Party.

“Refinancing” shall mean the repayment in full by Borrower of certain obligations on the Closing Date (as set forth with more specificity on Schedule 2.4).

“Register” shall have the meaning assigned to it in Section 10.1(c).

“Related Transactions” means each borrowing under the Revolving Loan on the Closing Date, the funding of the Term Loans on the Closing Date, the Dividend Recapitalization, the Refinancing, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” shall mean the Loan Documents, payoff letters pertaining to the Refinancing, and all agreements, instruments, documents and resolutions of Governing Bodies pertaining to the Dividend Recapitalization.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Replacement Lender” shall have the meaning assigned to it in Section 10.9(f).

“Requirements of Law” shall mean, as to any Person, the Organization Documents of such Person, and each federal, state, local and foreign law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Requisite Lenders” shall mean Lenders having more than fifty percent (50%) of the sum of (i) the Revolving Loan Commitments of all Lenders (or of the aggregate outstanding amount of the Revolving Loan if the Revolving Loan Commitments have expired or been terminated), plus (ii) the undrawn portion of the aggregate Delayed Draw Term B Loan Commitments of all Lenders plus (iii) the aggregate outstanding principal balance of the Term Loans of all Lenders plus (iv) the aggregate outstanding principal balance of the Incremental Term Loan of all Lenders; provided, that if there are two or more Lenders, then Requisite Lenders shall include at least two Lenders (Lenders that are Affiliates of one another being considered as one Lender for purposes of this proviso).

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“Responsible Officer” shall mean the chief executive officer, the president, the chief financial officer or the treasurer of Borrower or any other officer having substantially the same authority and responsibility.

“Restricted Payment” shall mean (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets (other than in the form of Stock other than Disqualified Stock) in respect of a Person’s Stock, (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of a Person’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other amounts on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Person now or hereafter outstanding; and (e) any payment of management fees (or other fees of a similar nature, but excluding reimbursement of costs and expenses) by such Person to any direct or indirect equity holder of such Person or their Affiliates.

“Retiree Welfare Plan” shall mean, at any time, a Plan that is a “welfare plan” as defined in Section 3(2) of ERISA, that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolver Index Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Revolving Loan, as determined by reference to Section 2.5(a).

“Revolver LIBOR Margin” shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the Revolving Loan, as determined by reference to Section 2.5(a).

“Revolver Obligations” shall mean any Obligations with respect to the Revolving Loan (including, without limitation, the principal thereof, the interest thereon, all fees and expenses specifically related thereto and all Letter of Credit Obligations).

“Revolving Lenders” shall mean, as of any date of determination, each Lender having a Revolving Loan Commitment or, if the Revolving Loan Commitments have expired or been terminated, holding an interest (including a participation interest in any Letter of Credit Obligations) in the Revolving Loan.

“Revolving Loan” shall mean as the context may require, at any time, the sum of (i) the aggregate amount of Advances outstanding to Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of Borrower.

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“Revolving Loan Commitment” shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Advances and/or incur Letter of Credit Obligations as set forth on the applicable signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make Advances and/or incur Letter of Credit Obligations, which aggregate commitment shall be Five Million and No/100 Dollars ($5,000,000.00) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“Revolving Loan Commitment Termination Date” shall mean the earliest of (a) May 24, 2016, (b) the date of termination of Revolving Lenders’ obligations to make Advances or permit existing Advances to remain outstanding pursuant to Section 9.2(b), and (c) the date of indefeasible prepayment in full by Borrower of the Advances, and the permanent reduction of the Revolving Loan Commitment to zero Dollars ($0), in accordance with the provisions of Section 2.3(a).

“Revolving Note” shall mean a Revolving Note, substantially in the form of Exhibit 2.13(a), which, after execution and delivery to the applicable Revolving Lender, shall be in the principal amount of the Revolving Loan Commitment thereof and shall represent the obligation of Borrower to pay the amount of such Revolving Lender’s Revolving Loan Commitment or, if less, the applicable Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all Advances thereto together with interest thereon as prescribed in Section 2.5.

“Revolving Loan Notice of Advance” shall have the meaning assigned to it in Section 2.1(a)(i).

“Secured Parties” shall mean, collectively, Administrative Agent, Lenders, L/C Issuer and Eligible Hedge Counterparties, and “Secured Party” shall mean each such Person individually.

“Security Agreement” shall mean the Security Agreement of even date herewith executed by the Loan Parties in favor of Administrative Agent, on behalf of itself and the other Secured Parties, granting liens upon substantially all of their personal property, as such agreement may be amended, supplemented or otherwise modified from time to time in accordance with its terms.

“Seller Note” means the promissory note, dated as of November 7, 2006, issued by Borrower in favor of Three Star Management, Ltd., a Texas limited partnership, in an original principal amount of $1,276,556.26.

“Solvent” shall mean, with respect to any Person individually, or group of Persons taken together on a combined basis, as applicable, on a particular date, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group; (b) the present fair salable value of the assets of such Person or group is not less than the amount that will be

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required to pay the probable liability of such Person or group on its debts as they become absolute and matured; (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay as such debts and liabilities mature; and (d) such Person or group is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s or group’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Sponsor” shall mean Goode Partners LLC, a Delaware limited liability company.

“Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Exchange Act).

“Subordinated Debt” shall mean any Indebtedness of any Loan Party or any of its Subsidiaries that is on terms and conditions acceptable to Administrative Agent (including payment terms, interest rates, covenants, remedies, defaults and other material terms) and which has been expressly subordinated to the Obligations in a manner and form satisfactory to Administrative Agent in its sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Documents” shall mean all agreements, documents and instruments entered into in connection with Subordinated Debt (excluding, in any event, the Loan Documents).

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the Governing Body of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of more than fifty percent (50%) of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

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“Subsidiary Guarantor” shall mean a Domestic Subsidiary of Borrower or a Foreign Subsidiary of Borrower that is not an Affected Foreign Subsidiary, in each case that is a Guarantor and with respect to which Borrower and such Subsidiary have complied (or have caused compliance) with Section 6.11.

“Taxes” shall mean all present and future taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto.

“Term A Loan” shall mean the term loan funded on the Closing Date under the Term A Loan Commitment pursuant to Section 2.1(b) (it being understood that such term shall refer to the aggregate Term A Loan funded to Borrower when used in the context of all Term A Loan Lenders collectively and a particular Term A Loan Lender’s portion of the aggregate Term A Loan when used in the context of an individual Term A Loan Lender).

“Term A Loan Commitment” shall mean (a) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Term A Loan as set forth on the applicable signature page to this Agreement (as adjusted to reflect any assignments as permitted hereunder) and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Term A Loan, which aggregate commitment shall be Fifty Two Million Five Hundred Thousand and No/100 Dollars ($52,500,000.00) on the Closing Date.

“Term A Loan Index Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate applicable to the Term A Loan, as determined by reference to Section 2.5(a).

“Term A Loan Lenders” shall mean, as of any date of determination, all Lenders having a Term A Loan Commitment or holding all or any portion of the outstanding Term A Loan.

“Term A Loan LIBOR Margin” shall mean the per annum interest rate margin from time to time in effect and payable in addition to the LIBOR Rate applicable to the Term A Loan, as determined by reference to Section 2.5(a).

“Term A Loan Maturity Date” shall mean May 24, 2016.

“Term A Loan Note” shall mean a Term A Loan Note, substantially in the form of Exhibit 2.13(b)(i), which, after execution and delivery to the applicable Term A Loan Lender, shall be in the principal amount of the Term A Loan Commitment thereof (or the aggregate outstanding principal balance of the Term A Loan held by such Lender) and shall represent the obligation of Borrower to pay the amount of such Term A Loan Lender’s Term A Loan Commitment thereto (or the aggregate outstanding principal balance of the Term A Loan held by such Lender) together with interest thereon as prescribed in Section 2.5.

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“Term A Loan Obligations” shall mean any Obligation with respect to the Term A Loan (including, without limitation, the principal thereof, the interest thereon and all fees and expenses specifically related thereto).

“Term Loan Lenders” shall mean, collectively, all Term A Loan Lenders and all Delayed Draw Term B Loan Lenders.

“Term Loan Obligations” shall mean, collectively, the Term A Loan Obligations and the Delayed Draw Term B Loan Obligations.

“Term Loans” shall mean, collectively, the Term A Loan and the Delayed Draw Term B Loan.

“Termination Date” shall mean the date on which all of the following conditions are first satisfied: (i) all Commitments have expired or been terminated; (ii) the Loans have been insensibly repaid in full in cash and all other Obligations (other than contingent indemnification obligations to the extent no unsatisfied claim giving rise thereto has been asserted) under this Agreement and the other Loan Documents have been indefeasibly completely discharged; (iii) all Letter of Credit Obligations have been cash collateralized, cancelled or backed by standby Letters of Credit in accordance with the terms of this Agreement; and (iv) Borrower shall have no further right to borrow any monies or arrange for the issuance of Letters of Credit under this Agreement.

“Title IV Plan” shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is covered by Title IV of ERISA, and which any Loan Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Leverage Ratio” shall be calculated as set forth on the Compliance Certificate.

“Trademark License” shall mean rights under any written agreement now owned or hereafter acquired by any Loan Party or any of its Subsidiaries granting any right to use any Trademark.

“Trademarks” shall mean all of the following now owned or hereafter acquired by any Loan Party or any of its Subsidiaries: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and indicia of origin (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

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“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which could reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001), as the same has been, or shall hereafter be, renewed, extended, amended or replaced, and the rules and regulations promulgated thereunder from time to time in effect.

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